As filed with the Securities and Exchange Commission on February 14, 2014

Registration No. 333 - _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DanDrit Biotech USA, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	2834	45-2559340
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

DanDrit Biotech A/S
Fruebjergvej 3 Box 62
2100 Copenhagen, Denmark
+45 39179840 (Telephone Number)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dr. Eric Leire
Chief Executive Officer
c/o DanDrit Biotech USA, Inc.
P.O. Box 189
Randolph, VT 05060
212-727-7085
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Henry I. Rothman, Esq. Joseph Walsh, Esq. Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 (212) 704-6000 (Telephone Number) (917) 704-6288 (Facsimile Number)	David N. Feldman, Esq. Richardson & Patel, LLP The Chrysler Building 405 Lexington Avenue, 49th Floor New York, NY 10174 (212) 869-7000 (Telephone Number) (917) 677-8165 (Facsimile Number)

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.0001 per share (2)	$13,800,000	$1,777.44
Common Stock par value $0.0001 per share (3)	$6,867,285	$884.51
TOTAL	$20,667,285	$2,661.95

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”), for the public offering and Rule 457(a) of the offering by the security holder.

(2)
This registration statement covers under one prospectus, the registrant’s initial public offering of up to 2,400,000 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), including up to an additional 360,000 shares of our Common Stock representing 15% of the shares offered to the public that the placement agent has the option to purchase to cover over-allotments, if any.

(3)
This registration statement also covers, under a separate prospectus, the resale (the “Resale”) of an aggregate of 1,373,457 shares of Common Stock owned by three (3) selling shareholders (the “Security Holders”) identified in the Resale Prospectus defined below. The Company will not receive any proceeds from the Resale.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus, as set forth below.

●
Public Offering Prospectus. A prospectus to be used for the initial public offering by the registrant of 2,400,000 shares of Common Stock, not including the over-allotment option (the “Public Offering Prospectus”), through the placement agent named on the cover page of the Public Offering Prospectus.

●
Resale Prospectus. A prospectus to be used in connection with the potential distribution by the Security Holders of up to an aggregate of 1,373,457 shares of the registrant’s Common Stock (the “Resale Prospectus”).

The Public Offering Prospectus and the Resale Prospectus will be identical in all respects except for the following:

●	they contain different front covers;

●	they contain different tables of contents;

●	the summary of The Offering is deleted from the Resale Prospectus;

●	they contain different Use of Proceeds sections;

●	a Shares Registered for Distribution section is included in the Resale Prospectus;

●	they contain different Plan of Distribution sections;

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the placement agent; and

●	they contain different back covers.

The registrant has included in this registration statement, after the financial statements, a set of alternate pages to reflect the foregoing differences between the Resale Prospectus and the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated , 2014

DANDRIT BIOTECH USA, INC.

Up to           Shares of Common Stock

We are offering up to $12,000,000 (          shares) of our common stock at an expected offering price of $     per share in an initial public offering of our common stock. There is presently no public market for our common stock.

We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Sunrise Securities Corp. (the “Placement Agent”) is the placement agent for our initial public offering. The Placement Agent is not purchasing or selling any shares of common stock nor is it required to sell any specific number or dollar amount of common stock but will use its best efforts to sell the common stock offered. There are no minimum purchase requirements that must be met before the offering terminates. We have not arranged to place the funds from investors in an escrow, trust or similar account. Once your subscription is received, you will not have the right to withdraw your funds. Upon receipt, offering proceeds will be deposited into our operating account and used to conduct our business and operations in accordance with the section of this prospectus titled “Use of Proceeds”. This offering will terminate on August 14, 2014, unless it is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you.

	Per Share	Total
Public Offering Price	$	$
Placement Agent’s Commissions(1)	$	$
Offering Proceeds before expenses (2)	$	$

(1) For the purpose of estimating the Placement Agent’s fees, we have assumed that the Placement Agent will receive the maximum commission on all sales made in the offering. This figure does not include a non-accountable expense reimbursement fee of 1% of the gross proceeds of this offering. See “Plan of Distribution” for more information on this offering and the arrangements we have with the placement agent.

(2) Does not include offering expenses that we will be required to pay. Because there is no minimum offering amount required as a condition to closing this offering, the actual public offering amount, the Placement Agent’s commissions, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering set forth above. Once the offering price has been determined, the common stock offering price will remain fixed for the duration of the offering. See “Plan of Distribution” for more information on this offering and the arrangements we have with the placement agent.

We have granted the placement agent an option for a period of 45 days to place for us, on the same terms and conditions set forth above, up to an additional 360,000 shares of common stock to cover over-allotments, if any.

The delivery of the shares of common stock will be made on or about                   , 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Sunrise Securities Corp.
The date of this prospectus is                   , 2014.

Dealer Prospectus Delivery Obligation

Until                                          , 2014 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as a placement agent and with respect to any unsold allotments or subscriptions.

v

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) and incorporated by reference herein, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

CURRENCY INFORMATION

Our functional currency is the Danish Krone (“DKK” or “Danish Krone”) and our reporting currency is U.S. dollars ($) for the purpose of the financial statements and other financial data contained elsewhere in this prospectus. Our consolidated balance sheet accounts are translated into U.S. dollars at the period-end exchange rates (DKK 5.51 and DKK 5.66 to $1 at September 30, 2013 and at December 31, 2012, respectively) and all revenue and expenses reported for the period ended September 30, 2013 and the year ended December 31, 2012 are translated into U.S. dollars at the average exchange rates prevailing during 2013 and 2012 (DKK 5.58 and DKK 5.79 to $1 at September 30, 2013 and December 31, 2012, respectively).

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, and the risk factors under the section titled “Risk Factors”. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “DanDrit,” “we,” “us,” “our” and the “Company” are to DanDrit Biotech USA, Inc., a Delaware corporation (“DanDrit USA”), together with its wholly-owned subsidiaries DanDrit Biotech A/S, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark (“DanDrit Denmark,” or the “Subsidiary”).

Overview

We are a biotechnology company seeking to develop what we believe could be the world’s first vaccine approved for the treatment of colorectal cancer. For more than a decade we have developed and patented vaccines successfully used in initial clinical trials in Europe and Asia. We plan to continue our clinical development program in the United States. Springing from academic roots in Denmark, DanDrit has built upon its scientific and medical skills to advance candidate therapies, targeted initially at non-small-cell-lung-cancer (NSCLC) and colorectal cancer (CRC). On September 22, 2008, the Singapore government granted to DanDrit Denmark a named-patient compassionate use of MelCancerVac ™ (MCV). DanDrit has conducted three single-arm Phase II clinical trials in cancer where its dendritic cell vaccine, MCV, demonstrated efficacy. However, these three clinical trials generated data which indicated that the data needed to be confirmed in a larger, comparative randomized clinical trial. As a result, DanDrit, with the assistance of experienced practitioners in colorectal cancer treatment, designed a randomized trial with 174 stage IV colorectal cancer patients.

Our Biotechnology

We plan to use a dendritic cell vaccine technology relatively similar to the technology behind Dendreon’s FDA approved Provenge™ cancer vaccine. However, we believe DanDrit’s next generation of dendritic cell vaccine may benefit from technological competitive advantages over other cancer vaccines including:

●
The vaccine will be generated within eight days from a patient’s peripheral blood. We will be able to generate the vaccine quickly because only 200ml of blood is required to be drawn. Leukapheresis (a medical technology in which the blood of a patient is passed through an apparatus -dialysis machine- that separates out one particular constituent and returns the remainder to the circulation which is used in Denderon’s Provenge™ cancer vaccine) is not needed.

●
The vaccine will use an allogenic (using cells, tissues, or organs, sourced from a genetically non-identical member of the same species as the recipient (“Allogenic”) tumor lysate (a fluid containing the contents of lysed cells) as opposed to inconvenient autologous (from the patient) tumor lysate. Our cancer-specific antigens are off-the-shelf and therefore DanDrit does not need a patient’s tumor cells to manufacture the vaccine.

●
The vaccine will be polytopic (targets several cancer specific antigens). As a result, the risk of the tumor escaping is more limited and more T-cells can be activated than if the vaccine is targeting one antigen only. However, MCV has a focus on melanoma-associated antigen (“MAGE”)-A antigens that are only expressed by tumors and absent in normal tissues.

●	Fast track production in two days is possible.

MCV demonstrated efficacy in three separate Phase IIa clinical trials in colorectal and non-small cell lung cancer. Even if MCV can be used for various cancers, DanDrit has decided to focus MCV’s clinical development specifically on the treatment of advanced CRC.

Our Proposed Clinical Trial

Parallel with the establishment of a cancer vaccine center in Asia, DanDrit intends to develop globally MCV in colorectal cancer, with opportunities to expand the scope of the treatment to other types of cancer after development in colorectal cancer. DanDrit proposes to focus its development program on a randomized multicenter (United States, Europe and Asia) Phase IIb clinical trial in stage IV colorectal cancer. The proposed Proof of Concept (PoC) study with an adaptive design plans to enroll 174 stage IV colorectal cancer patients after surgical resection of metastases and chemotherapy. These patients have no evidence of disease but are not cured of cancer. Their Progression Free Survival (PFS) is only 24 to 26 months. The objective of this multicenter Phase II/III clinical study is to lengthen the survival of these patients. Treatment will be double blinded (to the patients and physicians) against reference therapy. Patients will be included after surgical resection of their primary tumor and resectable metastases in liver and after appropriate peri-operative chemotherapy by stratification and random assignment to a non-vaccine control group or a vaccine group receiving five vaccinations with 14-day administration intervals followed by five vaccines with two-month intervals. Inclusion will take place one month after finishing the last round of peri-operative chemotherapy (FOLFOX or FOLFIRI) and after a negative tumor scan (head, thoracic and abdominal cavities) and normal carcinoembryonic antigen (CEA) prior to inclusion in the vaccine or the control groups. Patients will be screened for MAGE-A expression. The control group will receive five plus five injections with physiological saline. In the event of disease progression, as verified by tumor scan and biomarker levels during the vaccination schedule, vaccinations will be discontinued.

Our Competitive Strengths

We believe the following strengths position us to increase our revenue and profitability:

●	Cutting Edge Technology. We believe, based on the current state of research, that immunotherapy is one of the waves of the future in cancer management.

●
Colorectal Therapy Potential. We believe the treatment of advanced colorectal cancer represents an opportunity to meet a well identified medical need for safe maintenance therapy. We believe the clinical data for MCV to date shows the potential for the vaccine to eventually become a standard of care for maintenance therapy. We believe, based on our studies to date, that MCV has the potential to prolong periods of remission after response to chemotherapy. If MCV works as expected in advanced colorectal cancer, we believe it would likely prove beneficial in other tumors that over-express MAGE-A including lung, breast and esophageal cancers.

●
Regulatory Precedent. With Provenge™, its prostate cancer vaccine, Dendreon pioneered the regulatory pathway for MCV. Dendreon worked with the FDA to develop the protocols which could allow a cellular therapy such as MCV to be approved for clinical use. We believe that DanDrit is the next generation of dendritic cell vaccine with several improvements over its competition: stimulate a cellular immune response rather than just an antibody response, no need for leukapheresis to produce the vaccine, intradermal administration, convenience of an Allogenic vaccine (off-the-shelf cancer specific antigens), polytopic approach but with a focus on the MAGE-A antigen family and reliable cost-efficient manufacturing.

●	Use in Singapore. For the last five years, DanDrit and the Singapore National Cancer Center have provided MCV to colorectal cancer patients within an on-going compassionate use program in Singapore.

●	Strong IP Protection. The technology is patented with a long patent life. DanDrit owns 100% of the technology.

Our Strategy

Our strategy is focused on conducting a proof-of-concept clinical trial in advanced colorectal cancer. DanDrit intends to conduct a randomized multicenter (United States, Europe and Asia) Phase IIb clinical trial to determine the ability of MCV to prevent recidivism in stage IV colorectal patients with no evidence of disease after resection of liver metastasis and chemotherapy. This blinded comparative trial is planned to be completed within three years. We believe that positive clinical data will be the catalyst to unlock commercial revenues for DanDrit through either acquisition by pharmaceutical partner or licensing deals that would yield upfront and milestone payments as well as royalties.

Furthermore, parallel to the previously described clinical trial, DanDrit may pursue a registration trial to support potential approval of MCV in China. This trial would be conducted under China’s State Food and Drug Administration (the “SFDA”) regulations with a Chinese oncology pharmaceutical partner. China has recently put in place a drug approval system.

DanDrit is headquartered in and runs operations from Denmark. When clinical milestones are met (positive 12-month-interim results from comparative clinical trial), DanDrit intends to establish a dendritic cell cancer vaccine good manufacturing practices (GMP) laboratory in the United States.

Industry Overview

We believe that major advances have been made the last three years in the field of immunotherapy. Molecular and cellular mechanisms controlling the immune system’s battle against cancer cells are now better understood.

However, currently, cancer remains still mostly treated by surgery, chemotherapy and radiotherapy. The current therapeutic approach is aggressive on the patient with significant side effects, and often fails to deal with the cancer for very long. Immunotherapy, however, can potentially solve these problems because the immune system, with its high level of specificity, can zero in on cancer cells that surgeons, drugs and radiations cannot reach.

For example, according to Dr. Adam Snook, “Our immune system is characterized by remarkable specificity, potency and memory – the ability of a single vaccine treatment to provide life-long-protection. No pharmacologic treatment for any indication can provide the same level of safety, efficacy, and long lasting affect than a vaccine can,”

In 2010, Dendreon published positive Phase III survival data for its immunotherapy, called Provenge™, in prostate cancer. During the last three years, the field of cancer immunotherapy has been fast evolving. In immunotherapy for cancer, there has been recently positive clinical data (i.e. anti-programmed cell death protein-1) and approval of several immunotherapies for cancer. We believe that dendritic cell vaccines such as MCV are among the potential developments in the treatment of cancer.

Colorectal cancer (CRC) is the second largest cancer market in terms of numbers of patients diagnosed. In 2010, a total of around 1.58 million individuals were affected by CRC in the seven major markets, including the US, Japan, France, Germany, Italy, Spain and the UK. CRC was the leading cause of cancer prevalence among men and second among women in Europe. It was also observed that higher survival rates correlated with higher prevalence.

According to Decision Resources, the colorectal cancer (CRC) market totaled $8.3 billion in 2011. The value of the CRC market is expected to decrease in the next ten years due to generic competition for a key cytotoxic agent, oxaliplatin (Sanofi’s Eloxatin/Eloxatine, Yakult Honsha’s Elplat), as well as the entry of biosimilar competitors for key targeted biological agents. In terms of number of patients, despite the risk being strongly associated with age, the effect of population aging may be limited by reduced risk of invasive disease due to screening at least in developed countries.

DanDrit develops MCV for the management of metastatic CRC (stage IV). Currently, about 20% of CRC are diagnosed with metastatic disease. Forecast improvements in the observed survival in the metastatic setting will increase the number of people living with metastatic CRC over the next twenty years, despite the number developing metastatic disease per year remaining relatively stable due to the combined effects of screening and forecast improvements in the management of metastatic recurrence.

Treatment of advanced CRC typically involves removal of sections of the colon (colectomy) or rerouting of the intestine by colostomy. Chemotherapy is also used to treat patients with stage IV colon cancer. Irinotecan, oxaliplatin, and 5-fluorouracil are the three most commonly used drugs. In addition, monoclonal antibodies, including cetuximab (Erbitux), panitumumab (Vectibix), and bevacizumab (Avastin) have been used alone or in combination with chemotherapy. CRC is considered cured in the absence of a recurrence within the first five years. Five year survival rates associated with CRC are as high as 90% in early stage disease, and 40–60% in late-stage disease. Stage I, II and III cancers are considered potentially curable. In most cases, stage IV cancer is not curable. Therefore, there is an unmet need for a safe maintenance therapy of stage IV CRC after surgery and chemotherapy.

Corporate History and Information

DanDrit was incorporated in Delaware on January 18, 2011 under the name “Putnam Hills Corp.” (“Putnam”) as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. We filed a Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2011.

On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA (formerly known as Putnam Hills Corp.), Dandrit Denmark and N.E. Nielsen, as the representative of the shareholders of DanDrit Denmark, pursuant to which the holders of approximately 97% of the issued and outstanding capital stock of DanDrit Denmark (the “DanDrit Consenting Holders”) agreed to exchange an aggregate of 3,879,624 equity interests of Dandrit Denmark for 5,814,945 shares of DanDrit USA (the “Share Exchange”) and as a result of which Putnam would become the parent of DanDrit Denmark. Following the closing of the Share Exchange, in accordance with Section 70 of the Danish Companies Act and the Articles of Association of Dandrit Denmark, DanDrit USA will offer to any Dandrit Denmark shareholder that has not consented to the Share Exchange (the “Non-Consenting Shareholders”) and therefore has not exchanged such Dandrit Denmark shareholder’s equity interests in DanDrit Denmark for shares of DanDrit USA, the pro rata portion of the number of shares of DanDrit USA such DanDrit Denmark shareholder would have been entitled to if such DanDrit Denmark shareholder had consented to the Share Exchange, up to an aggregate of 6,000,000 shares of DanDrit USA, including those issued to the DanDrit Consenting Holders at closing. Any remaining shares of DanDrit USA that have not been issued to the Dandrit Consenting Shareholders at the closing, or to the Non-Consenting Shareholders following the closing, shall be distributed pro rata among the shareholders of DanDrit Denmark that have received shares of DanDrit USA based on the number of shares of DanDrit USA issued to such shares of DanDrit Denmark in connection with the Share Exchange and the Share Exchange Agreement.

Upon the closing of the Share Exchange, DanDrit USA and the its majority shareholder immediately prior to the closing agreed to cancel up to 4,400,000 share of common stock.  In addition, following the closing of the Share Exchange, the wholly owned subsidiary of the company formed solely for the purposes of changing the company’s name, Dandrit Biotech USA, Inc., merged with and into the company and the company adopted the name of its wholly owned subsidiary “DanDrit Biotech USA, Inc.”

DanDrit USA owns approximately 97% of the outstanding equity interests of DanDrit Denmark. As a result of the Share Exchange, we changed our management and reconstituted our board of directors. As of the effective time of the Share Exchange, Samir Masri, the Chief Executive Officer, Chief Financial Officer, President, Secretary and sole director of Putnam resigned as the sole officer and director of the company and appointed NE Nielsen, Dr. Jacob Rosenberg, Dr. Eric Leire, Aldo Petersen and Robert E. Wolfe as directors of Putnam, and Dr. Eric Leire as Chief Executive Officer and President and Mr. Wolfe as Chief Financial Officer.

Our principal executive offices are located at Fruebjergvej 3 Box 62, 2100 Copenhagen, Denmark, and our telephone number is +45 39179840. We maintain an Internet website at www.dandrit.com. The information contained in, or accessible from, our website is not a part of this prospectus.

Implications of being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

Financial Disclosure. The financial disclosure in a registration statement filed by an “emerging growth company” pursuant to the Securities Act will differ from registration statements filed by other companies as follows:

●	audited financial statements are required for only two fiscal years;

●	selected financial data is required for only the fiscal years that were audited;

●	executive compensation only needs to be presented in the limited format now required for “smaller reporting companies”.

Because we are a smaller reporting company, we are already provided with the above exemptions under Regulation S-K promulgated under the Securities Act.

The JOBS Act also exempts us from any Public Company Accounting Oversight Board rules that, if adopted, would mandate auditor rotation or auditor discussion and analysis.

Internal Control Attestation. The JOBS Act provides an exemption to emerging growth companies from the audit of internal controls over financial reporting. We are also exempt from this requirement as a smaller reporting company.

Shareholder Advisory Votes. Section 102(a) of the JOBS Act exempts emerging growth companies from the requirements in Sections 14A(a) and (b) of the Exchange Act to hold shareholder advisory votes approving executive compensation and golden parachute compensation paid in connection with an acquisition, merger, consolidation, or proposed sale or other disposition of all or substantially all the assets of an issuer.

Information about an Emerging Growth Company. Section 105(a) of the JOBS Act amended the Securities Act to provide an exception from the definition of the word “offer” for purposes of Sections 2(a)(10) and 5(c) of the Securities Act for research reports issued by a broker-dealer regarding an emerging growth company that is the subject of a proposed public equity offering.
The JOBS Act also prohibits the SEC and FINRA from adopting or maintaining any rule or regulation in connection with an initial public offering of an emerging growth company that restricts, based on “functional role”, which employees of a broker-dealer may arrange for communications between research analysts and prospective investors; prohibits research analysts from participating in communication with company management in the presence of non-research personnel such as investment banking or sales force personnel; or which prohibits the publication or distribution of a research report or making of a public appearance within any prescribed period of time either following the pricing date of the emerging growth company’s initial public offering or prior to the expiration of a company or shareholder lock-up agreement.

Election to Opt Out of Transition Period. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have not elected to opt out of the transition period.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, which such fifth anniversary will occur in 2018. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

Because we have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Common stock offered by us	Up to shares on a best efforts basis.

Common stock outstanding as of prior to the offering	7,854,945 shares.

Common stock to be outstanding after the offering	Up to shares.

Use of proceeds
Based on an expected offering price of $          per share, after deducting the placement agent’s commissions and estimated offering expenses payable by us, we estimate that we will receive up to $10,785,464 in net proceeds from the sale of the shares of common stock in this offering. However, this is a best efforts offering, and there can be no assurance that the offering contemplated hereby will ultimately be consummated.

We intend to use the proceeds from this offering to invest approximately (i) $1,100,000 million for the manufacturing of our products, (ii) $1,900,000 million in SG&A/Administration, and (iii) $7,600,000 million in our clinical trial. All remaining proceeds will be used for working capital and general corporate purposes.

If we are unable to raise gross proceeds equal to at least $12,000,000 million, we intend to first apply the proceeds towards the development and marketing of our products and the engineering, development and testing of vaccines. However, to the extent that we are unable to raise a sufficient amount of proceeds in this offering, we may not be able to achieve all our business objectives in a timely manner.

See “Use of Proceeds” for more information.

Potential purchases by affiliates	Certain of our affiliates may purchase shares of our common stock in this offering on the same terms as they are offered and sold to the public.

Risk factors	The shares of common stock offered hereby involve a high degree of risk. See “Risk Factors”.

Dividend policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends on our common stock.

Trading Symbol
There is not currently, and there has never been, any market for our common stock. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and on the OTCQB. We cannot guarantee that our application will be approved.

Summary Consolidated Financial Data

The following table sets forth selected historical consolidated statements of operations for the fiscal years ended December 31, 2012 and 2011 and for the nine months ended September 30, 2013, and consolidated balance sheet data as of December 31, 2012 and 2011, and as of September 30, 2013. DanDrit Denmark is considered the accounting acquirer in the Share Exchange and, as a result, the assets and liabilities and the historical operations that are reflected in our consolidated financial statements are those of DanDrit Denmark. Therefore, the historical financial data of DanDrit Denmark is deemed to be our historical financial data.

The balance sheet data as of December 31, 2012 and 2011 and the statement of operations data for the fiscal years ended December 31, 2012 and 2011 have been derived from our audited consolidated financial statements for those years. The balance sheet data as of September 30, 2013 and the statement of operations data for the nine months ended September 30, 2013 have been derived from our unaudited consolidated financial statements for those periods. In the opinion of management, in such unaudited financial statements, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position and results of operations at September 30, 2013 and for the period then ended have been made. The results of operations for the period ended September 30, 2013 are not necessarily indicative of the operating results for the full year.

The following data for fiscal years 2012 and 2011, and for the nine months ended September 30, 2013, should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus and with our financial statements and the related notes and other financial information included in this prospectus.

STATEMENTS OF OPERATIONS:

	For the Nine Months Ended September 30, 2013 (Unaudited)	For the Year Ended December 31, 2012 (Audited)	For the Year Ended December 31, 2011 (Audited)
Net Sales	$32,483	$62,806	72,013

Cost of Goods Sold	68,486	64,385	85,494

Gross Loss	(36,003)	(1,579)	(13,481)

Operating Expenses:
General and administrative expenses	573,777	1,036,005	376,944
Depreciation and Amortization	24,566	56,600	200,251
Consulting expenses	128,191	829,845	573,098

Total Operating Expense	726,534	1,922,450	1,150,293

Loss from Operations	(762,537)	(1,924,029)	(1,163,774)

Other Income (Expense)
Interest (expense)	(546,057)	(704,911)	(441,598)
Gain on forgiveness of debt	48,589	-	-
Gain (loss) on currency transactions	8,745	32,841	(69,391)
Gain on derivative liability	136,697	153,430	10,583
Gain on sale of fixed assets	-	15,020	-

Total Other Income (Expense)	(352,026)	(503,620)	(500,406)

Loss Before Income Taxes	(1,114,563)	(2,427,649)	(1,664,180)

Income Tax Expense (Benefit)		-	-

Net Loss	(1,114,563)	$(2,427,649)	$(1,664,180)

Basic Earnings Per Share	$(0.31)	$(0.68)	$(0.62)

Weighted Average Common
Shares Outstanding	3,548,172	3,548,172	2,702,055

Diluted Earnings Per Share	$(0.31)	$(0.68)	$(0.62)

Weighted Average Common Shares
Outstanding Assuming Dilution	3,548,172	3,548,172	2,702,055

BALANCE SHEETS:
	As of September 30,	As of December 31,	As of December 31,
	2013	2012	2011
Current Assets:
Cash	$36,976	$4,381	$250,984
Other receivables	10,995	81,802	64,097
Prepaid expenses	23,737	19,747	12,881

Total Current Assets	71,708	105,930	327,962
Property and Equipment, net accumulated depreciation	537	2,706	7,183

OTHER ASSETS:
Definite life intangible assets	232,405	239,658	192,118
Deposits	3,460	14,570	12,493

Total Other Assets	235,865	254,228	204,611

Total Assets	$308,110	$362,864	$539,756

Current Liabilities:
Notes payable - related party, current portion	$1,972,828	$106,349	$45,380
Accounts payable - trade	37,840	31,391	16,318
Accrued expenses	876,464	1,948,882	802,951

Total Current Liabilities	2,887,132	2,086,622	864,649

Long Term Liabilities
Bonds Payable - related party, net of $502,465 and 963,744 discount	1,413,510	997,535	536,256
Notes payable - related Party	911,022	795,785	-
Derivative Liability	712,205	850,753	993,332

Total Long-Term Liabilities	3,036,737	2,644,073	1,529,588

Total Liabilities	5,923,869	4,730,695	2,394,237

STOCKHOLDERS’ (DEFICIT):

Common Stock; par value 1.00 DKK, 200,000,000 shares authorized, 3,548,172, 3,548,172 and 3,548,172 shares issued and outstanding at September 30, 2013, December 31, 2012 and December 31, 2011, respectively	655,978	655,978	655,978
Additional paid-in capital	12,161,676	12,161,676	12,161,676
Other comprehensive income, net	54,915	188,280	273,981
Non-controlled interest in subsidiaries	-
Accumulated Deficit	(18,488,328)	(17,373,765)	(14,946,116)

Total Stockholders’ (Deficit)	(5,615,759)	(4,367,831)	(1,854,481)
Total Liabilities and Stockholders’ (Deficit)	$308,110	$362,864	$539,756

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus.

All references to DanDrit’s drugs and vaccine candidates in this section refer to DanDrit drugs and vaccine candidates that DanDrit developed in-house.

RISKS ASSOCIATED WITH DANDRIT’S BUSINESS AND INDUSTRY

DanDrit lacks an established operating history on which to evaluate its business and determine if it will be able to execute our business plan, and can give no assurance that operations will result in profits.

DanDrit formed in Delaware in January 2011 as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business.  On February 12, 2014, DanDrit acquired approximately 97% of the outstanding capital stock of DanDrit Biotech A/S, a Danish company.  DanDrit has a limited operating history that makes it difficult to evaluate its business.  DanDrit has not begun sales of its products, and cannot say with certainty when it will begin to achieve profitability.  No assurance can be made that DanDrit will ever become profitable.

DanDrit has incurred losses in prior periods and expect to incur losses in the future. DanDrit may never be profitable.

DanDrit’s independent registered public accounting firm has issued an unqualified opinion with an explanatory paragraph to the effect that there is substantial doubt about its ability to continue as a going concern. This unqualified opinion with an explanatory paragraph could have a material adverse effect on DanDrit’s business, financial condition, results of operations and cash flows.

DanDrit had net losses at December 31, 2012 and 2011 of $2,427,649 and $1,664,180, respectively. DanDrit expects to continue to sustain losses for the foreseeable future. Net loss for the nine months ended September 30, 2013 was $1,114,563.

As sales of DanDrit’s products have generated minimal operating revenues, DanDrit has relied on loans and on sales of its debt and equity securities to continue operations. If DanDrit is unable to raise funds through sales of its securities, there can be no assurance that DanDrit will be able to implement its business plan, generate sustainable revenue or ever achieve profitable operations. DanDrit expects to have operating losses until such time as it develops a substantial and stable revenue base. DanDrit cannot assure you that it can achieve or sustain profitability on a quarterly or annual basis in the future.

DanDrit may not be able to develop its vaccine candidates to yield satisfactory results and they may never be approved for use by regulatory authorities. If DanDrit is unable to successfully commercialize its vaccines, its prospects, financial position, results of operations and future opportunities will be materially adversely affected.

None of DanDrit’s vaccine candidates has completed full clinical development. Because DanDrit’s vaccine candidates generally belong to new classes of cell therapy, they will require extensive further development, testing and funding before we can seek regulatory approval for any of these vaccines.

DanDrit’s prospects in the short term, including DanDrit’s ability to generate revenue and make new strategic alliances, depend on DanDrit’s ability to develop, obtain regulatory approval for and commercialize its current vaccine candidates with satisfactory results. If DanDrit fails to develop the medicines DanDrit has in its pipeline, it will have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

There can be no assurance that DanDrit will succeed in implementing its Phase IIb/III clinical trials for advanced colorectal cancer so that the results of these clinical trials will support further preclinical or clinical studies, or that DanDrit will be able to develop new vaccine candidates or successfully commercialize any of those cancer vaccine candidates at a later time. If DanDrit does not do this, we cannot achieve our growth potential and this will have a material adverse effect on DanDrit’s prospects, financial position, results of operations and future opportunities.

Results of our early clinical trials do not insure future success.

The results of early clinical trials may not necessarily be indicative of future results. Achieving positive results in preclinical testing and early clinical trials does not constitute any assurance that in future clinical trials sufficient data can be obtained to document a vaccine candidate’s efficacy and safety. The safety and efficacy of a vaccine candidate in development must be supported by extensive data from preclinical studies and clinical trials.

A number of companies in the pharmaceutical industry and in the biopharmaceutical industry, including companies that have greater resources and more experience than DanDrit, have achieved significant negative results in clinical phase IIb and III trials, even after obtaining promising results in preclinical and early clinical studies. Results that are considered acceptable in early clinical studies may not be confirmed or may be interpreted differently in subsequent studies. DanDrit cannot predict whether the clinical phase IIb and III and other clinical trials that may be implemented will demonstrate sufficient efficacy and safety to obtain regulatory approval to market any of DanDrit’ s vaccine candidates.

Negative or non-satisfactory results of clinical trials involving DanDrit’s vaccine candidates could lead to DanDrit or its collaborators having to perform additional nonclinical and/or clinical trials, which could result in higher costs and significantly delay the marketing authorization application for such vaccine candidates by the regulatory authority, or could lead to an application for a more narrowly defined use, or another indication for the vaccine candidate than originally expected. Such results could also lead to the complete elimination of a vaccine candidate. If any of these risks materialize, it could have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

We are a clinical-stage biopharmaceutical company which makes it difficult to assess our future viability.

We are a clinical-stage biopharmaceutical company. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical area. For example, to execute our business plan, we will need to successfully:

●	execute on product candidate development activities;
●	obtain required regulatory approvals for the development and commercialization of our product candidates;
●	maintain, leverage and expand our intellectual property portfolio;
●	gain market acceptance for our products;
●	develop and maintain any strategic relationships we elect to enter into; and;
●	manage our spending as costs and expenses increase due to preclinical development, clinical trials, regulatory approvals and commercialization.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital, expand our business or continue our operations.

DanDrit will be dependent on collaboration and licensing arrangement to develop and commercialize its products. These relationships may be unsuccessful and may not result in the development of vaccine candidates. In that case, our business, financial condition and growth opportunities will be materially adversely affected.

DanDrit expects to depend on collaboration and licensing agreements with third parties who we expected will provide additional personnel and other resources and funding required to develop and commercialize its products. Until these relationships are established, our plans for developing some of our vaccines may be uncertain. There can be no assurance that DanDrit will be able to enter into or maintain these agreements, that the results of these agreements will further the development of a vaccine, or that DanDrit will receive income from these agreements. Furthermore, collaborators that we anticipate may enter into agreements with us may change their priorities; make reallocation of resources; terminate the agreements; end or further delay the development of vaccine candidates; downgrade or change plans or strategies for regulatory approval or commercialization of the vaccine candidate; find it difficult to retain key employees; or be taken over by companies that are our competitors.

We expect that these collaboration and licensing agreements will entitle us to milestone payments and a percentage of sales related to the vaccine candidates that are commercialized. If a third party with which DanDrit has established a collaboration or licensing arrangement stops the development of a vaccine candidate, there can be no assurance that all rights in respect of the vaccine candidate will be reassigned to us. A transfer of these rights may be delayed for various reasons, which may result in the delay of all work performed for the vaccine candidate.

Since we are dependent on third parties to develop and commercialize our product candidates, any change in these anticipated relationships will have a material adverse effect on our business, financial condition, and future growth opportunities.

Regulatory requirements and regulations could have a material adverse effect on DanDrit.

DanDrit’s products are subject to extensive regulatory requirements, including public and/or regulatory limits set by the FDA and the European Medicines Agency (“EMA”). These laws and regulations, including those relating to reporting on safety, product safety and advertising and marketing of products cover all aspects of DanDrit’s business.

DanDrit and/or any future third party with which it has an effective collaboration or licensing agreement may be subject to changes in applicable governmental regulations and/or regulatory framework and be subject to additional or more onerous restrictions, which may make it necessary to make changes to personnel, facilities or procedures that could result in increased costs and adversely affect DanDrit’s business activities, including the development and commercialization of DanDrit’s vaccine candidates.

If DanDrit or its affiliates do not comply with applicable regulatory requirements or comply with significant legislative changes DanDrit or its affiliates can be fined or risk having regulatory approvals suspended or withdrawn, risking recall or seizure of products, restrictions on activities and/or civil or criminal prosecution, which could have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities. Furthermore, we cannot guarantee that our vaccine candidates will be approved by the regulating agencies.

As long as the relevant regulatory authorities have not considered and approved applications for DanDrit’s vaccine candidates (New Drug Application (NDA) or equivalent) DanDrit and its affiliates cannot commercialize DanDrit’s vaccine candidates. Production and marketing of DanDrit’s products and DanDrit’s ongoing research and development activities are subject to rules set by numerous public authorities throughout the world. The regulatory authorities of each country can set their own requirements and may refuse to approve a product or may require additional data before approving a product, even if the product is approved by another regulating agency. Approvals may include restrictions on the marketing or use of products, which could adversely affect the amount of DanDrit’s revenue from the sale of those products.

There can be no assurance that regulators will complete their review process in a timely manner, or that DanDrit vaccine candidates will obtain regulatory approval.

If DanDrit or any third party with which we have an effective collaboration or licensing agreement experience difficulties or delays in obtaining regulatory approvals, the development and commercialization of our vaccine candidates may be significantly delayed or even discontinued. Such difficulties or delays could result in significantly increased development costs and/or a delay or elimination of payments to us from our collaborators. This would have a material adverse effect on our business, financial condition, results of operations and future growth opportunities.

DanDrit will be dependent on external suppliers of certain services and technologies.

DanDrit will be dependent on a number of external parties such as contract laboratories and clinical research organizations, and in some cases our collaborators to:

●	Implement preclinical studies (pharmacology, toxicology testing and safety pharmacological evaluations).
●	Provide DanDrit with vaccine materials and support DanDrit’s activities related to preclinical and clinical studies.
●	Implement, inspect and/or monitor some or all aspects of the preclinical or clinical studies with DanDrit’s product candidates.
●	Ensure compliance with regulatory requirements such as Good Clinical Practice (“GCP”), Good Manufacturing Practice (“GMP”) and Good Laboratory Practices (“GLP”).
●	Deliver IT services.
●
Produce vaccine drugs and vaccines in accordance with GMP. The third parties DanDrit depends on may not be available when needed, or might not, if available, comply with all statutory and contractual requirements, and / or otherwise provide their services in a timely manner or in an acceptable manner.

DanDrit is dependent on its ability to recruit and retain qualified scientific and management personnel.

Recruiting and retaining qualified scientific and management personnel for the planning and execution of research and development; preparation of applications for intellectual property rights and regulatory approvals; and negotiating and maintaining cooperation with existing and new partners is essential for DanDrit.

There can be no assurance that DanDrit will be able to attract and retain such persons in light of demand for experienced employees from numerous pharmaceutical companies, chemical companies, specialized biopharmaceutical companies, universities and other research institutions. DanDrit’s employment contracts contain no limitation on competition that would prevent DanDrit’s current employees from being employed by DanDrit’s competitors or partners, if they choose to leave DanDrit.

DanDrit may in the future require additional expertise and manpower in areas such as preclinical trials, management of clinical trials, regulatory affairs, marketing, business development and management of partnerships. Inability to obtain or develop such expertise, or hire the employees they need, on reasonable terms, could have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

If our employees commit fraud or other misconduct, including noncompliance with regulatory standards and requirements and insider trading, our business may experience serious adverse consequences.

DanDrit is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with manufacturing standards we have established, to comply with federal and state health-care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us.

In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

DanDrit’s products may not achieve market acceptance. This would have a material adverse effect on our business, financial condition, results of operations and future growth opportunities.

The drugs DanDrit or its collaborators may develop, may not gain market acceptance among physicians, patients, third-party payers and the medical community, even if they are approved for marketing. The degree of market acceptance of the products approved for sale depends on a number of factors, including:

●	The ability of DanDrit or its collaborators to demonstrate the clinical efficacy, safety and benefits of the products.
●	The ability of DanDrit or its collaborators to demonstrate that the product has advantages over existing therapies or new alternative treatments.
●	The frequency and severity of any adverse effects arising from the use of the products.
●	The price of the products.
●	The subsidies DanDrit receives.
●	Efficacy within the therapeutic range for the illnesses the products are directed towards.
●	Patient comfort and user administration.
●	Requirements for marking.
●	The level of support for marketing and distribution.

We have no control over most of these factors. Furthermore, it may be difficult for us, to the extent that competitors are able to commercialize competing products before our vaccine candidates obtain regulatory approval, to develop a market for a vaccine because doctors, patients or third-party payers may have become accustomed to using a competing, existing product or for other reasons, even though our drug may be more effective or has other advantages.

If any of the vaccines we develop fail to achieve market acceptance in the future, we may not be able to generate significant revenue, which would have a material adverse effect on our business, financial condition, results of operations and future growth opportunities.

The use of DanDrit’s drugs or vaccine candidates may lead to unforeseen side effects. If any of our drugs or vaccine candidates is deemed to be unsafe, our business, financial condition, results of operations and future growth opportunities could be materially adversely affected.

All drugs are associated with a risk of allergic, immunologic genes or hyper-sensitivities. We test for allergic and immunological genes actions in preclinical and clinical studies, but if any of our products cause other allergic or immunological reactions than those considered acceptable by patients, doctors or regulatory authorities, we or our collaborators may be required to conduct additional clinical trials that will cause delays and increase costs for the development of a product, or development may have to be terminated or suspended on the grounds that participants will be exposed to unacceptable health risks.

Even in cases where pre-clinical or clinical studies have been successful, or received regulatory approval, a product can later prove to be unsafe. The incidence of adverse events may make it necessary for us and for our collaborators to carry out further investigations and studies. If a product is determined to be unsafe, we and our collaborators can be fined or risk having regulatory approvals suspended or withdrawn, be required to cease selling activities relating to the product, be required to recall the product, be subject to seizure of products, or be exposed to civil or criminal prosecution. Any of these results could have a material adverse effect on our business, financial condition, results of operations and future growth opportunities.

Third party reimbursement and reform measures on health care could have a material adverse effect on the commercial success of DanDrit’s vaccine candidates.

Market acceptance of DanDrit’s vaccine candidates depends in part on the extent to which the public and private health insurance and other third-party payers will subsidize DanDrit’s drugs.

Governments, insurance companies and health organizations are increasingly seeking to reduce healthcare costs by limiting coverage, price and reimbursement levels of new vaccine products as well as in some cases rejecting coverage. Reimbursement practices vary significantly from country to country, and some countries require that products undergo a lengthy review by the authorities before they meet the public support requirements.

In the United States, in Canada and in many other countries, pricing and/or profitability of some or all prescription pharmaceuticals and biopharmaceuticals are subject to varying degrees of government control. Healthcare reform and controls on healthcare spending may limit the price we charge for any products and the amounts thereof that we can sell. In particular, in the United States, the federal government and private insurers have changed and have considered ways to change, the manner in which healthcare services are provided. In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, PPACA, became law in the United States. PPACA substantially changes the way healthcare is financed by both governmental and private insurers and significantly affects the healthcare industry. The provisions of PPACA of importance to our product candidates include the following:

●
an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

●
an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, to 23.1% and 13.0% of the average manufacturer price for most branded and generic drugs, respectively;

●	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

●
a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●
expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the federal poverty level beginning in 2014, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

●	new requirements under the federal Open Payments program and its implementing regulations;

●	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

In addition, other legislative changes have been proposed and adopted since PPACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

We anticipate that PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and additional downward pressure on the reimbursement we may receive for any approved product. Moreover, payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives. For example, the Middle Class Tax Relief and Job Creation Act of 2012 requires the Centers for Medicare & Medicaid Services, or CMS, to reduce the Medicare clinical laboratory fee schedule by 2% in 2013, which in turn will serve as a base for 2014 and subsequent years. CMS also recently proposed to re-examine payment amounts for tests reimbursed under the Medicare clinical laboratory fee schedule due to changes in technology and, in addition, proposed to bundle the Medicare payments for certain laboratory tests ordered while a patient received services in a hospital outpatient setting. Such changes went into effect January 1, 2014. Levels of reimbursement may be impacted by current and future legislation, regulation or reimbursement policies of third-party payors in a manner that may harm the demand and reimbursement available for our products, which in turn, could harm our future product pricing and sales. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

There may be delays or difficulties in the recruitment and monitoring of patients in clinical trials. Any such delays could have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

All clinical development of new vaccine candidates depends on the recruitment of volunteer suitable patients for clinical trials. The ability to recruit patients depends on certain factors, including the prevalence of the disease in the population. It may be more difficult to find a sufficient number of patients to participate in clinical trials for drugs being developed for a disease that is common among the general population. Even if a disease is frequent among the population, there may be a number of other companies developing drugs that target the same disease who may eventually have more success in recruiting among the total group of potential patients for their clinical studies. If we or our collaborators find it difficult to recruit a sufficient number of patients to participate in clinical trials for one of its vaccine candidates DanDrit and/or its collaborators may have to postpone or discontinue ongoing clinical trials. Delays may also result in increased costs for clinical studies and may affect the implementation of studies required for a vaccine candidate’s approval. Delay or complete termination of a clinical trial program could have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

DanDrit may not be able to make, or cause others to conduct, animal testing in the future. This could have a material adverse effect on our research and development work.

Research into dendritic cell vaccines does not generally involve animals. But, certain aspects of DanDrit’s biotechnology research and development may be carried out on animals. Changes to laws and regulations, recognized clinical procedures, or experimental protocols may have a negative impact on this research and development. Pressure from society, which may lead to restrictions on the use of animals or result in actions against DanDrit, its affiliates or its clinical research organizations from groups of people or individuals who are against animal testing may also have a material adverse effect on research and development work.

DanDrit faces extensive competition. If our vaccine candidates cannot compete successfully, our business, financial condition, results of operations and future growth opportunities could be materially, adversely affected.

There is extensive competition in the biopharmaceutical industry and the technology is developing rapidly. DanDrit is developing a vaccine for the treatment of advanced colorectal cancer, where competing products may be introduced. If these newly developed products are more efficient, cheaper, more patient-friendly, safer, or better placed than DanDrit’s vaccine candidates, or if DanDrit’s competitors develop drugs that reduce or eliminate the need for DanDrit’s vaccine candidates, such competition could reduce or eliminate DanDrit’s commercial opportunities. Many of DanDrit’s competitors have substantially greater financial, technical and human resources than DanDrit and significantly more experience than DanDrit with preclinical and clinical research and development and in obtaining regulatory approval of pharmaceutical products.

DanDrit’s drugs may face competition as a result of many factors, including the route of administration (e.g. oral administration vs. injection), the availability and cost of production, efficiency of DanDrit’s partners’ marketing and sales efforts as well as the price of DanDrit’s products. DanDrit has limited or no previous experience in these areas. DanDrit’s inability to compete effectively would have a material adverse effect on DanDrit’s business, financial condition, results of operations and future growth opportunities.

DanDrit is likely to be exposed to product liability claims. If product liability lawsuits are successfully brought against us, our insurance may be inadequate. If a judgment were to exceed our insurance coverage, our business could be materially, adversely affected.

DanDrit will be exposed, by virtue of the nature of its business, to the risk of potential product liability claims, which is a natural part of the clinical development, manufacture and marketing of drugs. Even in cases where DanDrit has granted licenses to third parties to manufacture and sell its products, there can be no assurance that DanDrit will not be included in any product liability claims relating to these medicines, or claims by third parties, including DanDrit’s partners, for indemnity or other compensation from DanDrit in connection with any such claims.

We plan to obtain product liability insurance coverage once our clinical trials commence. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A successful product liability claim or series of claims brought against us could cause our share price to decline (assuming a trading market in our common stock is established) and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We have insufficient funds to develop our business, which may adversely affect our future growth.

We will need to raise substantial additional capital to fund our operations and to develop and commercialize our products. We may need to sell equity securities or borrow funds in order to develop these growth strategies and our inability to raise the additional capital and/or borrow the funds needed to implement these plans may adversely affect our business and future growth.

Our future capital requirements may be substantial and will depend on many factors including:

●	our clinical trial results;

●	the cost, timing and outcomes of seeking marketing approval of our products;

●	the cost of filing and prosecuting patent applications and the cost of defending our patents;

●	the cost of prosecuting infringement actions against third parties;

●	subject to receipt of marketing approval, revenue received from sales of approved products, if any, in the future;

●	any product liability or other lawsuits related to our products;

●	the expenses needed to attract and retain skilled personnel; and

●	the costs associated with being a public company.

Based on our current operating plan, we anticipate that the net proceeds of this offering, assuming the sale of all of the common stock we are offering, together with our existing resources, will be sufficient to enable us to maintain our currently planned operations, including our continued product development, at least through January 30, 2017.

Raising capital in the future could cause dilution to our existing shareholders, and may restrict our operations or require us to relinquish rights.

In the future, we may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

We depend on intellectual property and the failure to protect our intellectual property could adversely affect our future growth and success. This would have a material adverse effect on our business, financial condition and results of operations.

We rely on patent, trademark and copyright law, trade secret protection, and confidentiality and other agreements with employees, customers, collaborators and others to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application, and, despite precautions, it may be possible for third parties to obtain and use our intellectual property without authorization.

We do not know whether any patents will be issued from pending or future patent applications or whether the scope of the issued patents is sufficiently broad to protect our technologies or processes. The patent position of biotechnology companies is generally uncertain because it involves complex legal and factual considerations. The standards applied by the United States Patent and Trademark Office and foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable in biotechnology and pharmaceutical patents. Consequently, patents may not issue from our pending patent applications. As such, we do not know the degree of future protection that we will have on our proprietary products and technology.

We endeavor to aggressively protect our technologies through patents covering compositions of matter, drug targets and aspects of mechanism of action, drug product formulation, methods of use and methods of manufacture, and trade secrets. We have filed patent applications and in-licensed others with respect to our technology both domestically and internationally and anticipate filing multiple patent applications, in the future. While we believe that we will be able to secure adequate and enforceable patent protection for our products and technologies, there is no guarantee that patent protection can be obtained, and even if it is obtained that such patent protection will ultimately be deemed valid, sufficiently enforceable, sufficient to preclude competition or not infringe upon the rights of other parties. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States and Denmark.

The patents protecting our proprietary technologies expire after a period of time. Currently, our patents have expiration dates ranging from 2021 through 2024. Although we have attempted to incorporate technology from our core patents into specific patented product applications, product designs and packaging to extend the lives of our patents, this approach may not be successful in protecting our proprietary technology. If we are not successful in protecting our proprietary technology, it could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in protecting our proprietary rights. Any infringement upon our intellectual property rights could have an adverse effect on our ability to develop our products and sell them commercially.

Issued patents covering one or more of our product candidates could be found invalid or unenforceable if challenged in court. If that were to happen, our business would be adversely impacted.

If we were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that our patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the U.S. Patent and Trademark Office, or made a misleading statement, during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on one or more of our product candidates or certain aspects of our platform technology. Such a loss of patent protection could have a material adverse impact on our business.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

Third parties may assert that we are employing their proprietary technology without authorization. If a court held that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we obtained a license under the applicable patents, or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us.

Unfavorable outcomes in intellectual property litigation could limit our research and development activities and/or our ability to commercialize certain products.

If third parties successfully assert intellectual property rights against us, we might be barred from using certain aspects of our technology, or barred from developing and commercializing certain products. Prohibitions against using certain technologies, or prohibitions against commercializing certain products, could be imposed by a court or by a settlement agreement between us and a plaintiff. In addition, if we are unsuccessful in defending against allegations of patent infringement or misappropriation of trade secrets, we may be forced to pay substantial damage awards to the plaintiff. There is inevitable uncertainty in any litigation, including intellectual property litigation. There can be no assurance that we would prevail in any intellectual property litigation, even if the case against us is weak or flawed. If litigation leads to an outcome unfavorable to us, we may be required to obtain a license from the patent owner, in order to continue our research and development programs or to market our product(s). It is possible that the necessary license will not be available to us on commercially acceptable terms, or at all. This could limit our research and development activities, our ability to commercialize certain products, or both.

Most of our competitors are larger than we are and have substantially greater resources. They are, therefore, likely to be able to sustain the costs of complex patent litigation longer than we could. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our internal research programs, in-license needed technology, or enter into strategic partnerships that would help us bring our product candidates to market.

In addition, any future patent litigation, interference or other administrative proceedings will result in additional expense and distraction of our personnel. An adverse outcome in such litigation or proceedings may expose us or any future collaborators to loss of our proprietary position, expose us to significant liabilities, or require us to seek licenses that may not be available on commercially acceptable terms, if at all.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity. Therefore, obtaining and enforcing pharmaceutical patents is costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. The United States Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. PTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to patents, we rely on other methods to protect our trade secrets, technical know-how, and proprietary information. In the course of our research and development activities and our business activities, we often rely on confidentiality agreements to protect our proprietary information. Such confidentiality agreements are used, for example, when we talk to vendors of laboratory or clinical development services or potential collaborators. We take steps to protect our proprietary information, and our confidentiality agreements are carefully drafted to protect our proprietary interests. Nevertheless, there can be no guarantee that an employee or an outside party will not make an unauthorized disclosure of our proprietary confidential information. This might happen intentionally or inadvertently. It is possible that a competitor will make use of such information in spite of any legal action we might take against persons making such unauthorized disclosures.

Trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, or outside collaborators might intentionally or inadvertently disclose our trade secret information to competitors. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States sometimes are less willing than U.S. courts to protect trade secrets. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

Foreign currency fluctuations could adversely impact financial performance.

Our reporting currency is the United States dollar. Because of our activities in Denmark, the United Kingdom and continental Europe, we are exposed to fluctuations in foreign currency rates. We may manage the risk to such exposure by entering into foreign currency futures and option contracts. Foreign currency fluctuations may have a significant effect on our operations in the future.

 Assuming that our vaccine candidates receive regulatory approval and we begin sales of these products, our results may fluctuate due to certain regulatory, marketing and competitive factors over which we have little or no control.

Assuming that our vaccine candidates receive regulatory approval and we begin the sale of these products, the factors listed below, some of which we cannot control, may cause our revenue and results of operations to fluctuate significantly:

●	Actions taken by regulatory bodies relating to the verification, registration or health effects of our products.
●	The extent to which existing and newly developed products obtain market acceptance.
●	The timing and size of customer purchases.
●	Customer concerns about the stability of our business, which could cause them to seek alternatives to our solutions and products; and
●	Increases in raw material costs.

We will incur significant costs as a result of operating as a public company, and our management may be required to devote substantial time to compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses which we estimate to be in excess of $300,000 annually. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls as well as mandating certain corporate governance practices. Our management and other personnel will devote a substantial amount of time and financial resources to these compliance initiatives.

 If we fail to staff our accounting and finance function adequately, or maintain internal control systems adequate to meet the demands that are placed upon us as a public company, we may be unable to report our financial results accurately or in a timely manner and our business and stock price, assuming that a market for our stock develops, may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on our future business, financial condition and results of operations.

A significant portion of our assets and the majority of our officers and directors are located outside of the United States and therefore it may be difficult for an investor to enforce within the United States any judgments obtained against us or such officers and directors.

A significant portion of our assets are located outside of the United States. In addition, the majority of our officers and directors are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in other jurisdictions against us, or such officers and directors predicated upon the securities laws of the United States or any state thereof.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

There is currently no trading market for our common stock and we cannot guarantee you that a trading market will develop. You may be unable to sell your shares of our common stock if you need to liquidate your investment.

Our shares of common stock are not currently registered under the securities laws of any state or other jurisdiction, and accordingly there is no public trading market for our common stock. Further, we cannot guarantee you that a public trading market will develop in the foreseeable future. Currently, outstanding shares of our common stock cannot be offered, sold, pledged or otherwise transferred unless registered pursuant to, or exempt from registration under, the Securities Act and any other applicable federal or state securities laws or regulations. Compliance with the criteria for securing exemptions under federal securities laws and the securities laws of the various states is extremely complex. If you purchase shares of our common stock, there may be no market in which to sell them if you need to liquidate your investment in the future or the transfer or sale you wish to make may not comply with federal or state securities laws and would, therefore, be prohibited.

If a public market for our common stock develops, it may be volatile. This may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

If a market for our common stock develops, the market price for shares of our common stock may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the biotechnology industry, and changes in state or federal regulations affecting us and our industry.
Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and may rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and

●
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not choosing to “opt out” of this provision. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have never paid dividends on our common stock.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy. Because we do not anticipate paying dividends in the future, the only opportunity for our stockholders to realize the creation of value in our common stock will likely be through a sale of those shares.

The offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed. If we are unable to raise the funds we need to fully implement our business plan, investors who participate in the offering may lose their entire investment.

In order to fully implement our business plan, we must raise $12,000,000 from this offering. However, our offering is being made on a best efforts basis with no minimum amount of shares required to be sold for the offering to proceed. If we raise only a nominal amount of proceeds we would likely be unable to implement our business plan, we may have to suspend or cease operations and investors who participate in this offering may lose their entire investments.

We arbitrarily determined the price of the common stock we are offering.

We determined the offering price of the common stock we are offering. The offering price does not bear any direct relationship to the value of our physical assets, the book value of our common stock, or any other generally accepted criteria of valuation. The price and other terms were based on a number of factors including, without limitation, estimates of our business potential and earnings prospects and the consideration of such potential earnings in relation to market valuations of comparable companies. The offering price is not an indication of the actual value of our common stock at the time of this offering.

Furthermore, if a market for our common stock develops, the price of our common stock following this offering may be highly volatile as the securities of emerging businesses often are. Factors such as our financial results and the introduction of new products by us or by our competitors, and various factors affecting the biotechnology industry generally, may have a significant impact on the market price of our securities. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the securities of many companies, particularly of small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of these companies.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 10,000,000 shares of “blank check” preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our board of directors. No preferred stock is currently issued and outstanding. Our board of directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. No shares of preferred stock are presently issued and outstanding and we have no immediate plans to issue shares of preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock being offered. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock being offered. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

We may use the net proceeds from this offering in ways which differ from our estimates and with which you may not agree.

The discussion titled “Use of Proceeds”, which appears elsewhere in this prospectus, sets forth the way in which we expect to use the net proceeds of this offering. The discussion represents our estimates based upon our current plans, assumptions regarding industry and general economic conditions, and our anticipated future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for purposes other than those stated in the Use of Proceeds discussion. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are also discussed in the section of this prospectus titled “Use of Proceeds”. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other shareholders may not agree with the decisions made by our management relating to the way in which the proceeds from this offering are used. See the discussion titled “Use of Proceeds” for additional information.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will experience substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an assumed offering price of $ per share, if you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $ per share in the net tangible book value of the common stock at September 30, 2013. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Penny stock regulations may impose certain restrictions on the marketability of our securities.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $ per share, subject to certain exceptions. Our common stock is presently subject to these regulations which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, excluding the net value of the person’s primary residence, or annual income exceeding $200,000, or $300,000 together with the investor’s spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a “penny stock”, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the “penny stock” market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the “penny stock” held in the account and information on the limited market in “penny stocks”. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may negatively affect the ability of purchasers of our shares of common stock to sell such securities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements may be found in the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, as well as in this prospectus generally. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including projections of revenues, income, expenditures, cash balances and other financial items;
●	our capital requirements and the need for additional financing;
●	our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential to the conduct of our business;
●	our ability to execute our growth, expansion and acquisition strategies;
●	current and future economic and political conditions;
●	overall industry and market performance;
●	competition;
●	management’s goals and plans for future operations; and
●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Reference is made in particular to forward-looking statements regarding growth strategies, financial results, product development, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance or continued acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations and sales efforts. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

USE OF PROCEEDS

Based on an initial public offering price of $ per share, after deducting commissions and estimated offering expenses payable by us, we estimate that we will receive up to $5,265,464 in net proceeds from the sale of          of shares of our common stock in this offering and up to $10,785,464 in net proceeds from the sale of            the maximum number of shares of common stock in this offering.

We intend to use the proceeds from this offering to conduct the Phase IIb/III clinical trial with MCV. All remaining proceeds will be used for working capital and general corporate purposes.

If we are unable to raise net proceeds equal to at least $10.7 million, we intend to first apply any proceeds raised towards the clinical trial. However, to the extent that we are unable to raise a sufficient amount of proceeds in this offering, we may not be able to achieve all our business objectives in a timely manner.

Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, interest-bearing instruments such as United States government securities and municipal bonds.

The anticipated use of proceeds for the offering funds is summarized below.

USD	Year 1	Year 2	Year 3	Total
Manufacturing	230,000	285,000	315,000	830,000

General & Administrative expenses	975,000	978,000	981,000	2,934,000

Clinical trial costs	1,858,000	2,430,000	2,730,000	7,018,000

Total	3,063,000	3,693,000	4,026,000	10,782,000

The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, results from our research and development efforts, business developments and opportunities and the rate of our growth, sales and marketing activities and competition. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

●	the existence of unforeseen or other opportunities or the need to take advantage of changes in the timing of our existing activities;

●
the need or desire on our part to accelerate, increase, reduce or eliminate one or more existing initiatives due to, among other things, changing market conditions and competitive developments or interim results of research and development efforts;

●	results from our business development and marketing efforts, including opportunities that may materialize;

●	the effect of federal, state, and local regulation on us and on our identified industries;

●	our ability to attract development funding or to license or sell our vaccine candidates; and/or

●	the presentation of strategic opportunities of which we are not currently aware (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized.

DIVIDEND POLICY

We do not intend to declare or pay dividends on our common stock in the foreseeable future. Instead, we generally intend to invest any future earnings in our business. Subject to Delaware law, our board of directors will determine the payment of future dividends on our common stock, if any, and the amount of any dividends in light of:

●	any contractual restrictions limiting our ability to pay dividends that may be applicable at such time;

●	our earnings and cash flow;

●	our capital requirements;

●	our financial condition; and

●	other factors our board of directors deems relevant.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization, each as of September 30, 2013:

●	on an actual basis;
●	on an as adjusted basis giving effect to the issuance of $6,000,000 ( shares) of common stock in this offering; and
●	on an as adjusted basis giving effect to the issuance of the maximum of $12,000,000 ( shares) of common stock in this offering.

You should consider this table in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus.

	Actual	As Adjusted $6 Million Offering(1)	As Adjusted Maximum Offering(2)
Cash and cash equivalents	$36,976	5,302,440	10,822,440
Loans payable – related party	38,235	38,235	38,235
Notes payable - related party, current portion	726,482	237,361	237,361
Accounts payable and accrued liabilities	677,581	677,581	67,581

Total Debt obligations and payables	1,442,998	1,442,998	1,442,998
STOCKHOLDERS’ EQUITY:
Common stock; par value 0.0001 DKK, 100,000,000 shares authorized, 8,040,000 shares issued and outstanding at September 30, 2013	804	924	1,044
Additional Paid-in Capital	17,553,949	22,819,293	28,339,173
Other Comprehensive Income, net	55,703	55,703	55,703
Non-controlled Interest in Subsidiaries	-	-	-
Accumulated Deficit	(18,828,449)	(18,828,449)	(18,828,449)

Total Stockholders’ Equity	(1,053,969)	4,046,547	9,556,427

Total Capitalization	(1,405,322)	3,695,194	9,205,074

(1) Assumes that $6,000,000 (_______ shares) of our common stock are sold in this offering at an offering price of $   per share and that the net proceeds thereof are approximately $5,265,464, after deducting the placement agent’s commissions and our estimated offering expenses of $254,536.

(2) Assumes that $12,000,000 (_______ shares) of our common stock are sold in this offering at an offering price of $   per share and that the net proceeds thereof are approximately $10,785,464, after deducting the placement agent’s commissions and our estimated offering expenses of $254,536.

DILUTION

Purchasers of the shares of our common stock offered by this prospectus will suffer immediate and substantial dilution in the net tangible book value per share of our common stock. Our net tangible book value (unaudited) as of September 30, 2013, was a deficit of approximately $1,052,079, or $0.13 per share. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of September 30, 2013.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Assuming that we complete this offering for a total of $6,000,000 (___ shares) of our common stock at a price of $        per share, and after deducting the Placement Agent’s commission and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $    , or $   per share. This represents an immediate increase in the net tangible book value of $   per share to our existing stockholders and an immediate dilution in net tangible book value of $   per share to the investors in this offering. The following table illustrates this per share dilution based on the completion of this offering at the minimum level:

Price per share to the investor			$
Net tangible book value per share as of September 30, 2013		$(0.13)
Increase in net tangible book value per share attributable to this offering at the minimum level	$
As adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering at the minimum level			$
Dilution in net tangible book value per share to the new investor			$

Assuming that we complete this offering at the maximum level of $12,000,000 (___ shares) of our common stock at a price of $   per share, and after deducting the Placement Agent’s commission and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $   , or $   per share. This represents an immediate increase in the net tangible book value of $   per share to our existing stockholders and an immediate dilution in net tangible book value of $   per share to the investor in this offering. The following table illustrates this per share dilution based on the completion of this offering at the maximum level:

Price per share to the investor			$
Net tangible book value per share as of September 30, 2013		$(1,052,079)
Increase in net tangible book value per share attributable to this offering at the maximum level	$
As adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering at the maximum level			$
Dilution in net tangible book value per share to the new investor			$

The above table is based on 7,854,945 shares of our common stock outstanding as of February 12, 2014 and excludes, as of that date, any shares that may be issued upon the exercise of the placement agent’s over-allotment option.

The shares of common stock issuable upon the exercise of our outstanding warrants and the exercise price in respect thereof are subject to adjustment in certain circumstances.

To the extent that any options or warrants are exercised, new options are issued, any new stock option or stock incentive plans are adopted or we otherwise issue additional shares of common stock in the future, there will be further dilution to investors in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a biotechnology company committed to developing the world’s first vaccine against colorectal cancer. For more than a decade, we have developed and patented compounds successfully used in initial clinical trials in Europe and Asia. We expect to continue our clinical development program in the United States, Europe and Asia. Springing from academic roots in the Danish Cancer Society, we have built upon our scientific and medical skills to advance a number of candidate therapies, targeted initially at non-small-cell-lung-cancer (NSCLC) and colorectal-cancer (CRC). On September 22, 2008, MCV was authorized by the Singapore government for named patient compassionate use of MelCancerVac ™ (MCV) for CRC. We have conducted three single-arm Phase II clinical trials in cancer where our dendritic cell vaccine, MCV demonstrated efficacy. The three clinical trials generated data indicating prospects in a larger and different clinical setting. More specifically, this efficacy data needed to be confirmed in a comparative randomized trial with advanced colorectal cancer patients.

As a result, DanDrit Denmark, with the assistance of key opinion leaders in colorectal cancer treatment, has designed a randomized trial with 174 stage IV colorectal cancer patients after surgical resection and chemotherapy. Using an adaptive design clinical study that includes a prospectively planned opportunity for modification of one or more specified aspects of the study design and hypotheses based on analysis of data (usually interim data) from subjects in the study (an “Adaptive Design Clinical Study”), we significantly reduced the cost and duration of a Phase IIb/III study and we believe we can complete the study within three years.

Share Exchange

DanDrit was incorporated in Delaware on January 18, 2011 under the name “Putnam Hills Corp.” as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. We filed a Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2011.

On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA (formerly known as Putnam Hills Corp.), Dandrit Denmark and N.E. Nielsen, as the representative of the shareholders of DanDrit Denmark, pursuant to which the holders of approximately 97% of the issued and outstanding capital stock of DanDrit Denmark (the “DanDrit Consenting Holders”) agreed to exchange an aggregate of 3,879,624 equity interests of Dandrit Denmark for 5,814,945 shares of DanDrit USA (the “Share Exchange”) and as a result of which Putnam would become the parent of DanDrit Denmark. Following the closing of the Share Exchange, in accordance with Section 70 of the Danish Companies Act and the Articles of Association of Dandrit Denmark, DanDrit USA will offer to any Dandrit Denmark shareholder that has not consented to the Share Exchange (the “Non-Consenting Shareholders”) and therefore has not exchanged such Dandrit Denmark shareholder’s equity interests in DanDrit Denmark for shares of DanDrit USA, the pro rata portion of the number of shares of DanDrit USA such DanDrit Denmark shareholder would have been entitled to if such DanDrit Denmark shareholder had consented to the Share Exchange, up to an aggregate of 6,000,000 shares of DanDrit USA, including those issued to the DanDrit Consenting Holders at closing. Any remaining shares of DanDrit USA that have not been issued to the Dandrit Consenting Shareholders at the closing, or to the Non-Consenting Shareholders following the closing, shall be distributed pro rata among the shareholders of DanDrit Denmark that have received shares of DanDrit USA based on the number of shares of DanDrit USA issued to such shares of DanDrit Denmark in connection with the Share Exchange and the Share Exchange Agreement.

Upon the closing of the Share Exchange, DanDrit USA and the its majority shareholder immediately prior to the closing agreed to cancel up to 4,400,000 share of common stock.  In addition, following the closing of the Share Exchange, the wholly owned subsidiary of the company formed solely for the purposes of changing the company’s name, Dandrit Biotech USA, Inc., merged with and into the company and the company adopted the name of its wholly owned subsidiary “DanDrit Biotech USA, Inc.”

DanDrit USA owns approximately 97% of the outstanding equity interests of DanDrit Denmark. As a result of the Share Exchange, we changed our management and reconstituted our board of directors. As of the effective time of the Share Exchange, Samir Masri, the Chief Executive Officer, Chief Financial Officer, President, Secretary and sole director of Putnam resigned as the sole officer and director of the company and appointed NE Nielsen, Dr. Jacob Rosenberg, Dr. Eric Leire, Aldo Petersen and Robert E. Wolfe as directors of Putnam, and Dr. Eric Leire as Chief Executive Officer and President and Mr. Wolfe as Chief Financial Officer.

Recent Developments

Negotiation with Etablissement Francais du Sang (EFS) regarding the GeniusVac Technology

DanDrit has recently entered into a negotiation with the Etablissement Francais du Sang (EFS) regarding access to their GeniusVac Technology. The GeniusVac technology is an Allogenic irradiated plasmacytoid dendritic cell line. This technology may allow DanDrit to develop a 100% off-the-shelf cancer vaccine. DanDrit has conducted and completed due diligence under CDA. DanDrit USA and EFS are now working on a feasibility proof-of-concept test before establishing further collaboration.

Trends, Events and Uncertainties

A large pharmaceutical company, GSK is developing a MAGE-A3 cancer vaccine in melanoma and non-small cell lung cancer (NSCLC). GSK is in the midst of Phase III trials testing its vaccine candidate against NSCLC. This NSCLC clinical trial is the largest clinical trial ever conducted to assess the efficacy of a cancer vaccine. GSK enrolled 2,700 patients and will publish the results by the end of Q1 2014. Because GSK and DanDrit are the only two companies currently targeting MAGE-A cancer specific antigens, we believe that positive results from the NSCLC clinical trial may significantly increase interest in the vaccines we are developing.

Results of Operations

Nine months ended September 30, 2013 compared to the nine months ended September 30, 2012

The following table sets forth our revenues, expenses and net income for the nine month periods ended September 30, 2013 and 2012. The financial information below is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	For the Nine Months Ended September 30,
	2013	2012
Net Sales	$32,483	$60,544

Cost of Goods Sold	68,486	51,087

Gross Loss	(36,003)	9,457
Operating Expenses:
General and administrative expenses	573,777	825,306
Depreciation and Amortization	24,566	47,431
Consulting expenses	128,191	705,350

Total Operating Expense	726,534	1,578,087

Loss from Operations	(762,537)	(1,568,630)
Other Income (Expense)
Interest (expense)		(490,948)
Gain on forgiveness of debt	(546,057)	-
Gain (loss) on currency transactions	48,589	(76,960)
Gain on derivative liability	8,745	103,603
Gain on sale of fixed assets	136,697	15,073
	-
Total Other Income (Expense)	(352,026)	(449,233)

Loss Before Income Taxes	(1,114,563)	(2,017,862)
Income Tax Expense (Benefit)		-
Net Loss	(1,114,563)	(2,017,862)
Basic Loss Per Share	$(0.31)	$(0.57)

Weighted Average Common
Shares Outstanding	3,548,172	3,548,172

Diluted Loss Per Share	$(0.31)	$(0.57)
Weighted Average Common Shares
Outstanding Assuming Dilution	3,548,172	3,548,172

Comparison of the nine month periods ended September 30, 2013 and September 30, 2012

Revenues

Net sales for the nine month period ended September 30, 2013 was $32,483 compared to $60,544 for the same period in 2012, representing a decrease of $28,061, or 46.3%. The decrease was mainly due to lower supply of lysate to NCC Singapore from DanDrit Denmark. This reduced capability to supply NCC Singapore with lysate is explained by the transfer of the cGMP grade lysate production to the CMO, PX Therapeutics. The transfer of manufacturing technology has been successful and DanDrit Denmark should now be able to supply NCC with larger quantities of cGMP lysate.

Cost of Goods Sold

Cost of goods sold for the nine month period ended September 30, 2013 was $68,486 compared to $51,087 for the same period in 2012, representing an increase of $17,399 or 34%. The increase was due to additional costs of technology transfer of lysate manufacturing.

Gross Loss

Gross loss for the nine month period ended September 30, 2013 was $36,003 compared to gross profit of $9,457 for same period in 2012, representing a decrease of $45,460, or 480.7%. The decrease was mainly due to lower sales and higher cost of goods sold for the nine month period ended September 30, 2013compared to the nine month period ended September 30, 2012. The gross profit margin for the nine month period ended September 30, 2013 was (110.8)% compared to 15.6 % for the nine month period ended September 30, 2012.

Expenses

Total operating expenses for the nine month period ended September 30, 2013 was $726,534, representing a decrease of $851,553, or 54.0%, compared to $1,578,087 for the same period in 2012. The largest contributors to the decrease in operating expenses was a decrease in consulting expenses which went from $705,350 for the nine month period ended September 30, 2012 to $128,191 for the nine month period ended September 30, 2013 a decrease of $577,159 or 81.8%. During the period ended September 30, 2012, we retained several consultants to assist us with the preparation of this prospectus.

General and administrative expenses for the nine month period ended September 30, 2013 was $573,577 compared to $825,306 for the same period in 2012, representing a decrease of $251,729, or 30.5%. The decrease is mainly due to general cost savings of no longer writing a prospectus and valuing DanDrit Denmark. General and administrative expenses are comprised primarily of office rental, website management and insurance.

Net Loss

Net loss attributable to the Company for the nine month period ended September 30, 2013 was $1,114,563 compared to a net loss of $2,017,862 for the comparable period in 2012, representing a decrease of $903,299, or 44.8%. This decrease was primarily attributable to a decrease in total operating expenses of $851,553 from $1,578,087 for the nine month period ended September 30, 2012 to $726,534 for the nine month period ended September 30, 2013.

Year-ended December 31, 2012 compared to the year-ended December 31, 2011

The following table sets forth our revenues, expenses and net income for the years ended December 31, 2012 and 2011. The financial information below is derived from our audited consolidated financial statements included elsewhere in this prospectus.

CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEAR ENDED
	DECEMBER 31,
	2012	2011
Net Sales	$62,806	72,013

Cost of Goods Sold	64,385	85,494

Gross Loss	(1,579)	(13,481)

Operating Expenses:
General and administrative expenses	1,036,005	376,944
Depreciation and Amortization	56,600	200,251
Consulting expenses	829,845	573,098

Total Operating Expense	1,922,450	1,150,293

Loss from Operations	(1,924,029)	(1,163,774)

Other Income (Expense)
Interest (expense)	(704,911)	(441,598)
Gain (loss) on currency transactions	32,841	(69,391)
Gain on derivative liability	153,430	10,583
Gain on sale of fixed assets	15,020	-

Total Other Income (Expense)	(503,620)	(500,406)
Loss Before Income Taxes	(2,427,649)	(1,664,180)

Income Tax Expense (Benefit)	-	-

Net Loss	$(2,427,649)	$(1,664,180)

Basic Earnings Per Share	$(0.68)	$(0.62)
Weighted Average Common
Shares Outstanding	3,548,172	2,702,055

Diluted Earnings Per Share	$(0.68)	$(0.62)
Weighted Average Common Shares	3,548,172	2,702,055

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

	DECEMBER 31,
	2012	2011

Net Loss	$(2,427,649)	$(1,664,180)

Equity Adjustment for foreign Currency Translation	85,701	(273,981)

Other Comprehensive Loss	$(2,341,948)	$(1,938,161)

Revenues

Our net sales for the year ended December 31, 2012 were $62,806 compared to net sales of $72,013 for the year ended December 31, 2011, representing a year over year decrease in sales of $9,207 or 12.8%. This decrease was due primarily to a small decline in the use of our cell lysate in Singapore for the Compassionate Use Program.

Cost of Goods Sold

Our cost of goods sold declined by $21,209 or 24.7% during the year ended December 31, 2012, to $64,385, from $85,494 in cost of goods sold for the year ended December 31, 2011. The decrease in cost of goods sold was due primarily to the fact that the cell lysate we sold to Singapore during the year ended December 31, 2012 was prepared in 2011, therefore we had no preparation costs related to it.

Gross Loss

Gross loss for the year ended December 31, 2012 was $1,579 compared to a loss of $13,481 for same period in 2011, representing a decrease in the loss of $11,902, or 88.3%. The decrease in the loss was mainly attributable to the decrease in cost of goods sold for the year ended December 31, 2012.

Expenses

Our total operating expense for the year ended December 31, 2012 was $1,922,450, representing an increase of $772,157, or 67.1% compared to $1,150,293 for the year ended December 31, 2011. This increase is mainly due to our increased spending on general and administrative expenses.

General and administrative expense for the year ended December 31, 2012 was $1,036,005 compared to $376,944 for the year ended December 31, 2011, representing an increase of $659,061, or 195.6%. This increase was due primarily to costs associated with the audit of our financial statements and the conversion of our financial statements to international financial reporting standards. General and administrative expenses include office rental, website management and insurance, salary and payment for assistance with drafting of this prospectus and having the Company valued. Expenses related to assistance with drafting of this prospectus and having the Company valued are the main reasons for the increased spending on general and administrative expenses.

Consulting expenses for the year ended December 31, 2012 totaled $829,845 compared to $573,098 for the year ended December 31, 2011, representing an increase of $256,747, or 44.8%. This increase was due primarily to an increased use of consultants in the prospectus writing process and in valuing DanDrit Denmark.

Net Loss

Net loss attributable to DanDrit Denmark for the year ended December 31, 2012 was $2,427,649 compared to a loss of $1,664,180 for the year ended December 31, 2011, representing an increase of $763,469, or 45.9%. This increase was attributable to a $772,157 increase in our total operating expenses.

The largest contributor to the increase in expenses was general and administrative expenses, which increased by $659,061or 195.6% compared to the year ended December 31, 2011 and to the increase in the consulting expenses, which increased by $256,747 or 44.8% compared to the year ended December 31, 2011.

Liquidity and Capital Resources

We have historically satisfied our capital and liquidity requirements through funding from our main shareholders and issuance of convertible notes which over time have been converted into shares of our common stock. At September 30, 2013, we had cash of $36,976 and working capital of $(2,815,424) and at December 31, 2012 we had cash of $4,381 and working capital of $(1,980,692). At September 30, 2013, our working capital decreased by $834,732 due to an increase in notes payable - related party, current portion of $1,866,478, partly offset by a decrease in accrued expenses of $1,072,418.

In general, lines of credit in Denmark are due on demand. We do not believe that any of our lines of credit will be called but, if they were called, we believe that we could refinance with other lenders in Denmark with similar terms. See “Description of Indebtedness” for more details on our standby lines of credit.

During 2012, DKTI A/S, a shareholder, agreed to loan the Company up to DKK 5,000,000 (approximately $880,000) accruing interest at 6%. The loan is secured by all the Company’s intellectual property rights, including patents and patent applications. The loan is payable with 30 days written notice but not before November 30, 2014, but may be payable without notice for 1) failure to make timely payments, 2) a breach by the Company of any other obligation under the loan agreement, 3) a declaration of bankruptcy or the consummation of a merger by the Company, and 4) a change in control of the Company or its assets to any party other than DKTI A/S.

During the nine months ended September 30, 2013 and the year ended December 31, 2012 the Company borrowed DKK 310,000 (approximately $55,000) plus DKK 206,212 in interest and DKK 4,431,862 ($783,139) plus DKK 71,563 ($12,646) in interest, respectfully. The notes with related accrued interest were subsequently converted into 96,288 common shares.

During years ended December 31, 2012 and 2011, Sune Olsen Holding ApS (Sune Olsen), an entity owned by a shareholder of the Company, loaned the Company DKK 338,719 ($59,854) and DKK 143,750 ($25,019), respectively. The note accrues interest at 6% and the Company recorded interest expense of DKK 20,469 ($3,617) and DKK 2,689 ($468) for the year and the period, respectively.  The loans are payable upon three month written notice of the shareholder. The notes with related accrued interest were subsequently converted into 9,262 common shares.

On January 18, 2013, February 15, 2013 and March 1, 2013, Sune Olsen loaned the Company an additional DKK 1,000,000, DKK 187,724 and DKK 80,000 (approximately $178,661, $33,685 and $14,075). The notes accrue interest at 6% and are payable upon three month written notice of the shareholder. The notes with related accrued interest were subsequently converted into 25,844 common shares.

On April 14, 2013, Sune Olsen acquired DKK 4,375,932 (approximately $773,000) in liabilities owed by the Company for past due rent. The liability will accrue interest at 5% and is payable on demand. The note with related interest was subsequently converted into 86,204 common shares.

On July 26, 2013 and August 15, 2013, Sune Olsen loaned the Company an additional DKK 1,000,000, ($177,239) DKK 750,000($133,343). The notes accrue interest at 5% and are payable upon three month written notice of the shareholder. The notes with related accrued interest were subsequently converted into 33,705 common shares

On June 20, 2013, Sune Olsen Holding ApS paid DKK 1,500,000, ($265,000) in accrued legal fees in exchange for a DKK 1,500,000 ($265,000) 5% note payable. The note with related accrued interest was subsequently converted into 29,036 common shares.

DanDrit Biotech A/S has received a loan facility from Sune Olsen Holding ApS ensuring financing until new equity has been brought in. Under the loan facility DanDrit has received the following amounts: On November 11, 2013 $269,620 (DKK 1,500,000), on November 20, 2013 $55,459 (DKK 405,000), on December 2, 2013 $163,482 (DKK 900,000). The loans are due May 1, 2014 and accrue interest at 5% per year.

DanDrit Biotech A/S has received a loan from Sune Olsen ensuring financing until new equity has been brought in. The loan in the amount of $184,873 (DKK 1,000,000) was issued on December 20, 2013. The loan is due May 1, 2014 and accrues interest at 5% per year.

We believe that our cash flow together with currently available funds from our existing lines of credit and other potential sources of funds, such as loans from shareholders, will be sufficient to fund our anticipated working capital needs and capital spending requirements for the next twelve months. However, if we were to incur any unanticipated expenditures or the positive trend of our operating cash flow does not continue, such circumstances could put a substantial burden on our cash resources.

We may also need additional funds for possible future strategic acquisitions of businesses, products or technologies complementary to our business. If additional funds are required, we may raise such funds from time to time through public or private sales of equity or debt securities. Financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could materially adversely impact our growth plans and our financial condition and results of operations.

Cash Flows

Nine months ended September 30, 2013 compared to nine months ended September 30, 2012

Cash loss from operating activities for the nine month period ended September 30, 2013 was $1,806,844, representing an increase of $949,630, compared to cash loss from operating activities of $857,214 for the nine months period ended September 30, 2012. This increase was primarily due to a decrease in accrued expenses of $1,880,229 partly offset by a decrease in net loss of $903,298.

Changes in assets and liabilities as of September 30, 2013 compared to December 31, 2012 included the following:

There were no major changes in the total assets as of September 30, 2013 compared to December 31, 2012. Total liabilities increased by approx. $1.1 million as of September 30, 2013 compared to December 31, 2012. The increase was mainly due to an increase in notes payable - related party, current portion of $1,866,478 partly offset by a decrease in accrued expenses of $1,072,418.

Cash used in investing activities was $8,913 for the nine month period ended September 30, 2013, as compared to cash used in investing activities of $64,723 for the nine month period ended September 30, 2012. Cash used for investing activities decreased in the first nine months of 2013, compared to the first nine months of 2012, primarily due to an approximately $70,000 or 88.8% lower investment in intangible assets. Despite the decrease for the nine month period of 2013, we have, and we anticipate that we will continue to, invest in additional production equipment in order to meet the continuing increase in the demand for our products.

Cash provided by financing activities was $1,981,717 for the nine month period ended September 30, 2013, as compared to cash provided by financing activities of $673,746 for the nine month period ended September 30, 2012. The increase of approximately $1,307,971 in cash provided by financing activities in the first nine months of 2013, compared to the first nine months of 2012, was primarily due to cash received in connection with the issuance of related party notes.

Year-ended December 31, 2012 compared to the year-ended December 31, 2011

For the year ended December 31, 2012, cash used by operations was $933,012 compared to cash used by operations of $1,260,388 for the year ended December 31, 2011, a decrease of $327,376, or 25.97%. The increase was primarily due to an increase in accrued expenses of $1,031,915 partly offset by a decrease in net loss of $763,469.

For the year ended December 31, 2012, cash used by investing activities was $84,643 compared to cash used by investing activities of $29,369 for the year ended December 31, 2011, an increase of $55,274, or 188.2%. This increase was due to an increase in purchase of intangible assets of $75,510.

For the year ended December 31, 2012, cash provided by financing activities was $856,754 compared to cash provided by financing activities of $1,219,568 for the year ended December 31, 2011, a decrease of $362,814. This decrease was primarily due to a lack of proceeds from convertible bonds, as compared to $1,500,000 in such proceeds for the year ended December 31, 2011. The decrease was partly offset against net payments in 2011 on notes payable – related parties of $1,167,280, of which there were none in 2012.

Off Balance Sheet Arrangements

As of September 30, 2013, we had no off-balance sheet arrangements. We are not aware of any material transactions which are not disclosed in our consolidated financial statements.

Significant Accounting Policies and Critical Accounting Estimates

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Our most critical accounting estimates include:

Property and Equipment — Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets which range from four to six years.

Intangible Assets — Definite life intangible assets include patents. The Company accounts for definite life intangible assets in accordance with Financial Accounting Standards Board, (“FASB”) Accounting Standards Codification, (“ASC”) Topic 350, “Goodwill and Other Intangible Assets” and amortized the patents on a straight line basis over the estimated useful life of twenty years. Costs incurred in relation to patent applications are capitalized costs and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related remaining patent application costs are charged to expense.

Revenue Recognition and Sales — The Company’s sales of its MelCancerVac colorectal cancer treatment have been limited to a compassionate use basis in Singapore after stage IIA trials and the vaccine is not currently approved for sale for any other use or location. The Company accounts for revenue recognition in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), FASB ASC 605 Revenue Recognition. The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collection of the resulting receivable is reasonably assured. Products are primarily shipped FOB shipping point at which time title passes to the customer.

Value Added Tax - In Denmark, Value Added Tax (“VAT”) of 25% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities. VAT of 25% is also paid to Danish and EU vendors on invoices. These amounts are refundable from the respective governmental authority and recorded as other receivables in the accompanying financial statements.

Accounting Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recent Enacted Accounting Standards

For a description of accounting changes and recent accounting standards, including the expected dates of adoption and estimated effects, if any, on our consolidated financial statements, see “Note 1: Recently Enacted Accounting Standards” in the financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are not required to provide quantitative and qualitative disclosures about market risk because we are a smaller reporting company.

OUR BUSINESS

Overview

We are a biotechnology company seeking to develop what we believe could be the world’s first vaccine against colorectal cancer. For more than a decade, we have developed and patented compounds successfully used in initial clinical trials in Europe and Asia. We expect to continue these trials in the United States. Springing from academic roots in Denmark, DanDrit has built upon its scientific and medical skills to advance a number of candidate therapies, targeted initially at non-small-cell-lung-cancer (NSCLC) and colorectal-cancer (CRC). On September 22, 2008, MelCancerVac ™ (MCV) was authorized by the Singapore government for a named patient compassionate use for CRC. We have conducted three single-arm Phase II clinical trials in cancer where our dendritic cell vaccine, MCV, demonstrated efficacy. The three clinical trials generated data indicating prospects in a larger and different clinical setting. More specifically, this efficacy data needed to be confirmed in a comparative randomized trial. As a result, DanDrit Denmark, with the assistance of experienced practitioners in colorectal cancer treatment, has designed a randomized trial with 174 stage IV colorectal cancer patients.

Our Biotechnology

We plan to use a dendritic cell vaccine technology relatively similar to the technology behind Dendreon’s FDA approved Provenge™ cancer vaccine. However, we believe DanDrit’s next generation of dendritic cell vaccine may benefit from technological competitive advantages over other cancer vaccines including:

●
The vaccine will be generated within eight days from a patient’s peripheral blood. We will be able to generate the vaccine quickly because only 200ml of blood is required to be drawn. Leukapheresis (a medical technology in which the blood of a patient is passed through an apparatus -dialysis machine- that separates out one particular constituent and returns the remainder to the circulation which is used in Denderon’s Provenge™ cancer vaccine) is not needed.

●
The vaccine will use an allogenic (using cells, tissues, or organs, sourced from a genetically non-identical member of the same species as the recipient (“Allogenic”) tumor lysate (a fluid containing the contents of lysed cells) as opposed to inconvenient autologous (from the patient) tumor lysate. Our cancer-specific antigens are off-the-shelf and therefore DanDrit does not need a patient’s tumor cells to manufacture the vaccine.

●
The vaccine will be polytopic (targets several cancer specific antigens). As a result, the risk of the tumor escaping is more limited and more T-cells can be activated than if the vaccine is targeting one antigen only. However, MCV has a focus on melanoma-associated antigen (“MAGE”)-A antigens that are only expressed by tumors and absent in normal tissues.

●	Fast track production in two days is possible.

MCV demonstrated efficacy in three separate Phase IIa clinical trials in colorectal and non-small cell lung cancer. Even if MCV can be used for various cancers, DanDrit has decided to focus MCV’s clinical development specifically on the treatment of advanced CRC.

Our Proposed Clinical Trial

Parallel with the establishment of a cancer vaccine center in Asia, DanDrit intends to develop globally MCV in colorectal cancer, with opportunities to expand the scope of the treatment to other types of cancer. DanDrit will focus on a randomized Phase IIb/III clinical trial in stage IV colorectal cancer. The proposed Proof of Concept (PoC) study with an adaptive design plans to enroll 174 stage IV colorectal cancer patients after resection of liver metastases and therefore no evidence of disease. The clinical study is designed as a randomized, placebo controlled, multicenter, Phase IIb/III clinical study. Treatment is double blinded (to the patients and physicians). Patients will be included after resection of their primary tumor and resectable metastases in liver and after appropriate peri-or post-operative chemotherapy by stratification and random assignment to a non-vaccine control group or a vaccine group receiving five vaccinations with 14-day administration intervals followed by five vaccines with two-month intervals. Inclusion will take place three months after finishing the last round of peri- or post-operative chemotherapy (FOLFOX or FOLFIRI) and after a negative tumor scan (head, thoracic and abdominal cavities) and normal CarcinoEmbryonic Antigen (CEA) prior to inclusion in the vaccine or the control groups. Patients will be screened for MAGE-A expression. The control group will receive five plus five injections with physiological saline. In the event of disease progression, as verified by tumor scan during the vaccination schedule, vaccinations will be discontinued.

Corporate History and Information

DanDrit was incorporated in Delaware on January 18, 2011 under the name “Putnam Hills Corp.” (“Putnam”) as a vehicle to pursue a business combination through the acquisition of, or merger with, an operating business. We filed a Registration Statement on Form 10 with the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2011.

On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA (formerly known as Putnam Hills Corp.), Dandrit Denmark and N.E. Nielsen, as the representative of the shareholders of DanDrit Denmark, pursuant to which the holders of approximately 97% of the issued and outstanding capital stock of DanDrit Denmark (the “DanDrit Consenting Holders”) agreed to exchange an aggregate of 3,879,624 equity interests of Dandrit Denmark for 5,814,945 shares of DanDrit USA (the “Share Exchange”) and as a result of which Putnam would become the parent of DanDrit Denmark. Following the closing of the Share Exchange, in accordance with Section 70 of the Danish Companies Act and the Articles of Association of Dandrit Denmark, DanDrit USA will offer to any Dandrit Denmark shareholder that has not consented to the Share Exchange (the “Non-Consenting Shareholders”) and therefore has not exchanged such Dandrit Denmark shareholder’s equity interests in DanDrit Denmark for shares of DanDrit USA, the pro rata portion of the number of shares of DanDrit USA such DanDrit Denmark shareholder would have been entitled to if such DanDrit Denmark shareholder had consented to the Share Exchange, up to an aggregate of 6,000,000 shares of DanDrit USA, including those issued to the DanDrit Consenting Holders at closing. Any remaining shares of DanDrit USA that have not been issued to the Dandrit Consenting Shareholders at the closing, or to the Non-Consenting Shareholders following the closing, shall be distributed pro rata among the shareholders of DanDrit Denmark that have received shares of DanDrit USA based on the number of shares of DanDrit USA issued to such shares of DanDrit Denmark in connection with the Share Exchange and the Share Exchange Agreement.

Upon the closing of the Share Exchange, DanDrit USA and the its majority shareholder immediately prior to the closing agreed to cancel up to 4,400,000 share of common stock.  In addition, following the closing of the Share Exchange, the wholly owned subsidiary of the company formed solely for the purposes of changing the company’s name, Dandrit Biotech USA, Inc., merged with and into the company and the company adopted the name of its wholly owned subsidiary “DanDrit Biotech USA, Inc.”

DanDrit USA owns approximately 97% of the outstanding equity interests of DanDrit Denmark. As a result of the Share Exchange, we changed our management and reconstituted our board of directors. As of the effective time of the Share Exchange, Samir Masri, the Chief Executive Officer, Chief Financial Officer, President, Secretary and sole director of Putnam resigned as the sole officer and director of the company and appointed NE Nielsen, Dr. Jacob Rosenberg, Dr. Eric Leire, Aldo Petersen and Robert E. Wolfe as directors of Putnam, and Dr. Eric Leire as Chief Executive Officer and President and Mr. Wolfe as Chief Financial Officer.

Our principal executive offices are located Fruebjergvej 3 Box 62, 2100 Copenhagen, Denmark, and our telephone number is +45 39179840. We maintain an Internet website at www.dandrit.com. The information contained in, or accessible from, our website is not a part of this prospectus.

Products

DanDrit plans to assess its lead compound, MelCancerVac™ (MCV), a cellular therapy, in a comparative Phase IIb/III clinical trial in advanced colorectal cancer. DanDrit uses a dendritic cell technology similar to the Dendreon’s FDA approved Provenge™ cancer vaccine.

MCV demonstrated efficacy in three separate Phase IIa clinical trials in colorectal and non-small cell lung cancer. Even if MCV can be used for various cancers, DanDrit has decided to initiate MCV’s clinical development with advanced colorectal cancer. We believe that a maintenance therapy for advanced colorectal cancer represents a genuine commercial opportunity for MCV. A clear and unmet medical need for a safe maintenance therapy offers the opportunity to confirm the efficacy of MCV in a favorable setting.

DanDrit plans to conduct a randomized multicenter (anticipated to be located in USA, Europe and Asia) clinical trial to determine the safety and efficacy of MCV as adjuvant therapy in advanced colorectal cancer. The study will determine the ability of MCV to prevent recidivism in stage IV colorectal patients with no evidence of disease after surgical resection of liver metastasis and chemotherapy. Using an Adaptive Design Clinical Study, which allows modification made to trail and/or statistical procedures of ongoing clinical trials based on accrued data, the double blinded randomized Proof-of-Concept study will evaluate MCV with standard of care against standard of care alone in 174 colorectal cancer patients using as primary endpoints Progression Free Survival at 18 months and Overall Survival. We anticipated that the blinded comparative trial can be completed within three years. We are confident that positive upcoming clinical data will be the catalyst to unlock commercial revenues for DanDrit through either acquisition by a pharmaceutical partner or licensing deals that would yield upfront and milestone payments as well as royalties.

DanDrit has learned how to manufacture dendritic cells, immune cells forming part of the mammalian immune system with the main function of processing antigen material and presenting it on the surface to other cells of the immune system, functioning as antigen-presenting cells, in vitro from monocyte (a type of white blood cell) precursor cells taken from patients eligible for DanDrit’s therapies. The preparation of tumor lysate containing selections of cancer, specific non-self antigens, allows DanDrit to sensitize patients’ dendritic cells. The use of the patient’s own monocyte cells from peripheral blood (autologous cell therapy) overcomes the issues associated with non-self allergic reactions to immune therapies.

DanDrit’s intellectual property is protected with patents and trademarks. DanDrit’s candidate vaccines are based on the MCV platform that is protected by a family of issued or submitted patents. DanDrit’s lead product has completed Phase II clinical trials in Denmark and Singapore. DanDrit’s Singapore Phase II data was compelling enough that the Singapore authorities allowed the use of MCV for CRC on a humanitarian named patient basis.

To date, clinical trials of MCV have been targeted to patients in terminal stages of cancer with non-resectable bulky tumors who failed to respond to surgery and chemotherapy. Several patients given just months to live were alive and enjoyed high quality of life, two years after MCV therapy commenced. Several patients showed stable disease with no progression of tumors. There was evidence of tumor regression in some patients.

These achievements have been built on a carefully executed R&D program that generated practical solutions to scientific and medical challenges. Through this development program, DanDrit gained advanced understanding of the role of dendritic cells in immunoregulation and cancer.

Non-core applications of dendritic cell technologies mastered by DanDrit have applications in infectious diseases and auto-immune diseases such as diabetes (7th leading causes of death in the US). These other applications represent opportunities for out-licensing and cooperation. Where other companies have non-core technologies of relevance to DanDrit’s core business in dendritic cell cancer therapy, we will pursue a policy of cooperation and in-licensing.

DENDRITIC CELLS, THE THERAPEUTIC PLATFORM

Summary

Early academic work of Professor Jesper Zeuthen, and other colleagues at the Danish Cancer Society was spun-out into DanDrit Biotech. The fundamental scientific postulate of DanDrit is the fact that key cells in the immune system can be sensitized to cancer cells that carry foreign (or non-self) antigens. These key antigen-presenting cells are the dendritic cells. Dendritic cells encounter and recognise foreign antigens. Dendritic cells can assimilate and process the cells expressing these antigens. The key components of these antigens (known as epitopes, and several epitopes are known as polytopes) are subsequently presented on the cell surface of the dendrititc cell. Dendritic cells travel to lymph nodes and other lymphatic tissues where the epitopes are presented to other immune cells, including cell-killing T lymphocytes. T lymphocytes sensitised by dendritic cells can then recognize and kill tumor cells carrying tumor-specific antigens recognised by the dendritic cells. The main aim is to kill tumor cells without killing normal body tissues.

Dendritic cell interacting with T-lymphocyte

The above photograph (courtesy Science Photo Library) illustrates a dendritic cell (blue/green) communicating with a T-lymphocyte (gold). From DanDrit’s point of interest, this might represent a dendritic cell instructing a T-lymphocyte to kill tumor cells.

DanDrit presents itself as a “Cancer Vaccine” company and its lead product, MelCancerVac® (MCV), a polytopic vaccine, targets colorectal cancer in the first instance. In addition, DanDrit has developed several technologies relevant to dendritic cell production.

DanDrit’s candidate vaccines are based on the MCV platform that is protected by a family of issued and submitted patents. DanDrit’s lead product has completed Phase II clinical trials in Denmark and Singapore. DanDrit’s Singapore Phase II data were compelling enough for the Singapore authorities to make MCV available on a limited humanitarian named patient basis.

To date, clinical trials of MCV have been targeted to patients in terminal stages of disease who failed to respond to surgical resection and chemotherapies. Some patients given just months to live were still alive and enjoyed high quality of life, two years after MCV therapy commenced. Many patients were showed stable disease with no progression of tumor. There was evidence of tumor regression in some patients.

Scientific and medical research is adding to DanDrit’s clinical and pre-clinical development pipeline in cancer. Some of this research in dendritic cells could have implications that reach beyond DanDrit’s cancer vaccine vision.

Dendritic Cells and the immune response

Dendritic cells were first recognised by Paul Langerhans in the late 19th century. For this reason such cells in the skin may still be referred to as Langerhans cells. The term “dendritic cell” was first used by Ralph Steinman and Zanvil Cohn in 1973. Steinman received the 2007 Lasker Award for this work and the 2011 Medicine Nobel Prize.

Like macrophages, cells whose role is to phagocytose, or engulf and then digest, cellular debris and pathogens, either as stationary or as mobile cells, dendritic cells are involved in the processing of antigens and their presentation to the cells that directly carry out the immune response through antibody generation (B lymphocytes) or cell killing activity (T- lymphocytes). Like macrophages, dendritic cells are mobile and once stimulated by an antigen, activated macrophages and dendritic cells move from their host tissue (usually skin or epithelial tissue such as gut, mucous membranes, lung etc.) to lymphatic tissues where they encounter and stimulate cells that mediate the immune response.

Unsurprisingly, macrophages and dendritic cells are closely related. Both are derived from circulating blood cells known as monocytes. Monocytes, macrophages and immature dendritic cells are all phagocytic cells, that is, they engulf and process foreign antigens. On activation by the uptake of antigen, dendritic cells mature and become mobile. The mobile mature dendritic cells are capable of stimulating T-lymphocytes through the expression of T-cell stimulatory antigens on their cell surfaces.

It is possible to force monocytes to differentiate in vitro into immature dendritic cells. This is the basis of DanDrit’s proprietary dendritic cell production process. As in nature DanDrit’s process involves a subtle communication between monocytes and cytokines. Dendritic cells produced by DanDrit are functionally, morphologically and biochemically very similar – if not identical – to natural dendritic cells.

Figure 2 Principle of Dendritic Cell cancer vaccines

DanDrit’s platform technology is based on isolating patient monocytes and transforming them into immature dendritic cells in vitro. This is achieved by exposing monocytes to cytokines (interleukin 4, IL-4; and granulocyte macrophage colony stimulating factor, GM-CSF). Still in vitro these immature dendritic cells are activated by exposure to a cancer cell line lysate. This cancer cell lysate contains many “non-self” antigens of the cancer/testis family. Although coded by the human genome, these antigens are not normally expressed in tissues other than cancer or testis (note that testis and immune system are isolated from each other). Once sensitised in vitro, the immature dendritic cells are matured by exposure to a DanDrit proprietary cytokine cocktail. The now mature dendritic cells can be re-injected to the patient via a simple 0.2 ml intra-dermal injection and they will find their way to the lymphatic tissues. There, they will stimulate multiple cell killing (T) lymphocytes which will become sensitised to the cancer-specific antigens present in the lysate.

The Platform Technology, MelCancerVac®

MelcCancerVac® (MCV) is a cellular immunotherapy for treatment of cancer. At this time MCV has been studied in two cancers: Non-Small Cell Lung cancer (NSCLC) and colorectal cancer (CRC). The use of MCV is extended to other tumors in the mid-term such as the two types of oesophageal cancers: esophageal squamous cell carcinoma (EC) and esophageal adenocarcinoma (EAC).

DanDrit’s platform technology comprises two arms:

●	Autologous dendritic cells obtained by the activation of patient-derived monocytes

●	Proprietary lysate from melanoma-derived cell line expressing a range of cancer/testis antigens, notably the MAGE-A family

The melanoma lysate component of MCV is manufactured from a melanoma cell line established by DanDrit scientists. This cell line was isolated from a melanoma tumor that expressed antigens found in a wide range of tumors but not in normal tissues (other than the testis). These antigens belong to a family of cancer/testis antigens (including mostly MAGE-A antigens) found in many tumors.

Furthermore, by exposing DanDrit’s proprietary melanoma tumor cell to 5-aza-deoxycytadine (5-aza-CdR/Decitabine), which is an inhibitor of DNA methylation, DanDrit has shown that derived tumor lysates (MCV5AZA) express a far wider range of tumor-specific antigens.

Antigen characterization

For a patient to respond favourably to MCV, it is necessary that the antigens presented by the patient’s tumor show a significant match with the antigens in the lysate. The level of expression of antigens in each batch of lysate is determined by a procedure known as Reverse Transcriptase Quantitative Polymerase Chain Reaction or “RT-QPCR”. Clearly all patient cells will present many thousands of antigens - as will the lysate. MCV’s lysate component is isolated from a melanoma cell line that expresses a great many cancer/testis antigens at significant level. This broad spectrum of cancer/testis antigens is what makes MCV a good cancer vaccine. Figure 3 (below) shows how RT-QPCR can analyse levels of antigen expression as measured by messenger RNA.

Figure 3 Comparison of tumor antigen expression in MCV with two patient biopsies

In this example, TA-1 to TA-28 are 28 known tumor antigens (antigens that are only expressed by cancer cells and not by normal cells). We can see that 14 of these antigens are present in MCV. Even more (21) cancer-specific antigens are expressed by the tumor in Patient two, which indicates a good chance of promoting a cancer killing response. In patient one there is not a strong overlap of MCV antigens and the five patient’s tumor antigens. The chances of promoting a strong immune response are less but still significant (TA-3, TA-9, TA-18, and TA-19 are shared).

By analyzing patient’s tumors by RT-QPCR it is possible to select patients that have the best chance of success with MCV. However, other uncharacterised antigens may also be present that might promote a response.

Clinical Trials Data and product approvals

Overall clinical results

All dendritic cell-based vaccinations are safe, with no life-threatening side effects, as found by DanDrit, competitors, and the medical community. The only potential adverse events associated with dendritic cell vaccines are a flu-like symptom with fevers (not up to 39-40 deg. C), chills, and headaches in some patients. The occurrence of these adverse events did not require additional treatment or hospitalization. Some patients may also develop a vitiligo, a skin condition in which there is a loss of brown color (pigment) from areas of skin, resulting in irregular white patches that feel like normal skin, when melanocyte differentiation antigens are used as targets in immunotherapy. However, this does not occur with DanDrit’s MCV due to a lack of differentiation antigens in the melanoma cell lysate.

MCV is produced according to the principles of Good Manufacturing Practice (GMP) in facilities approved by the Danish Medicine Agency and EU regulation for the production of medicines from patient blood in aseptic conditions. No products of animal origin are used during vaccine preparation. Quality control is performed for each individual batch of the vaccine as well as for the lysate used in the loading of dendritic cells.

MCV has been tested in clinical trials for the treatment of colorectal cancer (CRC) and non-small-cell lung cancer (NSCLC).

CRC Clinical Trials

●	Phase II at Gentofte Hospital, Denmark - Completed

●	Phase II at the National Cancer Centre, Singapore - Completed

NSCLC Clinical Trials

●	Phase II at Herlev Hospital, Denmark – Completed

ColoRectal Cancer (CRC) in Denmark

DanDrit sponsored a clinical trial using MCV at the University Hospital of Copenhagen, Gentofte, in Denmark. Enrolment of CRC patients started in October 2004 and the study ended in September 2006. The title of this study is: “Vaccination with autologous dendritic cells loaded with Lysate of allogeneic melanoma cells (MCV) for treatment of patients with advanced colorectal cancer”.

Twenty patients with advanced colorectal cancer (Dukes D - not curable by resection and no further conventional therapy options available) were included in the study (six patients in phase I and 14 in phase II).

The purpose of this open phase I/II study was to study the tolerability and effect of MCV given as intradermal injections to patients with metastasizing colorectal cancer, where there was no indication for surgery or chemotherapy. The first part was a phase I study to investigate whether treatment with MCV is in any way toxic. No toxicity was observed and the study continued into phase II to study the effect and tolerability of MCV. At the completion of the study stable disease was observed in twenty percent of the enrolled patients. This data was achieved with a DanDrit’s early MCV vaccine, which has since been replaced by an improved MCV.

Inclusion criteria:

●	Age 25-75

●	No chemo or radiotherapy within six weeks prior to inclusion

●	Expected survival > four month

●	Performance status two according to the performing status of WHO

●	Adequate hepatic and renal function

●	Adequate haematopoietic and coagulation capacity

●	Normal EKG or non-clinical significant abnormal EKG

●	Preserved pulmonary function

Exclusion criteria for the trial:

●	Uncontrolled serious infection

●	Systemic corticosteroid treatment or other immune suppressive treatment in the last two months

●	Participation in other clinical trials over the former six weeks

●	For women, pregnancy or lactation

Study design: dendritic cells were generated from autologous peripheral blood mononuclear cells (PBMC). In order to increase the level of circulating leukocytes, patients exercised five minutes on a treadmill before 200ml of blood was drawn. Patients were scheduled for ten vaccinations consisting of 3-5x106 dendritic cells. Vaccinations were given bi-weekly intra-dermally on the proximal thigh with two injections each thigh. Adverse events were monitored and classified according to the National Cancer Institute’s Common Toxicity Criteria (NCI’s CTC). Evaluation of responses was made according to the Response Evaluation Criteria in Solid Tumors (“RECIST”) criteria and patients were CT scanned before entering the study, after five vaccinations and after ten vaccinations. Quality of life was monitored by questionnaires bi-weekly. The study was performed at the Department of Surgical Gastroenterology at Gentofte University Hospital, Copenhagen, Denmark according to ICH Guidelines for Good Clinical Practice (European Directive on GCP 2001/20/EC).

Non-small cell lung cancer (NSCLC) in Denmark

DanDrit sponsored this MCV clinical trial conducted at Herlev Hospital, University of Copenhagen, in Denmark. The title of the study is: “Vaccination with Autologous Dendritic Cells Pulsed with Allogeneic Tumor Lysate (MelCancerVac) for the Treatment of Patients with Advanced or Metastatic Non-Small Cell Lung Cancer”.

DanDrit designed the trial as an open-label, phase II clinical study. Enrolled patients had disseminated, inoperable NSCLC after chemotherapy; the patients did not want further chemotherapy: and no other systemic treatments could be offered to them.

The primary objective was to measure the antigen specific immunological reaction between vaccine antigens and the patients’ immune system in vivo and in vitro. The secondary objectives were to estimate the patients’ survival time, the tumor response according to RECIST criteria, and the patients’ quality of life during the study period.

The first patient was included in January 2007. A total of 28 patients were included in the trial. The initial results were encouraging. In this Phase IIa trial a 43% response rate was observed, with six patients showing stable disease. Five of these patients were immunologically responding to the vaccine (ELISPOT –IFN Gamma positive) while eight of nine patients with no clinical response had no IFN gamma response.

Colorectal Cancer (CRC) in Singapore

A single arm phase II clinical study was also conducted at the Singapore National Cancer Centre (NCC) to investigate the efficacy of intradermal vaccination with MCV in patients with advanced colorectal cancer. The study used DanDrit’s new patented procedure for generating dendritic cells. All included patients had tumors which antigenically correlated with the vaccine, i.e. were MAGE-A positive. The purpose of the study was to investigate the objective efficacy and specific immunologic response of the MCV vaccination. The first patient was enrolled in June 2005, and by June 2007 a total of 20 patients had been treated and evaluated.

The vaccine was given to advanced colorectal cancer patients pre-treated with chemotherapy, where there was no further indication for surgery or treatment with chemotherapy.

Treatment with MCV did not adversely affect the patient’s quality of life, which remained both high and stable throughout the study period. MCV induced objective responses in seven of 20 patients (six responses were stable disease and one response was partial regression of tumor mass). Significant immunological and clinical correlation was observed. Results from the trial were presented orally at the AACR meeting in Singapore in November 2007. Since 2009, the focus has been on scaling up manufacturing and compassionate use in Singapore.

Compassionate Use/Named Patient Approval

Further to the data emerging from the Singapore CRC trial, the Singapore government requested and approved (22 September 2008) that named patients be offered MCV therapy at cost. This first compassionate use approval marked a significant milestone for the progress and acceptability of the MCV therapeutic model. This compassionate program could be used as a model to initiate sales of MCV in other countries of the ASEA such as Thailand or Malaysia.

Future: 100% Off-the-Shelve Vaccines

Autologous (from the patient) dendritic cells cancer vaccines are tailor made for each individual patient. This personalized medicine approach is appealing to the patients but may present several drawbacks to a pharmaceutical company. Creating a new, unique vaccine for each patient may be perceived as complex, time consuming, and expensive. Therefore, DanDrit is pursuing two programs to offer in addition to its personalized vaccine 100% off-the-shelve cancer vaccines: MCV2 and MelVaxin™. These two programs presented below capitalize on the knowledge and the expertise gained with DanDrit’s proprietary lysate used for MCV.

Allogenic DC based vaccine: MCV2

First, DanDrit is developing MCV2 a 100% off-the-shelf dendritic cell vaccine through collaboration with the Etablissement Francais du Sang (EFS) / GeniusVac (France). MCV2 is a cell-based immunotherapeutic product consisting of an irradiated plasmacytoid dendritic cell line presenting DanDrit’s proven lysate. DanDrit sourced the allogeneic dendritic cells from EFS /GeniusVac. EFS/GeniusVac produces anallogeneic plasmacytoid dendritic cells (pDCs) line that has demonstrated the induction of multi-specific and highly functional cytotoxic cell responses directed against tumor targets both In vitro and in vivo. These irradiated antigen-presenting pDCs have a strong power to induce specific antitumor response by cytotoxic DC8+ T-cells. The safety and efficacy allogeneic pDC platform has been proven. Stimulation of PBMC from HLA-A*0201+ donors by HLA-A*0201 matched allogeneic pDCs pulsed with tumor-derived peptides triggered high levels of antigen-specific and functional cytotoxic T cell responses (up to 98% tetramer+ CD8 T cells (a group of white blood cells known as lymphocytes and play a central role in cell-mediated immunity). The pDC vaccine demonstrated anti-tumor therapeutic in vivo efficacy as shown by the inhibition of tumor growth in a humanized mouse model. It also elicited functional tumor-specific T cells ex-vivo from PBMC and TIL of stage I-IV melanoma patients. Responses against MelA, GP100, tyrosinase and MAGE-3 antigens reached tetramer levels up to 62%, 24%, 85% and 43% respectively. pDC vaccine-primed T cells specifically killed patients’ own autologous melanoma tumor cells. This semi-allogeneic pDC vaccine was more effective than conventional myeloid DC- based vaccines.

This Allogenic approach offers multiple advantages:

●	The vaccine could then be mass-produced in a unique manufacturing facility
●	Cost effective process
●	All manufacturing process can then be out-sourced (DanDrit does not need to support its own GMP manufacturing facility)
●
The MCV2 vaccine could be more likely to have higher efficacy than MCV. The allogeneic DCs are further regarded as MHC-incompatible foreign invaders.  Then, they induce an inflammatory reaction that further promotes the recruitment and activation of endogenous DCs at the vaccination site. This hypothesis has now been verified in rat and mouse cancer models in which tumor growth was significantly reduced by therapeutic vaccinations with tumor-loaded allogeneic DCs.

●	MCV2 is still using the clinically proven lysate used in MCV as cancer specific antigen
●	“One- To- Many”: the same drug product could be used to treat several patients (consistent with current pharma business model).
●	Fully standardizable product
●	Guarantee of homogeneity of the clinical trials

Melvaxin™

A second platform product, MelVaxin™ is also evaluated. MelVaxin™ is similar to the lysate component of MCV. DanDrit proposed injecting MelVaxin™ into the skin to promote natural dendritic cell responses that will attack the tumor expressing cancer/testis antigens. It is necessary to inject MelVaxin™ with an immuno-stimulator such as GM-CSF, BCG or novel adjuvants (such as 3M’s TLR7 and TLR8 agonists). A preclinical programme has been planned in minipigs. These animals have immune response profiles, particularly of skin injection, that are very close to human. This programme, currently on hold, can be reinitiated when staff is available to manage this programme. This takes second place to the MCV2 programme and illustrates DanDrit’s professional commitment to advancing lead clinical products.

Other Future Products

Other cancers

DanDrit has already made progress with clinical trials of NSCLC and CRC. DanDrit is now focussing its clinical development on advanced colorectal cancer, but DanDrit may if opportunity arises extend its range of cancer targets to answer the desperate need for effective new therapies. As an illustration, esophageal cancers may be one of these opportunities. The two types of esophageal cancers the esophageal squamous cell carcinoma (EC) and the esophageal adenocarcinoma (EAC) expressed MAGE -A. Worldwide, EC is the most frequent malignant esophageal cancer accounting for at least 10,000 deaths per year.

But in Western countries, EAC is the most rapidly increasing cancer compared with other malignancies. Surgical resection is currently the only potential cure with or without neo-adjuvant or adjuvant chemo-and/or radiotherapy, the five year survival rate is less than 20%. At first presentation, approximately 50-60% of patients with esophageal cancer are not eligible for surgery and have very poor outcome.

Tolerogenic Dendritic Cells

Some dendritic cells seem to instruct cell-killing T cell clones to abandon their mission by self-destructing through an apoptotic pathway. This may offer the possibility of eliminating those T cells responsible for the manifestation of auto-immune disease. In MCV dendritic cells are derived in such a way that the resulting dendritic cells promote an immune reaction. However, dendritic cells may also be derived in such a way that they are tolerogenic, they promote immune tolerance. Promoting immune tolerance can be used to treat autoimmune diseases such as early stage type I diabetes (where insulin secreting cells are still present) or even to help prevent rejection of tissue transplantation. In this way the tolerogenic dendritic cells are used to turn off an undesirable immune reaction. DanDrit has established methods to derive tolerogenic dendritic cells from peripheral blood monocytes, similar to the approach used to generate immunogenic dendritic cells in MCV. Tolerogenic dendritic cells are easily distinguished by their function in vitro. DanDrit has filed patents to cover the generation of tolerogenic dendritic cells.

Non-Core Products – Out-licensing

Non-core patents are being developed for application in dendritic cell related applications that are not cancer-related. Revenues from licensing such non-core products will support core product and core technology development.

The principal non-core intellectual property relates to tolerogenic dendritic cells, their production and application in auto-immune diseases to include type 1 diabetes. DanDrit’s fast track production methods for dendritic cells might be out-licensed for non-competitive applications in areas other than cancer.

Fast-track production of Dendritic Cells

The generation of mature immunogenic dendritic cells from peripheral blood monocytes requires eight days of growth in culture. The efficiency of producing MCV could be improved if the time required to generate dendritic cells could be significantly reduced. DanDrit has tested many protocols for generating dendritic cells quickly. Two promising methods have emerged from intensive research activities to generate dendritic cells in either two days or five days. The fast track methods for generating dendritic cells produce immunogenic dendritic cells that are comparable to cells generated using DanDrit’s standard technique. These new fast track methods are covered by DanDrit’s existing dendritic cell technology patent.

This fast-track production technology could be of commercial interest for other companies working in non-competitive areas of dendritic cell technology.

MicroRNAs for dendritic cell quality control

DanDrit patented a method using microRNAs to characterise dendritic cells and establish a basis for quality control. To date there are few dendritic-cell specific antigens and those existing are covered by patents. DanDrit has patented its microRNA approach developed with Bioneer (note that patents are 100% owned by DanDrit).

Proposed Clinical Trial

Most of the net proceeds from this offering will be spent on a Proof of Concept (PoC) clinical trial. DanDrit will focus its development program on a randomized Phase IIb/III clinical trial in stage IV (metastatic) colorectal cancer. The purpose of this section is to present this clinical trial.

The proposed PoC study with an adaptive design plans to enroll 174 stage IV colorectal cancer patients after surgical resection of liver metastases and chemotherapy. These patients will therefore have no evidence of disease. The clinical study is designed as a randomized, placebo controlled, multicenter, Phase IIb/III clinical study. Treatment is double blinded (to the patients and physicians). Patients will be included after resection of their primary tumor and resectable metastases in liver and after appropriate peri- or post-operative chemotherapy by stratification and random assignment to a non-vaccine control group or a vaccine group receiving five vaccinations with 14-day administration intervals followed by five vaccines with two-month intervals. Inclusion is planned to take place one month after finishing the last round of peri- or post-operative chemotherapy (FOLFOX or FOLFIRI) and after a negative tumor scan (head, thoracic and abdominal cavities) and normal CEA prior to inclusion in the vaccine or the control groups. Patients will be screened for MAGE-A expression. The control group will receive five plus five injections with physiological saline. In the event of disease progression, as verified by tumor scan during the vaccination schedule, vaccinations will be discontinued. The table below summarizes the key features of the proposed PoC clinical study.

Phase IIb/III Overview

Purpose
To determine the safety and efficacy of our investigational vaccine in colorectal cancer and to determine its ability to prevent recidive in stage IV colorectal patients with no evidence of disease (after surgical resection of metastase and chemotherapy)

Study Type	Interventional
Study design
Endpoint (primary)	Efficacy : Progression Free Survival at 18 months
Endpoint (secondary)	Overall Survival; Carcino-Embryonic Antigen (CEA); Quality of Life
Intervention Model	Parallel assignment 174 patients
Masking	Double blind
Allocation	Randomized
Power	80%
Adaptive Design	Purpose: potential sample size re-estimation Interim analysis of 12-month data from first 90 patients (CEA)
Treatment	Five vaccines bi-weekly (intra-dermal administration) followed by five vaccines every two months
Location	Asia, Europe, and USA
Expected Duration	Three years
Eligibility
Stage IV colorectal cancer patients
After resection of liver metastase (lung metastase are excluded) and no evidence of disease (CT scan and CEA back to normal)
          ●    Stratification for risk factor
Vaccine therapy given after FOLFOX or FOLFIRI (after completion of course of chemotherapy)
Screen for MAGE-A expression

Critical Success Factors

The points below are a specific, focused list of critical factors and challenges that need to be considered for the project, during the critical start-up phase and throughout the project life cycle. In addition to the sections noted below, during the course of the study, DanDrit will be pro-active in discussing the Critical Factors with the investigators.

Oncology studies by their nature have a degree of complexity not always encountered in other therapeutic areas. We believe success of the CRC study will be related to these Critical Success Factors. Our approach to each critical factor is detailed below. DanDrit identified the following key factors for success:

●	Patient accrual and site selection
●	Assessment of patient response
●	Study design and collection of patient data
●	Vaccine supply
●	Patient safety
●	Multinational regulatory requirements
●	CRO previous experience
●	Adaptive trial design experience

Patient accrual and site selection

The proposed study is anticipated to enroll 174 patients at approximately 37 sites in the US, Europe and Singapore. Although the number of potential stage IV patients is significant, only a portion of these, approximately 10-20%, will have complete resections of their primary tumors and metastatic disease to liver with no detectable residual disease (i.e. clear resection margins). This coupled with a competitive oncology vaccine research environment will put pressure on accrual milestones.

The selected patient population will be easier to work with than the patients in Phase IIa. It is reasonable to expect the response rate to be greater for MCV, or for any immunotherapy, in a patient population with No evident Disease (NED). Consequently in this Phase IIb/III trial, patients will have to be NED, raising the likelihood that the immune system can generate a response against cancer as it re-occurs. We believe this may ultimately lead to better data from the Phase IIb/III trial. Careful selection of study sites using evidence based feasibility research, discussion with colorectal key opinion leaders (KOLs), contact with investigators at key sites and our past clinical experience in this indication and with cancer vaccines will be required. The trial is planned to be run out of sites such as Dana Farber Harvard University in the US, the Institut Gustave Roussy (IGR) in France, the National Cancer Institute of Milan in Italy, all of which are among the world’s premier cancer research and treatment facilities and leaders in immunotherapy research. That these sites are among the selected clinical trial sites raises the chances that the 174 patients will be recruited swiftly.

Accrual rates are estimates and can be further refined. Inadequate enrollment is one of the biggest drivers of wasted cost and time in clinical trials. Therefore, DanDrit has taken a very conservative position regarding site selection and patient enrollment.

Assessment of patient response

In general, in oncology vaccine studies, the relationship between clinical response, survival (and other measures of efficacy) and immune response may be unclear. Changes in patients’ immunological profiles during vaccination protocols, their response to the vaccine components as measured by DTH, ELISPOT, CD antigen profiles and other strategies to attempt to correlate treatment outcome with the results of vaccination are variable. The paper describing the Phase II study in CRC patients by Toh et al indicates that a plasma protein expression profile has been identified for responding patients. Continued evaluation of immunological profiles of the patients and the collection of these data and correlation with outcomes may be desirable but for this POC study will not be necessary.

In a guidance document by the FDA, “Clinical Considerations for Therapeutic Cancer Vaccines” (September 2009), the agency recognizes that immunological approaches to tumor control may require significant time to develop, and that careful clinical assessment of patients must be performed as well as the use of methods that rely on radiological measurement of tumor size (e.g. RECIST). The guidance indicates that for cancer vaccines, patients may be observed to develop indications of progressive disease based on radiological measurement, but that these indications may also be transient and that tumor regression is still a possibility as the immunological response develops. Methods to incorporate such an approach will help avoid premature termination of study treatment for some patients.

Tumor burden has also been a confounding problem for oncology vaccine development because of tumor-induced immune-suppression in some patients and because of progression prior to immune response. These issues may be obviated in this study of no-evident-disease subjects.

Patient safety

MCV appears to be safe and well tolerated in studies to date. Adverse events related to the vaccine appear to be Grade 1-2 and consist of mostly superficial toxicities as describe above. Patients in the proposed study will have recovered from previous treatments and will be apparently disease free: thus, at this time, only general safety precautions and observations related to the patient population are recommended.

Injection site reactions and other toxicities expected in the class of DC vaccines will be included in site training. Some volume of Severe Adverse Events can be anticipated in a population of advanced CRC patients. Discrimination of events related to vaccine against a background of underlying disease and prior chemo or and/or radiotherapy will be necessary.

The CRO’s pharmacovigilance scientists will prepare a Safety Management Plan to specifically outline the procedures to be followed and will train the site personnel to obtain, collect, verify, transmit and coordinate a timely and efficient manner.

In addition to reviewing assignment of causality, a DSMB may assist in the (proposed) interim assessment for efficacy and its constitution should be considered.

Regulatory

DanDrit will seek scientific advice from EMEA (ATMP) and will request a pre-Phase II meeting with the FDA. The CRO Regulatory Affairs group will provide preparation and assistance for the Scientific Advice process in EMEA including the following activities:

●	Regulatory review of pertinent data
●	Discussions/kick off meeting with DanDrit contact(s), for background, pertinent issues, proposed questions, strategic discussion etc.
●
Prepare a briefing package for Scientific Advice includes QC (one review round with DanDrit) using the existing information in the Investigational Medicinal Product Dossier(IMPD)/Investigator Brochure(IB) as the basis for the package

●	Set up and attend meeting with EU regulatory agency and conduct all associated administrative tasks (letters, post meeting minutes, etc.)

While the IIb trial will commence as soon as practicable and will run over a three year period, DanDrit also has the option to evolve the Phase IIb to a Phase III trial through the use of an adaptive design. Ordinarily a drug requires two Phase III trials before it can apply for FDA approval. Consequently the first patient for Phase IIb could be considered commencement of ‘pivotal’ trials for MCV. Also, DanDrit intends to move to a pivotal trial in China with a Chinese partner. Currently, the China Food and Drug Administration offers a low-cost clinical development pathway for cancer drugs developed, manufactured and commercialized in China. A separate local CRO will be recruited for this Chinese trial.

Our Competitive Strengths

We believe our following strengths position us to increase our revenue and profitability:

●	Cutting Edge Technology. Immunotherapy is one of the waves of the future in cancer treatment.

●
Colorectal Market Potential. Colorectal cancer is a large market with a well identified unmet medical need for safe maintenance therapy. The clinical data for MCV to date gives the potential for the vaccine to eventually become the standard of care for maintenance therapy. MCV has the potential to alter the treatment paradigm by prolonging periods of remission after response to chemotherapy. If MCV works as expected in colorectal cancer, we believe it would likely prove beneficial in other tumors that over-express MAGE-A including lung, breast and esophageal cancer.

●
Regulatory Precedent. Dendreon with Provenge™, its prostate cancer vaccine, pioneered the regulatory pathway for MCV. Dendreon worked with the FDA to develop the protocols allowing a cellular therapy such as MCV to be approved for clinical use. DanDrit could be the next generation of dendritic cell vaccine with several improvements over its competition: stimulate a cellular immune response rather than just an antibody response, no need for leukapheresis to produce the vaccine, intradermal administration, convenience of an allogenic vaccine, polytopic approach but with a focus on the MAGE-A antigen family and reliable manufacturing.

●
Successful Use in Singapore. For the last five years, DanDrit and the Singapore National Cancer Center have provided MCV to colorectal cancer patients within an on-going compassionate use program in Singapore. Based on that experience, DanDrit is building a potential collaboration with a Chinese oncology pharma partner that may speed up large scale commercialization of MCV.

●	Strong IP Protection. The technology is patented with a long patent life. DanDrit owns 100% of the technology, without intellectual property issues.

Our Strategy

Our strategy is focused on conducting a proof-of-concept clinical trial in advanced colorectal cancer that may trigger partnership deal that should bring a significant return on investment (based on analysis of past acquisitions of peer cancer vaccine companies).

DanDrit intends to conduct a randomized multicenter (USA, Europe and Asia) clinical trial to determine the ability of MCV to prevent recidivism in stage IV colorectal patients with no evidence of disease after surgical resection of liver metastasis and chemotherapy.

This blinded comparative trial is planned to be completed within three years. DanDrit’s management is confident that upcoming clinical data will be the catalyst to unlock commercial revenues for DanDrit through either acquisition by pharmaceutical partner or licensing deals that would yield upfront and milestone payments as well as royalties.

We are also considering a registration trial to support potential approval of MCV in China. This trial would be conducted under China Food and Drug Administration regulations with a Chinese oncology pharmaceutical partner, such as the TASLY Group or 3S Bio. Contacts with 3S Bio and the TASLY Group have already been initiated. China has recently put in place a drug approval system that includes a low-cost first clinical approval pathway especially for Chinese biotechnology companies. The approval for local biotechnology players is advantageous, since costs for a pivotal clinical trial in China are estimated at one tenth of EU or U.S. costs. Therefore, we plan to collaborate with a Chinese company such as the TASLY Group to develop, manufacture and sell MCV in China. Several factors are also making a partnership with a Chinese pharmaceutical company attractive:

●	For registration, the clinical trial can only be performed in sites approved by the China Food and Drug Administration. By November 2010, there were 112 oncology sites in Mainland China.
●
Screening for MAGE-A could be attractive to the China Food and Drug Administration, but tumor samples could not be shipped outside of China for genomic testing. Therefore a partner who can perform MAGE-A screening in China is valuable.

In addition, the China Food and Drug Administration relies more than other agencies on risk benefit assessment. Risk benefit assessment in China remains the “heart” of determining the value of products and is a more favorable assessment approach to MCV as the vaccine is, thus far, well tolerated with a perfect safety profile (due to dendritic cell technology).

Furthermore, due to high unmet medical need, the approval for cancer drugs is also more favorable than in other regions of the world. Because cancer is the first cause of mortality in China, the approval process for oncology drugs benefits from easier rules than those that govern drugs targeting other diseases. The State Food and Drug Administration (the predecessor of China Food and Drug Administration) granted 114 Clinical Trial Authorization (CTA) approvals for oncology global/regional trials from 2005 to 2010. Generally, in order to approve a cancer drug in China:

●	Usually only one pivotal study is required
●	With only 100 to 800 patients (most likely 300 patients)
●	An open-label study design is accepted (without placebo control)
●	The statistical consideration are also attractive as relatively low statistical significance (P value 0.03~0.05) is required
●	Overall additional flexibility exists for oncology drugs, driven by the benefit/risk ratio

Furthermore, a special review and approval procedure applies to oncology drugs. The review and approval procedure could shorten the review time and can enhance communication with the China Food and Drug Administration. By the end of 2010, 28 drugs obtained approval, and more than half were oncology drugs (ten chemical drugs, and five biologics).

We believe that it is important to take advantage of this development opportunity quickly as the paradigm for oncology drug development is changing rapidly in China:

●	There is an unprecedented number of anti-cancer therapies in development and the standard of care changes quickly
●	The complexity of information concerning tumor genetics and signaling pathways is growing and will bring greater opportunities for personalized medicine

Industry

Cancer deaths remain constant, partly because people are living longer. DanDrit’s lead products for NSCLC and CRC address about 40% of all cancer deaths. Other important cancers include Breast (8% of deaths), Prostate (6% of deaths) and Pancreas (6% of deaths). Together these top 5 cancers are responsible for 60% of all cancer deaths.

Cancers Diagnosed (deaths in parentheses) each year

Region	Population 1000,000s	All Cancer 1000s	NSCLC 1000s	CRC 1000s	Breast 1000s	Prostate 1000s	Pancreas 1000s
USA	300	1400 (560)	190 (125)	150 (50)	185 (40)	185 (30)	37 (30)
EU	500	2300 (900)	315 (205)	250 (85)	305 (67)	305 (50)	60 (50)
Combined	800	3700 (1300)	505 (330)	400 (135)	490 (107)	490 (80)	97 (80)

With the 12,667,500 estimated number of new cancer cases in 2008, cancer remains a large market opportunity. Cancer is still the main cause of death in developed countries – accounting for ~33% of death and remains an area of huge unmet medical need. The cancer market has a high growth potential for the coming years with an expected 7% annual growth rate for the years 2011- 2018. The American Cancer Society figured out 1,638,910 new cancer cases in the US for 2012 with 577,190 associated deaths.

In Europe the number of new cancer cases for 2012 was estimated at 3.45 million with a 1.75 million deaths. The cancer market is the fastest growing pharmaceutical market with $83 billion expected growth of the cancer drug market by 2020.

The per-treatment price of chemotherapy for CRC is approximately $30,000. We expect that, if our vaccine is approved for use in CRC patients, the cost per-treatment will be approximately equal to the per-treatment cost of chemotherapy.

Due to its safety profile, MCV should fit easily into the treatment paradigm of most cancers. The initial label of adjuvant therapy for stage IV colorectal cancer with no evidence of disease after surgical resection of metastases could be a door opener for the larger colorectal cancer market. DanDrit’s pharmaceutical partner should be able to grow the label to the larger adjuvant for stage III colorectal cancer market.

Colorectal Cancer

The figure below presents the market opportunity for MCV in advanced colorectal treatment. The global colorectal cancer market peak opportunity for MCV can be valued at US$4.6 billion using quite conservative assumptions.

Despite numerous therapeutic advances, colorectal cancer continues to be associated with one of the worst survival rates of all cancers. Metastatic liver disease is found in 10% to 25% of patients having surgery for primary colorectal cancer instead of liver metastasis are detected in 40-50% of patients with diagnosed colon cancer. Then, standard of care “treatment” for colorectal cancer patients after resection surgery and chemotherapy is only observation. When surgical resections of liver metastases are possible, as in 20% of the affected patients, five years survival may approach 35%. According to the most recent papers, the median Progression-Free-Survival (PFS) in patients receiving combined surgery and chemotherapy with No Evidence of Disease is 24-26 months.

We believe that it is of great importance for colorectal cancer patients receiving surgery alone or surgery combined with peri- or post-operative chemotherapy, that new and more effective therapies are developed and offered in the post-treatment period. The aim of the proposed trial is to study whether our lead vaccine can increase the progression-free survival for these patients.

Licensing Potential and Cooperation Agreements

The following discussion represents opportunities that we believe can expand the use of our technology.

Alliance with Chinese Company

In addition of the size of their national market, Chinese biotech firms currently benefit from a low cost first clinical development path. The Chinese approval process is favorable for local biotechnology companies. With a Chinese partner, we plan to conduct a Phase III trial in China for approximately one tenth of the cost in the U.S. and at a faster pace. A successful Phase III trial could result in large scale commercialization in China and Southeast Asia.

Furthermore, the domestic market in China for cancer therapies is expected to grow due to a large aging population, expanded insurance coverage, higher government healthcare spending, rising disposable incomes and the high incidence of cancer among the population. In spite of recent price cuts, we believe that the market for cancer therapies in China represents a long-term opportunity based on the factors set forth above. In 2010, oncology agents (17.1%) ranked second in sales, at 17.1%, only after anti-infective agents (23.1%) and before cardiovascular drugs (13.4%). This market segment is expected to continue to grow at a CAGR of over 20% from 2009 to 2014.

Alliance Strategy

In addition to its lead compound MCV, DanDrit has built a pipeline of dendritic cell based cancer therapies, currently addressing 40% of all cancer-related deaths. DanDrit intends to work with strategic partners to strengthen the in-house pipeline.

We control key technologies with relevance outside our core business area and these we may out-license or co-develop with suitable partners.

MyTomorrows

In December 2013, DanDrit entered an agreement with MyTomorrows (“MT”), a Dutch company, regarding a Patient Name Use Program (PNU) for MCV. This program will allow DanDrit to sell MCV at $ 20,600 for one year of treatment (10 vaccines) to cancer patients through MT. MT offers a worldwide online platform providing access to non-registered medicines for patients with life threatening diseases.

MT is a turnkey solution and will be in charge of regulatory, recruitment, logistics, and pharmacovigilance. DanDrit’s potential liabilities are limited to quality control of cGMP manufacturing of MCV. DanDrit expects several benefits from this agreement. First, in 2014, DanDrit anticipates short term revenue generation as MT will transfer $20,600 as soon as a patient orders MCV. DanDrit also anticipates that this program may contribute to lowering the cost of manufacturing of the clinical lot through economy of scale. This program may also generate real life data for MCV.

Manufacturing

In 2011 and 2012, DanDrit has out-sourced the GMP manufacturing of its lysate. We believe that proving that our technology transfer was possible was a key step in finding and working with a future pharmaceuticals partner. DanDrit evaluated several possible EU-based contract manufacturing organizations (CMOs) and selected PX Therapeutics SA, a CMO based in Grenoble, France. The collaboration with PX Therapeutics SA in France demonstrated that GMP production of lysate could not only be transferred but that the production could be scaled up. We consider that the potential economy of scale that can be expected in the cost of lysate production could become a competitive advantage versus other cancer vaccine companies using recombinant production of cancer-specific antigens (i.e. Mage-A3 from GSK). Also, the collaboration with the French CMO is based on a pure fee-for-services basis and can be discontinued at any time without notice.

In addition, DanDrit will spend a small part of the net proceeds on improving the manufacturing of the MCV vaccine. DanDrit intends to establish a closed fully automatized manufacturing process. We learned from the Dendreon’s experience that an efficient manufacturing process should be in place before approval for commercialization. Cost saving should be expected from a fully automatized vaccine production. We also assume that a fully efficient manufacturing process may increase the value of a deal with a pharmaceutical partner.

Cell Banking

The melanoma cell lines used by DanDrit in the production of our lysate (MCL) are stored at ultra-low temperature in liquid nitrogen at Symbion Science Park, Copenhagen, Denmark. Both master- and working cell banks are stored this way and the contents of the cell banks (both master and working) are recorded in log books. Nitrogen levels are maintained by the staff of DanDrit Biotech at least once a week and any activity in regards to storage (shipment of cells, nitrogen levels etc.) are documented in the appropriate log book.

Furthermore, for security reasons, samples of the master cell banks are also stored at specialized cell storage facilities in England. In addition, samples of one working cell bank from the DDM1.7 cell line are stored at PX Therapeutics in France for production purposes.

Sales, Marketing and Distribution

The business model of DanDrit is to focus on early development of dendritic cell based vaccine. We have significantly reduced the fixed costs linked with our operation and do not intend to build an expensive marketing, sales and distribution organization. We will rely on pharmaceutical partners with demonstrated relevant experience in commercialization of cancer products to market, sell and distribute MCV. Therefore, we have already identified and establish a communication line with several potential future pharmaceutical partners. At completion of the comparative clinical trial, we plan to enter into a collaboration agreement with a pharmaceutical partner regarding the regulatory approval, marketing, sales and distribution of MCV.

Intellectual Property

As a company primarily focused on pharmaceutical research, we expect that our most valuable assets are our intellectual property. This includes U.S. and foreign patents, patent applications, common-law trademarks, trade secrets and know-how. We are pursuing an aggressive intellectual property strategy.

DanDrit intends to aggressively defend its patents through legal process if necessary. Where appropriate, DanDrit may in-license intellectual property that may add to the strength and defense of our core business. DanDrit’s intellectual property comprises patents, trademarks, copyright and secret know-how.

DanDrit’s core business is cancer therapy. Where DanDrit’s patents and secret know-how are applicable to non-core business areas we will consider out-licensing for relevant non-core applications.

DanDrit filed its first PCT patent application on November 29, 2002 with priority claimed from 2001 with the Danish application, shortly after our formation.

DanDrit may continue to patent its innovations, such as novel dendritic cell production systems or dendritic cell quality control. To support potential income streams DanDrit may patent non-core applications of its dendritic cell technologies so as to secure future revenue streams from out-licensing activity.

Patents

●	Pharmaceutical composition for inducing an immune response in a human or animal (2001 DK, 2002 PCT)

●	Protocol for generating dendritic cells 2005 DK, 2008 PCT

●	Method for generating tolerogenic dendritic cells employing decreased temperature 2007

●	Micro RNAs as markers of the functional state of a dendritic cell

All of the above patents are protected by relevant international extensions.

The following tables present DanDrit’s different patent families (including application numbers, filing dates and office actions).

1. IMMUNOTHERAPEUTIC VACCINE

Application No. and title	Filing date	Priority data	Actions	Comments
PCT/DK2002/000802Published June 5, 2003 as WO/2003/045427 (Our Ref.: PA76242) PHARMACEUTICAL COMPOSITION FOR INDUCING AN IMMUNE RESPONSE IN A HUMAN OR ANIMAL	29 Nov 2002	PA200101770 29 Nov 2001 US 60/336,706 7 Dec 2001		International Preliminary Report on Patentability (IPRP): All claims novel and inventive. Patent expiry date Nov. 29, 2022
National entries of PCT application	Filing date	Patent granted Date and number	Actions Factual and expected	Comments
2002365291 Australia (PA78949)	29 Nov 2002	14 Feb 2008 2002365291	Patent Granted
02827663.9 China (PA78950)	29 Nov 2002	11 Nov 2009 ZL02827663.9	Patent Granted
02803755.4 Europe (PA78951)	29 Nov 2002	21 Oct 2009 1448229	Patent Granted	Patent validated in CH, DE, DK, ES, FR, (P003142 family)
161832 Israel (PA78952)	29 Nov 2002		Application abandoned on April 4, 2010
2003-546928 Japan (PA78953)	29 Nov 2002		Application abandoned. No appeal filed on or before Nov 7, 2009.
20042416 Norway (PA78955)	29 Nov 2002
2004119548 Russian Federation (PA78956)	29 Nov 2002	27 Dec 2007 2313365	Patent Granted
200402590-4 Singapore (PA78957)	29 Nov 2002	30 June 2006 104.487	Patent Granted
10/495,511 USA (PA78958)	29 Nov 2002	10 Aug 2010 7,771,998	Patent Granted
06106900.0 Hong-Kong (PA81776)	29 Nov 2002	13 Aug 2010 1086750B	Patent Granted

2. TOLEROGENIC DENDRITIC CELLS

Application No. and title	Filing date	Priority data	Actions	Comments
PCT/DK2008/000403Published May 22, 2009 as WO 2009/062512 (Our Ref.: PA85303) Method for Generating Tolerogenic Dendritic Cells Employing Decreased Temperature	13 Nov 2008	PCT/DK2007/ 000496 13 Nov 2007		International Preliminary Report on Patentability (IPRP): Claims 1-7 novel. No claims inventive.
National entries of PCT application	Filing date	Patent granted Date and number	Actions Factual and expected	Comments
08850761.1 Europe (P003776PCTEP1)	13 Nov 2008		1st Office Action received. Response to be filed on or before May 18, 2013. Extendible by 2 months. Currently on hold.	Published as EP2220213 on 25 Aug 2010.
12/741,795 USA (P003776PCTUS1)	13 Nov 2008			Application abandoned April 2, 2013

3. MiRNA QC OF DENDRITIC CELLS (Co-Applicant Bioneer A/S)

Application No. and title	Filing date	Priority data	Actions	Comments
PCT/DK2008/000406Published May 22, 2009 as WO 2009/062515 (Our Ref.: PA85935) MICRO RNAS AS MARKERS OF THE FUNCTIONAL STATE OF A DENDRITIC CELL	14 Nov 2008	PCT/DK2007/ 000501 14 Nov 2007		International Preliminary Report on Patentability (IPRP): A large majority of claims were found to be novel and inventive.
National entries of PCT application	Filing date	Patent granted Date and number	Actions Factual and expected	Comments
08850417.0 Europe (P003777PCTEP1)	14 Nov 2008		1st Office action received. Dead-line June 3, 2013. Extend dead-line for 2 months. Abandoned.	Published as EP 2217727 on 18 Aug 2010.
12/741,801 USA (P003777PCTUS1)	14 Nov 2008		Follow up action on election restriction. Selection of specific DNA sequence requested.	Published as 2010-0266555 on 21 Oct 2010.

Strategy for this family: Keep prosecution simple and limit claims to allowable subject matter.

4. PROTOCOL FOR GENERATING DENDRITIC CELLS

Application No. and title	Filing date	Priority data	Actions	Comments
DK2006/000694 Published June 14, 2007 as WO 2007/065439 (Our Ref.: PA82946) METHOD FOR GENERATING DENDRITIC CELLS EMPLOYING DECREASED TEMPERATURE	07 Dec 2006	PA 2005 01742 08 Dec 2005		International Preliminary Report on Patentability (IPRP): Claims 1-8 novel and inventive. Claim 9-20 not novel or inventive

National entries of PCT application	Filing date	Patent granted Date and number	Actions Factual and expected	Comments
2006322451 Australia (PA85224)	07 Dec 2006			Application abandoned by failure to respond to Examiner’s Report.
Australia (P011810AU1)	07 Dec 2006		Awaiting application number	Examination not yet started. Divisional application from 2006322451
PI0619520-2 Brazil (PA85225)	07 Dec 2006		1st Office Action received. Response to formal request regarding genetic heritage filed June 2012.
2,640,836 Canada (PA85226)	07 Dec 2006		Examination requested Dec. 6, 2011.	Examination not yet started.
200680045697.8 China (PA85227)	07 Dec 2006	18 June 2012 101321861	Patent Granted
200801385 Eurasia (PA85228)	07 Dec 2006	30 June 2011 015266	Patent Granted	Russia
06818153.6 Europe (PA85229)	07 Dec 2006	15 Feb. 2012 1971680	Patent Granted	Patent validated in, CH, DK, DE, ES, FR, IT (P009461 family)
191782 Israel (PA85231)	07 Dec 2006	1 Sept. 2012 191782	Patent Granted
5271/DELNP/-08 India (PA85232)	07 Dec 2006		Request for Examination filed Nov. 16, 2009	No office action to date.
2008-543659 Japan (PA85233)	07 Dec 2006		Response to 1st Office Action filed 1 Nov. 2012
MX/A/08/007152 Mexico (PA85234)	07 Dec 2006	31 Jan 2012 295389	Patent Granted
PI 20081987 Malaysia (PA85235)	07 Dec 2006		Patent Granted
20083023 Norway (PA85236)	07 Dec 2006
569343 New Zealand (PA85237)	07 Dec 2006	25 Nov 2011 569643	Patent Granted
200804125-3 Singapore (PA85238)	07 Dec 2006		Application abandoned December 8, 2010	Abandoned
201009102-3 Singapore (P004986SG1)	8 Dec 2010		Request for examination due March 8, 2014	Divisional application to 200804125-3. Examination not yet started.
12/086,050 USA (PA85239)	07 Dec 2006		Response to 3rd Office Action and Request for Continued Examination filed April 11, 2012.	Examination in progress. Application published as US 2009/0196856
09104914.6 Hong-Kong (P001236HK1)	1 June 1009			Abandoned

Trademarks

A policy of product trademarking and branding has been adopted by DanDrit. Trademarks have been obtained for
MelCancerVac™
MelVaxin™
DanDrit™

Commercial Secrets

In addition to intellectual property protected by patents and copyright, DanDrit has commercial secrets relating to its products, production processes, know-how and future strategies. Where it is expedient to share such secret information this shall be done under the legal protection of a confidentiality (or secrecy) agreement. Such agreements shall bind the signing parties, and especially the recipient of DanDrit’s secret information, unless:

●	at the time of disclosure was already known to the recipient as evidenced by written record pre-dating such disclosure;
●	at the time of disclosure is generally available to the public or subsequently becomes available to the public other than by an act of omission on the part of the recipient; or
●	shall be made available to the recipient (on a non-confidential basis) by a third party having the lawful right to do so.

Government Regulation

Orphan Drug status for MCV

The United States and Europe may designate drugs for relatively small patient populations as orphan drugs. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process, but does make the product eligible for orphan drug exclusivity, reduced filing fees and specific tax credits. Generally, if a company receives the first marketing approval for a product with an orphan drug designation in the clinical indication for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity means that the FDA will not approve another application to market the same drug for the same indication, except in limited circumstances, for a period of seven years in the United States. This exclusivity, however, could block the approval of our proposed product candidates if a competitor obtains marketing approval before us. We plan to apply for orphan drug status for MCV to treat stage IV CRC with NED after surgical resection and chemotherapy if we meet the eligibility criteria. However, note that, even if we obtain orphan drug exclusivity MCV, we may not be able to maintain the status. For example, if a competitive product is shown to be clinically superior to our product, any orphan drug exclusivity we have will not block the approval of such competitive product.

Fast Track designation for development of MCV

We intend to request fast Track designation for MCV. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA Fast Track designation for a particular indication. Marketing applications filed by sponsors of products in Fast Track development may qualify for priority review under the policies and procedures offered by the FDA, but the Fast Track designation does not assure any such qualification or ultimate marketing approval by the FDA. Receipt of Fast Track designation may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures. In addition, the FDA may withdraw any Fast Track designation at any time. We may seek Fast Track designation for our vaccine product candidates or any other product candidates, but the FDA may not grant this status to any of our proposed product candidates.

Approval for Commercialization

MCV and any future product candidates that we will be developing will require approval of the FDA before they can be marketed in the U.S. Although our focus at this time is primarily on the U.S. market, in the future similar approvals will need to be obtained from foreign regulatory agencies before we can market our current and proposed product candidates in other countries.

The process for filing and obtaining FDA approval to market therapeutic products is both time-consuming and costly, with no certainty of a successful outcome. The historical failure rate for companies seeking to obtain FDA approval of therapeutic products is high and, with the exception of Dendreon Corp.’s dendritic cell vaccine for the treatment of prostate cancer, no cancer stem cell or dendritic cell-based cancer vaccine has to date been approved by the FDA. This process includes conducting extensive pre-clinical research and clinical testing, which may take longer and cost more than we initially anticipate due to numerous factors, including without limitation, difficulty in securing appropriate centers to conduct trials, difficulty in enrolling patients in conformity with required protocols in a timely manner, unexpected adverse reactions by patients in the trials to our proposed product candidates and changes in the FDA’s requirements for our testing during the course of that testing.

The time required to obtain FDA and other approvals is unpredictable but often can exceed five years following the commencement of clinical trials, depending upon the complexity of the product and other factors. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to a variety of reasons, including new government regulations from future legislation or administrative actions or from changes in FDA policy during the period of product development, clinical trials and FDA regulatory review.

Any delay or failure in our clinical trial program and in obtaining required approvals would have a material adverse effect on our ability to generate revenues from the particular product. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Environmental matters

We are subject to a broad range of federal, state, local and foreign environmental laws and regulations which govern, among other things, air emissions, wastewater discharges and the handling, storage disposal and release of wastes and hazardous substances. It is our policy to comply with applicable environmental requirements at all of our facilities. We are also subject to laws, such as the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), that may impose liability retroactively and without fault for releases or threatened releases of hazardous substances at on-site or off-site locations. We are subject to similar requirements in Denmark and other European countries.

Research and Development

We currently have one full-time employee working on maintaining our research and development. For the years ended December 31, 2012 and 2011 we did not spend any money for research and development.

Competition

Several companies are trying to capitalize on the growing interest for immunotherapy in the treatment of cancer.

Two Directly Competing Companies

The figure below outlines the competitive landscape for MCV. Note that colorectal cancer, while providing a large market opportunity (it is the second most killer cancer after lung cancer), offers a more robust competitive landscape than other cancers. In the colorectal cancer space DanDrit faces two main competitors:

●	Bavarian Nordic (“BN”): CV-301, BN’s second compound, is in clinical development with advanced colorectal cancer patients
●	Immatics: its second compound is in clinical development in early stage colorectal cancer patients

Bavarian Nordic (BAVA.CO) and CV-301

With its lead vaccine Prostvac™ from Therion Biologics and NCI, Bavarian Nordic (BN) also acquired Panvac™ vaccine. This PANVAC™ vaccine failed to prove efficacy in patients with advanced pancreatic cancer who failed gemcitabine. BN is currently focusing its efforts on Prostvac™ for treatment of prostate cancer, currently in Phase III. However, in 2012, BN re-initiated the clinical development of Panvac™ (re-named CV-301).

CV-301 is a cancer immunotherapy product candidate incorporating two antigens, CEA and MUC-1, in a viral vector. CV-301 is an off-the-shelf immunotherapy product candidate for the treatment of multiple cancers. It originates from the same poxvirus technology platform as PROSTVAC™. Both PROSTVAC™ and CV-301 are prime-boost vaccines sequentially combining two different poxviruses (vaccinia and fowlpox).

CV-301 had been studied in different cancers in clinical trials led by the National Cancer Institute. One study was a randomized Phase II trial in patients with metastatic breast cancer. The study enrolled 48 patients to receive CV-301 in combination with docetaxel or docetaxel alone. The primary study endpoint was progression-free survival (PFS), while secondary endpoints included overall survival and immunologic correlative studies. A preliminary analysis of the study showed progression-free survival (PFS) of 6.6 months in the CV-301 group versus 3.8 months among those receiving docetaxel alone. Final study data are pending results from five patients that remained on study at the time of the analysis. Because of its size the study was not designed to reach statistical significance.

More directly relevant to DanDrit was the colorectal Phase II study of CV-301 conducted by Morse at Duke University. The objective of the trial was to determine whether one of two vaccines based on dendritic cells and poxvectors encoding CEA and MUC1 would lengthen survival in patients with resected metastases of colorectal cancer. The studied patients were, disease-free after CRC metastasectomy and perioperative chemotherapy (n = 74). They were randomized to injections of autologous DCs modified with PANVAC (DC/PANVAC) or PANVAC with per injection GM-CSF (granulocyte-macrophage colony-stimulating factor). Endpoints were recurrence-free survival overall survival, and rate of CEA-specific immune responses. Clinical outcome was compared with that of an unvaccinated, contemporary group of patients who had undergone CRC metastasectomy, received similar perioperative therapy, and would have otherwise been eligible for the study.

The recurrence-free survival at two years was similar (47% and 55% for DC/PANVAC and PANVAC/GM-CSF, respectively). At a median follow-up of 35.7 months, there were two of 37 deaths in the DC/PANVAC arm and five of 37 deaths in the PANVAC/GM-CSF arm. The rate and magnitude of T-cell responses against CEA was statistically similar between study arms.

As a group, vaccinated patients had superior survival compared with the contemporary unvaccinated group. Both DC and pox-vector vaccines had similar activity. Survival was longer for vaccinated patients than for a contemporary unvaccinated group.

In 2013, Bavarian Nordic expanded its license with the National Cancer Institute (NCI) for CV-301 to include colon cancer. The original collaboration agreement executed in 2011, involved multiple cancers including breast, lung, ovarian and other cancers.

Immatics Biotechnologies

The second direct competitor is Immatics (previously known as Biomira), a German biotech company who currently focuses its clinical efforts on a Phase III in Renal Cell Carinoma for its lead vaccine. However, Immatic also develops a vaccine in colorectal cancer (enter Phase I in 2012). Note that Immatic’s technology is peptide-based rather than a dendritic cell approach and that Immatics is targeting its vaccine toward early stage colorectal cancer rather than resected advanced colorectal cancer like Bavarian and DanDrit. This private German company only discovers and develops tumor-associated peptides for the immunotherapy of cancer. Immatics reports that they raised €53.8million in a Series C financing round to finance a Phase III pivotal trial of their lead product IMA901 which in data reported in June at ASCO demonstrated the potential to confer an overall survival benefit in patients with advanced renal cell carcinoma.

Other cancer vaccine companies

The global cancer vaccines market was worth $3,483.0m in 2010, after increasing at a compound annual growth rate (CAGR) of 63.7% during 2006--2010. During 2010--2018, the market is expected to record a CAGR of 12.7%, to reach $9,077.9m by 2018.

The following companies (by alphabetical order) are part of the competitive landscape but not direct competitors. They are presented in this plan to illustrate the growing interest in cancer vaccines.

●	Agenus (www.agenus.com)
●	Argos Therapeutics (www.argostherapeutics.com)
●	BioVest (www.biovest.com)
●	Celldex (www.celldextherapeutics.com)
●	ImmunoCellular Therapeutics Ltd (www.imuc.com)
●	North West Biotherapeutics (www.nwbio.com)
●	Prima Biomed (www.primabiomed.com.au)
●	TVax Biomedical (www.tvax.com)

Employees

As of February 12, 2014, we had three employees, two of which are full time employees.

Properties

Our corporate headquarters are located in Symbion Science Park, Fruebjergvej 3, 2100 Copenhagen, Denmark and our U.S. mailing address is P.O. Box 189, Randolph, VT 05060. We lease approximately 1,108 square feet at our Symbion location which is used for work and storage of cells and biological material in freezers. The lease is for a term of three years until March 2016. We also currently occupy approximately 1,620 square feet at Jagtvej 169A, DK-2100 Copenhagen, Denmark which is used for office space. The lease is for a term until October 2013 and after that date it can be terminated with a three months’ notice from both parties.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. We are not currently a party to in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Set forth below is information concerning our directors, senior executive officers and other key employees.

On the effective date of the Share Exchange the following individuals were named to the Board and executive management of the Company.

Name	Age	Titles
Dr. Eric Leire	56	Chief Executive Officer and Director (Principal Executive Officer)
Robert E. Wolfe	51	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
NE Nielsen	65	Chairman of the Board
Dr. Jacob Rosenberg	49	Director
Aldo Michael Noes Petersen	52	Director

Executive officers are appointed by and serve at the pleasure of the Board of Directors. A brief biography of each director and executive officer follows:

Dr. Eric Patterson Leire, MD, MBA. Dr. Eric Leire has served as the Chief Executive Officer and a director of DanDrit since April 2011. Dr. Leire also serves as Chief Executive Officer of DKTI A/S, a listed Danish investment company since September 2012. Prior to these roles Dr. Leire was a partner at BioFund Venture Capital, a Finnish biotech venture fund, from August 2006 through September 2010 and a partner at Medwell Capital Corp., a Canadian venture fund, from April 2010 through May 2011. Dr. Leire has worked globally for many international pharmaceutical organizations, including Schering-Plough, Pfizer, Inc., Boots Pharmaceuticals Company PLC, Harvard AIDS Institute and bioStrategies Group. Dr. Leire also served as the CEO of US biotech companies APT Therapeutics and Paringenix and currently serves on the board of directors of Novicol Canada, DKTI A/S and DanDrit Corp. Ltd. Dr. Leire received his medical degree from the University of Medicine of Grenoble in 1980 and his MBA from ISA-HEC and the Kellogg School of Management at Northwestern University in 1991. The Board believes that Dr. Leire’s significant global experience in the pharmaceutical and biotechnology industries will be a significant asset to DanDrit as it carries out its business plan and for those reasons determined that he should serve on the Board of Directors.

Robert E. Wolfe. Mr. Wolfe has served as the Chief Financial Officer since January 1, 2014. Mr. Wolfe also serves as Chairman and CEO of IProcess Manager Inc. from April 2010, and as a director of Iso-Ware A/S from February 2006. In addition, Mr. Wolfe has served as Chairman, CEO and CFO of Advanced Oxygen Technologies, Inc., a publicly traded company, since December 1997, which owns Anton Nielsen Vojens ApS, a Danish commercial real estate company. Mr. Wolfe has served as President, CEO and director of Crossfield, Inc., Crossfield Investments, LLC, Drumbeg Ltd, Baldwin Construction Inc. and Ludlow Leasing, Inc. from May 1989 to the present. The Board believes that Mr. Wolfe’s experience with U.S. public companies and Danish entities qualifies Mr. Wolfe to serve as a director of the Company.

NE Nielsen. Mr. Nielsen is a lawyer and partner at Lett Law Firm in Denmark. His practice areas are capital market conditions, securities law, boards of directors, managerial, finance and acquisitions. He currently serves as the chairman and a board member of numerous companies, including as Chairman of DanDrit Biotech A/S since June 2013, director of the board of Pele Holding A/S since May 1982, director of the board of Charles Christensen A/S since 1983 and as Chairman since May 2010, Chairman of Charles Gulve Engros A/S since June 2002, Chairman of InterMail A/S since January 1995, Chairman of Gammelrand Holding A/S since December 2009, Chairman of Gammelrand Skærvefabrik A/S since May 1995, director of the board of Ejendomsaktieselskabet Matr. 43 Ei Avedøre since August 2000 and as Chairman since February 2009, Chairman of Gammelrand Beton A/S since April 2001, director of the board of P.O.A. Ejendomme A/S since July 1994 and Chairman since April 2007, and Chairman of Konveloutfabrikken Danmakrs Fond and Brøndbyerns I.F. Fodbold A/S since June 2013. Within the last five years Mr. Nielsen has served as a board member or chairman in the following companies: Amagerbanken Aktieselskab under konkurs from December 1999 to November 2010, Ambu A/S from February 1999 to December 2012, Carepoint Haslev/Ringsted under konkurs from June 2009 to August 2009, Cimber Sterling A/S under konkurs from September 2000 to September 2010, Cimber Sterling Group A/S under konkurs from September 2005 to September 2010, Danica-Elektronik ApS from March 1993 to September 2012, GPV Industri A/S under konkurs from December 1986 to June 2011, GPV International A/S from April 2009 to June 2009, Henrik Olsen Automobiler A/S from April 2010 to May 2010, Kirk & Thorsen Invest A/S from February 2013 to April 2013, Olsen Biler Administraton A/S from April 2007 to May 2010, Olsen Biler Ringsted-Haslev A/S from April 2007 to May 2010, Satair A/S from

November 1994 to October 2011, Satair Service A/S from May 1995 to May 2011, Torm A/S from September 2000 to January 2013 and Weibel Scientific A/S from January 1986 to September 2012. Mr. Nielsen’s significant global experience as a member of the board of directors or chairman of various entities lead the Board to believe that Mr. Nielsen is qualified to serve as a director of the Company.

Dr. Jacob Rosenberg. Dr. Jacob Rosenberg currently serves as a director of DanDrit Denmark, a position he has held since 2012. Prior to this role, Dr. Rosenberg served as Chairman of DanDrit Denmark’s board from 2003 to 2009 and Chairman of T-cellic A/S from 2007 to 2008. Dr. Rosenberg is also currently Chairman of the board of DKTI A/S. Dr. Rosenberg was appointed as a Professor of Surgery at the University of Copenhagen in 2003, where he also received his M.D. in 1991. He also has a D.Sc. from the University of Copenhagen. During the years 1997-2003 he received 6 honorary research prizes. Professor Rosenberg has overseen DanDrit’s Copenhagen based clinical trials. The Board believes that Dr. Rosenberg is one of the leading experts in research in cancer and dendritic cells and, as a result, that he has a thorough understanding of our company and our technology. Because of his research background, the Board believes that Dr. Rosenberg is uniquely qualified to serve as a director.

Aldo Petersen. Aldo Petersen has been chairman of LiqTech International, Inc. since August 2011. He has been the Chief Executive Officer of APE Invest A/S, a private Danish investment company, since 2006 when he sold Telepartner A/S, a formerly NASDAQ-listed company that he founded in 1986. Prior to Telepartner, he started and sold one of Denmark’s first hedge funds, Dansk Fromue Invest. Mr. Petersen was a major investor in Greentech Energy Systems A/S, a renewable energy company that builds wind farms in Denmark, Germany, Poland and Italy. He is a private investor in wind farms in Germany and France, and was also a major investor in Football Club Copenhagen (listed on the Copenhagen Stock Exchange). Mr. Petersen has a B.A. degree in Economics from Copenhagen Business School. The Board believes that Mr. Petersen’s experience as a businessman and his knowledge of the capital markets qualifies him to be a director.

Our certificate of incorporation provides for the annual election of directors. At each annual meeting of stockholders, our directors will be elected to serve until their respective successors have been elected and qualified.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Director Independence

Our Board of Directors has determined that Messrs. Nielsen, Rosenberg and Petersen are independent as that term is defined in the listing standards of the NYSE MKT. In making these determinations, our Board of Directors has concluded that none of our independent directors has an employment, business, family or other relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our other directors, Dr. Leire and Mr. Wolfe, are not considered independent under these rules because each serves as an executive officer.

Insider Participation Concerning Executive Compensation

Dr. Eric Leire has historically made all determinations regarding executive officer compensation, including compensation decisions during the years ended December 31, 2011 and December 31, 2012.

Nominating Committee

We have not adopted any procedures by which security holders may recommend nominees to our Board of Directors.

Audit and Compensation Committee

The Board of Directors acts as the audit committee. The Company does not have a qualified financial expert at this time because it has inadequate financial resources at this time to hire such a qualified candidate. The Company intends to continue to search for a qualified individual for hire.

Code of Ethics and Business Conduct

On July 12, 2012, the Company adopted a formal code of ethics statement for senior officers and directors (the “Code of Ethics”) that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the SEC and others. A form of the Code of Ethics was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10-K filed with the SEC on July 17, 2012 and is incorporated herein by reference. Requests for copies of the Code of Ethics should be sent in writing to DanDrit Biotech USA, Inc., PO Box 189, Randolph, VT 05060.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2012 and 2011 earned by or paid to our chief executive officer and our two other most highly compensated executive officers in 2012 whose total compensation exceeded $100,000 (the “named executive officers”). This section will be updated via amendment to include information for the year ended December 31, 2013.

Summary Compensation Table

				Stock	Option	Nonequity	Nonqualified
Name and				Awards($)	Awards($)	Incentive Plan	Deferred
Principal		Salary	Bonus			Compensation	Compensation		Total ($)
Position	Year	($)	($)				Earnings	Other	(1)
Dr. Eric Leire,	2012	169,442	-	-	-	-	-	-	169,442
Chief Executive Officer and Director	2011	156,407	-	$4,599	-	-	-	-	161,006

Dina Rosenberg Asmussen,	2012	160,000	-	-	-	-	-	-	160,000
Former Chief Financial Officer	2011	160,000	-	-	-	-	-	-	160,000

(1) All values are reported on an as-converted basis from Danish Krone (DKK) to U.S. dollars ($) based on the currency exchange rate of $1.00 = DKK 5.51, as of September 30, 2013. We do not make any representation that the Danish Krone amounts could have been, or could be, converted into U.S. dollars at such rate on September 30, 2013, or at any other rate.

Employment Arrangements

Agreements with Named Executive Officers

We have an employment agreement with Dr. Leire and a consultancy agreement with Mrs. Rosenberg.

Effective March 1, 2012, DanDrit Denmark entered into an Employment Agreement with Dr. Eric Leire, to serve as its Managing Director. Pursuant to the terms and conditions of the Employment Agreement, Dr. Leire will be employed by DanDrit Denmark for an indefinite term unless earlier terminated pursuant to the terms therein. The Employment Agreement provide that the Dr. Leire will receive a salary of 2,100,000 DKK ($381,125) gross per year, to be paid monthly on the last day of each month and subject to annual review and increases by our Board, as it deems appropriate.

In addition to his salary, Dr. Leire will be entitled to receive: (i) a company car at a value up of DKK 5,100 ($926) per month (monthly lease value) and DanDrit Denmark shall defray all expenses in connection with the running of the car; (ii) coverage of all expenses relating to Dr. Leire’s mobile phone, home computer, Internet connection as well as his home phone; (iii) coverage of all the expenses relating to Dr. Leire’s subscription to a fitness club; (iv) a bonus of up to DKK 400,000 ($72,595) per year if Dr. Leire reaches certain conditions as specified in the Employment Agreement; and (v) shall be covered by DanDrit Denmark’s pension scheme.

DanDrit Denmark may terminate the employment with 12 months’ notice to the end of a month. If DanDrit Denmark terminates Dr. Leire’s employment, he shall be entitled to be released from his duty to work (in Danish “fritstillet”) during the notice period. Dr. Leire may terminate the employment at 6 months’ notice to the end of a month. In case of material breach, the non-defaulting party can terminate the Employment Agreement without notice and can claim damages in accordance with the general Danish law of damages. If Dr. Leire suspends payments, or insolvency proceedings are commenced against his estate, DanDrit Denmark can terminate the employment without notice. The employment shall cease without notice to the end of the month in which Dr. Leire attains the age of 70. The Employment Agreement contains non-competition and non-solicitation clauses.

The foregoing description of the terms and conditions of the Employment Agreement provides only a brief summary and is qualified in its entirety by reference to the full text of the Employment Agreement filed as an exhibit to this registration statement on Form S-1.

Outstanding Equity Awards as of September 30, 2013

As of September 30, 2013, there were no outstanding equity awards to our named executive officers.

Compensation of Directors

For the fiscal year ended December 31, 2012, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors. In order to attract and retain qualified independent directors, we may in the future adopt a compensation plan for non-employee directors that includes cash as well as equity-based compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 12, 2014, certain information regarding the beneficial ownership of the shares in DanDrit USA, of (i) our executive officers, (ii) our directors and (iii) each person known to us who is known to be the beneficial owner of more than 5% of the shares in DanDrit USA. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to securities. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. Unless indicated otherwise, the address for the beneficial holders is c/o DanDrit Biotech USA, Inc., P.O. Box 189, Randolph, VT 05060.

			Shares in
			DanDrit	% of shares in
	Shares in	% of shares in	Biotech	DanDrit
	DanDrit	DanDrit	USA, Inc.	Biotech USA, Inc.
Name of Beneficial Owner	Biotech A/S(1)	Biotech A/S (1)	(2)	(2)
Directors/Officers:
Eric Jean Marie Leire(3)	5,748	0.14%	8,615	0.11%
Robert E. Wolfe	-	-	-	-
NE Nielsen(4)	-	-	-	-
Dr. Jacob Rosenberg(5)	21,000	0.52%	31,476	0.40%
Aldo Petersen	-	-	-	-
Directors/Officers Total:	26,748	0.66%	40,091	0.51%
5% Shareholders:
Sune Olsen Holdings ApS(6)	518,792	12.96%	777,588	9.90%

Media-Invest Danmark A/S(7)	529,691	13.23%	793,923	10.11%
Bele Invest ApS(8)	324,702	8.11%	486,677	6.20%

Jonas Petterson (8)	324,702	8.11%	486,677	6.20%
Sune Olsen (6)	772,262	19.29%	1,157,500	14.74%
Thomas Ulletved Rasmussen (7)	529,691	13.23%	793,923	10.11%
DKTI A/S (9)	370,866	9.26%	555,869	7.08%
NLBDIT 2010 Services, LLC (10)	-	-	600,000	7.64%
5% Shareholders Total:	1,997,521	49.9%	3,593,969	45.75%
Total:	2,024,269	50.57%	3,634,060	46.26%

(1)	Based on 4,003,089 shares issued as of December 31, 2013.

(2)	Based on 7,854,945 shares issued as of February 12, 2014, following the Share Exchange.

(3)	The holder has an address of Hambros Alle 12, 2900 Hellerup, Denmark.

(4)	The holder has an address of Lett Law Firm, Raadhuspladsen 4, DK-1550 Copenhagen, Denmark.

(5)	Shares are owned by Jaro Holding ApS, a Danish entity with an address of C.F. Richs Vej 44, 2000 Frederiksberg Denmark. The voting and disposition of the shares owned by the company are controlled by Dr. Rosenberg.

(6)	Shares are owned by Sune Olsen Holding ApS, Biotech Invest ApS and Sardinian Solar Park ApS, all Danish entities with an address of Jagtvej 169 B 4, 2100 Copenhagen, Denmark. The voting and disposition of the shares owned by the companies are controlled by Mr. Olsen.

(7)	Shares are owned by Media-Invest Danmark ApS, a Danish entity with an address of Ostergade 61 4, 1100 Copenhagen, Denmark. The voting and disposition of the shares owned by Media-Invest are controlled by Mr. Rasmussen.

(8)
Shares are owned by Bele Invest ApS, a Danish entity with an address of Vermehrensvej 7, 2930 Klampenborg Denmark. The voting and disposition of the shares owned by the company are controlled by Mr. Petterson.

(9)
DKTI A/S is a Danish public limited liability company with an address of Frederiksgade 21 1, 1265 Copenhagen, Denmark. DKTI was, until September 19, 2013, listed at the stock exchange OMX Nasdaq Copenhagen. DKTI has 189 shareholders. Dr. Eric Leire as CEO of DKTI A/S has voting and dispositive power over the shares owned by DKTI A/S.

(10)
NLBDIT 2010 Services, LLC has an address of c/o Sunrise Securities Corp., 600 Lexington Avenue, 23rd Floor, New York, NY 10022. The voting and disposition of the shares owned by NLBDIT are controlled by Nathan Low, principal of the Placement Agent.

We know of no arrangements, including pledges, by or among any of the forgoing persons, the operation of which could result in a change of control of DanDrit USA.

DESCRIPTION OF INDEBTEDNESS

Summarized below are the principal terms of the agreements that govern our indebtedness and is subject to, and is qualified in its entirety by, such agreements, which are filed as exhibits to the registration statement to which this prospectus forms a part.

For the period January 18, 2011 (Inception) to March 31, 2013, professional fees of $38,225 were paid on behalf of the Company by Sunrise Financial Group Inc. (“SFG”). The President of SFG was the Company’s former President and sole stockholder. As of March 31, 2013, the outstanding balance of $38,235 for professional fees paid by SFG and amounts advanced to the Company are reported as loan payable - related party. These funds were advanced interest free and are unsecured. There is no written or oral agreement in effect with respect to the SFG Advances, provided, that the Company intends to attempt to reimburse the SFG Advances at the time of the closing of a business combination; however, there is no assurance that the Company will reimburse SFG.

On May 26, 2011, the Company issued an aggregate of 5,000,000 shares of Common Stock to NLBDIT 2010 Services, LLC (“NLBDIT Services”) for an aggregate purchase price of $25,000 pursuant to the terms and conditions set forth in that certain common stock purchase agreement (the “NLBDIT Services CSPA”). The Low Trust owns 100% of the outstanding membership interests of NLBDIT Services and may be deemed to beneficially own the shares of Common Stock held of record by NLBDIT Services. Nathan Low is the family trustee of the Low Trust and has voting and dispositive control over any securities owned of record or beneficially by the Low Trust. Therefore, Mr. Low may be deemed to beneficially own the shares of Common Stock held of record by NLBDIT Services and beneficially by the Low Trust. The Company issued these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. The NLBDIT Services CSPA was filed as an exhibit to the Company’s Registration Statement on Form 10 filed with the SEC on August 12, 2011 and incorporated herein by this reference.

On June 3, 2011, the Company issued a note (the “NLBDIT Enterprises Note”) in favor of NLBDIT 2010 Enterprises, LLC (“NLBDIT Enterprises”) pursuant to which the Company agreed to repay NLBDIT Enterprises the sum of any and all amounts that NLBDIT Enterprises may advance to the Company (the “Principal Amount”) on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). NLBDIT Enterprises is wholly owned by the Low Trust. Nathan Low, a principal of our sole shareholder, is the family trustee of the Low Trust and a principal of NLBDIT Enterprises. Interest accrues on the outstanding Principal Amount of the NLBDIT Enterprises Note on the basis of a 360-day year from June 3, 2011 until paid in full at the rate of six percent (6%) per annum. The lender has agreed to forego all accrued and unpaid interest through August 20, 2012. At September 30, 2013, $1,339 of accrued interest was payable.

In connection with the Share Exchange, Putnam and DanDrit agreed that upon the closing of a financing of at least $12 million in gross proceeds raised by Putnam following the Share Exchange (the “Offering”), DanDrit would repay up to an aggregate of $70,000 (the “Loan Amount”) in existing Putnam indebtedness including the professional fees and the NLBDIT Enterprises Note. In the event less than $12 million in gross proceeds is raised in connection with the Offering, the Principal Amount shall be converted into a note payable upon the one year anniversary of the earlier of the closing of the Offering or the termination of the Offering. Any amounts payable by Putnam, up to approximately $8,000, from the date of the letter of intent related to the Offering until the closing of the Share Exchange, for the purpose of maintaining the periodic and other filings required to be filed with the SEC in accordance with Putnam’s reporting requirements pursuant to the Securities Exchange Act of 1934, as amended, including but not limited to legal and accounting fees and expenses, shall be paid directly by DanDrit.

On December 1, 2011 DanDrit Denmark borrowed $1,500,000 and issued 6% convertible bonds. The bonds may not be converted during the four weeks following the publication of the annual report. The bond may not be repaid until the bonds expiration on November 30, 2014. The bonds shall not accrue interest after expiration. The bonds and related accrued interest are convertible into common share of the Company at an initial rate of $9.58 per common share.

During the nine months ended September 30, 2013 and years ended December 31, 2013 Sune Olsen Holding ApS, an entity owned by a shareholder of the Company (“Sune Olsen Holding”), loaned DanDrit Denmark DKK 338,719 ($59,854) and DKK 143,750 ($25,019). The note accrues interest at 6% and DanDrit Denmark recorded interest expense of DKK 20,469 ($3,617) and DKK 2,689 ($468) during the years end September 30, 2013 respectively. The loans are payable upon three month written notice of the shareholder.

On January 18, 2013, February 15, 2013 and March 1, 2013 Sune Olsen Holding loaned DanDrit Denmark an additional DKK 1,000,000 and DKK 187,724 and DKK 80,000 (approximately $17,8661, $33,685 and $14,075, respectively) The notes accrue interest at 6% and are payable upon three month written notice of the shareholder.

On July 26, 2013 and August 15, 2013 Sune Olsen Holding loaned DanDrit Denmark an additional DKK 1,000,000, ($177,239) DKK 750,000 ($133,343). The note accrues interest at 5% and is payable upon three month written notice of the shareholder.

On June 20, 2013 Sune Olsen Holding paid DKK 1,500,000, ($265,000) in accrued legal fees of DanDrit Denmark in exchange for a DKK 1,500,000 ($265,000) 5% note payable.

On April 14, 2013 Sune Olsen Holding acquired DKK 4,375,932 (approximately$773,000) in liabilities owed by DanDrit Denmark for past due rent. The liability will accrue interest at 5% and is payable on demand.

DanDrit Biotech A/S has received a loan facility from Sune Olsen Holding ApS ensuring financing until new equity has been brought in. Under the loan facility DanDrit has received the following amounts: On November 11, 2013 $269,620 (DKK 1,500,000), on November 20, 2013 $55,459 (DKK 405,000), on December 2, 2013 $163,482 (DKK 900,000). The loans are due May 1, 2014 and accrue interest at 5% per year.

DanDrit Biotech A/S has received a loan from Sune Olsen ensuring financing until new equity has been brought in. The loan in the amount of $184,873 (DKK 1,000,000) was issued on December 20, 2013. The loan is due May 1, 2014 and accrues interest at 5% per year.

DESCRIPTION OF SECURITIES

General

The following is a summary description of our capital stock and is subject to, and is qualified in its entirety by, the provisions of our certificate of incorporation and bylaws, which are filed as exhibits to the registration statement to which this prospectus forms a part.

Common Stock

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of common stock, par value $.0001 per share. As of the date of this filing, there were sixty-four (64) holders of record of our common stock. Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets, which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus will also be fully paid and non-assessable.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.0001 per share with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company. As of the date of this prospectus no shares of preferred stock are outstanding.

The issuance of preferred stock with certain voting, conversion and/or redemption rights could adversely affect the rights of holders of our common stock, including with respect to voting, dividends and liquidation. Preferred stock could also be issued quickly with terms calculated to delay, defer or prevent a change in control of our company or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock.

Dividend Policy

The Company has not declared or paid any cash dividends on its common stock and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

Securities Authorized for Issuance under Equity Compensation Plans

The Board of Directors has adopted the DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan. We have reserved 1,206,000 shares of our common stock for issuance in accordance with the terms of the plan. As of the date of this prospectus, no awards have been made from the plan.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation (a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

DanDrit’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

DanDrit’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Delaware law and DanDrit’s Certificate of Incorporation and Bylaws may permit indemnification for liabilities under the Securities Act of 1933, as amended (“Securities Act”) or the Securities Exchange Act of 1934, as amended (“Exchange Act”). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling DanDrit pursuant to the foregoing provisions, DanDrit has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor, New York, New York 10004.

MARKET FOR OUR COMMON STOCK

There is not currently, and there has never been, any market for any of our common stock. Our securities are not eligible for trading on any national securities exchange or any over-the-counter markets, including the OTC Bulletin Board or the quotation systems of the OTC Markets, and we cannot assure you that they will become eligible. In connection with this offering, we intend to arrange for a registered broker-dealer to apply to have our common stock quoted on the OTC Bulletin Board and on the OTCQB but we cannot assure you that our application will be approved.

Holders of Common Stock

As of February 12, 2014, we had 7,854,945 shares of common stock outstanding held of record by sixty-four (64) persons. Our common stock is more fully described in the section of this prospectus entitled “Description of Securities.” For a description of the shares of our common stock that may be sold pursuant to Rule 144, please see the section of this prospectus titled “Shares Eligible for Future Sale”.

Securities Authorized for Issuance under Equity Compensation Plans

On February 12, 2014 the sole director and the majority stockholder of Putnam adopted the DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan that governs equity awards to employees, directors and consultants of the Company, effective upon the closing of the Share Exchange. There are 1,206,000 shares of common stock reserved for issuance under the Plan.

The Plan has a term of ten years. The types of awards permitted under the Plan include qualified incentive stock options and non-qualified stock options, and restricted stock. Each option will be exercisable at such times and subject to such terms and conditions as the Board may specify. Stock options will generally vest over four years and expire no later than ten years from the date of grant. As of the date of this filing the Company has not issued any awards from the Plan.

SHARES ELIGIBLE FOR FUTURE SALE

A substantial number of shares of our common stock could be sold in the public market after the lapse of the contractual and legal restrictions described below. The sale of a substantial amount of our common stock in the public market could adversely affect the prevailing market price of our common stock.

As of February 12, 2014, prior to giving effect to this offering, we had an aggregate of 7,854,945 shares of our common stock outstanding and 1,206,000 shares of common stock reserved for issuance under the DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan. On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the “Share Exchange Agreement”), by and among DanDrit USA (formerly known as Putnam Hills Corp.), Dandrit Denmark and N.E. Nielsen, as the representative of the shareholders of DanDrit Denmark, pursuant to which the holders of approximately 97% of the issued and outstanding capital stock of DanDrit Denmark (the “DanDrit Consenting Holders”) agreed to exchange an aggregate of 3,879,624 equity interests of Dandrit Denmark for 5,814,945 shares of DanDrit USA (the “Share Exchange”) and as a result of which Putnam would become the parent of DanDrit Denmark. Following the closing of the Share Exchange, in accordance with Section 70 of the Danish Companies Act and the Articles of Association of Dandrit Denmark, DanDrit USA will offer to any Dandrit Denmark shareholder that has not consented to the Share Exchange (the “Non-Consenting Shareholders”) and therefore has not exchanged such Dandrit Denmark shareholder’s equity interests in DanDrit Denmark for shares of DanDrit USA, the pro rata portion of the number of shares of DanDrit USA such DanDrit Denmark shareholder would have been entitled to if such DanDrit Denmark shareholder had consented to the Share Exchange, up to an aggregate of 6,000,000 shares of DanDrit USA, including those issued to the DanDrit Consenting Holders at closing. Any remaining shares of DanDrit USA that have not been issued to the Dandrit Consenting Shareholders at the closing, or to the Non-Consenting Shareholders following the closing, shall be distributed pro rata among the shareholders of DanDrit Denmark that have received shares of DanDrit USA based on the number of shares of DanDrit USA issued to such shares of DanDrit Denmark in connection with the Share Exchange and the Share Exchange Agreement.

The shares of our common stock issued in the Share Exchange and the related transactions, as well as other outstanding shares of our common stock, our warrants, and the shares of our common stock issuable upon exercise of our warrants are, and will be, “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the public market if they are registered or if the sale qualifies for an exemption from registration under Rule 144 promulgated under the Securities Act, as summarized below.

Lock-Up Agreements

Our executive officers, directors and certain stockholders have agreed to a 180-day lock-up with respect to 8,040,000 shares of our outstanding common stock. In addition, the lock-up will apply with respect to all shares of our common stock acquired by such persons during this 180-day period upon exercise of presently outstanding options and warrants to acquire our capital stock. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares may be sold only in accordance with an available exemption from registration, such as Rule 144.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for resale of securities issued by any shell companies (other than business combination-related shell companies) or any issuer that has been at any time previously a shell company. The SEC has provided an exception to this prohibition, however, if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, none of our stockholders is currently able to sell shares of our common stock in reliance on Rule 144. Assuming we continue to meet the requirements set forth above, Rule 144 will become available to our stockholders one year after the date we file the information required in SEC Form 10. Our stockholders may currently sell their shares of our common stock only pursuant to a registration statement that has been declared effective under the Securities Act or pursuant to another exemption from registration.

RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

We do not have any special committee, policy or procedure related to the review, approval or ratification of transactions with related persons that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as required by the Delaware General Corporation Law.

SEC regulations define the related party transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 18, 2011 (inception), through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Transactions with related persons prior to the closing of the Share Exchange.

During the Reporting Period, professional fees of $38,225 were paid on behalf of the Company by Sunrise Financial Group Inc. (“SFG”). The President of SFG was the Company’s former President and sole stockholder. As of March 31, 2013, the outstanding balance of $38,235 for professional fees paid by SFG and amounts advanced to the Company are reported as loan payable - related party. These funds were advanced interest free and are unsecured. There is no written or oral agreement in effect with respect to the SFG advances, provided, that the Company intends to attempt to reimburse the SFG advances at the time of the closing of a business combination; however, there is no assurance that the Company will reimburse SFG.

On May 26, 2011, the Company issued an aggregate of 5,000,000 shares of Common Stock to NLBDIT 2010 Services, LLC (“NLBDIT Services”) for an aggregate purchase price of $25,000 pursuant to the terms and conditions set forth in that certain common stock purchase agreement (the “NLBDIT Services CSPA”). Following the purchase, NLBDIT 2010 Services, LLC became the holder of more than 5% of our common stock. The Low Trust owns 100% of the outstanding membership interests of NLBDIT Services and may be deemed to beneficially own the shares of Common Stock held of record by NLBDIT Services. Nathan Low, a principal of our majority shareholder prior to the Share Exchange, is the family trustee of the Low Trust and has voting and dispositive control over any securities owned of record or beneficially by the Low Trust.

On June 3, 2011, the Company issued a note (the “NLBDIT Enterprises Note”) in favor of NLBDIT 2010 Enterprises, LLC (“NLBDIT Enterprises”) pursuant to which the Company agreed to repay NLBDIT Enterprises the sum of any and all amounts that NLBDIT Enterprises may advance to the Company (the “Principal Amount”) on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). NLBDIT Enterprises is wholly owned by the Low Trust. Nathan Low, a principal of our sole shareholder, is the family trustee of the Low Trust and a principal of NLBDIT Enterprises. Interest accrues on the outstanding Principal Amount of the NLBDIT Enterprises Note on the basis of a 360-day year from June 3, 2011 until paid in full at the rate of six percent (6%) per annum. The lender has agreed to forego all accrued and unpaid interest through August 20, 2012. At February 12, 2014, $39,132.25 in principal amount and $1,339 of accrued interest was payable.

The Company engaged Samir Masri CPA Firm P.C. to provide accounting services to the Company. Samir Masri, the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary and director, is the founder and President of Samir Masri CPA Firm P.C. The Company agreed to pay Samir Masri CPA Firm P.C. for services rendered in connection with the preparation of the financial statements required to be filed in the Company’s registration statement on Form 10 and subsequent periodic reports in an aggregate amount equal to $10,000 per fiscal year until the date that the Company consummates a merger or similar transaction with an operating business.

Transactions with related persons following the closing of the Share Exchange

Sune Olsen Holding ApS

On January 18, 2013, DanDrit Denmark took a loan (the “January 2013 Loan”) of DKK 1,000,000 equivalent to approximately USD $182,800 (based on the currency exchange rate of $1.00 = DKK 5.4679). The January 2013 Loan carries an interest of 6% per year, with the loan to be repaid in full by the end of calendar year 2013.

On March 31, 2013 DanDrit Denmark took a loan (the “March 2013 Loan”) of DKK 761,967.13 equivalent to approximately USD 139,350 (based on the currency exchange rate of $1.00 = DKK 5.4679). The March 2013 Loan carries an interest of 6% per year, with the loan to be repaid in full by the end of calendar year 2014.

On April 12, 2013, Sune Olsen Holdings ApS paid debt to Symbion of DKK 4,171,771 in payables equivalent to approximately USD 762,950. The 4,171,771DKK balance will accrue interest at 5% from April 12, 2013 until repaid. The loan is payable on demand.

On June 20, 1013, Sune Olsen Holdings ApS paid debt to Lett Law Firm of DKK 1,500,000 in payables equivalent to USD 274,300. The DKK 1,500,000 will accrue interest at 5% per year. The loan is payable on demand.

On August 15, 2013 DanDrit Denmark took a loan of DKK 750,000 equivalent to approximately USD 137,100 (based on the currency exchange rate of $1.00 = DKK 5.4679). The loan carries an interest of 5% per year, with the loan to be repaid in full by the end of calendar year 2014. The loan may be terminated by Sune Olsen Holding ApS by three months’ prior written notice.

As of September 30, 2013 the total debt due to Sune Olsen Holding ApS, including accrued interest, was DKK 9,641,065 (approximately USD 1,763,212) (based on the currency exchange rate of $1.00 = DKK 5.4679). On the December 16, 2013 the full amount was converted into 184,051 shares in DanDrit Denmark.

DanDrit Denmark has received a loan facility from Sune Olsen Holding ApS ensuring financing until new equity has been brought in. Under the loan facility DanDrit Denmark has received the following amounts: On November 11, DKK 1,500,000, on November 20, 2013 DKK 405,000, on December 2, 2013 DKK 900,000, in total DKK 2,805,000. The loans are to be repaid May 1, 2014 and each carry an interest of 5% per year.

DanDrit Denmark has received a loan from Sune Olsen ensuring financing until new equity has been brought in. The loan in the amount of DKK 1,000,000 was issued on December 20, 2013. The loan is to be repaid May 1, 2014 and carries an interest of 5% per year.

DKTI A/S

On August 2, 2012 DanDrit Denmark entered into a loan facility of DKK 5,000,000 with DKTI A/S. As of October 31, 2013 the principal, amount including accrued, was DKK 5,043,802 (approximately USD 922,439). On December 16, 2013 the loan, including accrued interest, was converted into 96,288 shares in DanDrit Denmark.

As of October 31, 2013, DanDrit Denmark had a $1,500,000 convertible bond issued to DKTI A/S. The principal amount including accrued interest was USD 1,672,455 as of October 31, 2013. On December 16, 2013 the convertible bond, including accrued interest, was converted into 174,578 shares in DanDrit Denmark.

Lease Agreements

On April 1, 2013, the Company entered into an operating lease agreement with a company controlled by a shareholder to lease office space. The Lease calls for monthly payments of 1,150 DKK (approximately $200) and can be terminated by the Company or landlord with three month notice.

On April 1, 2013, the Company entered into an operating lease agreement for lab space. The Lease calls for months payments of 6,000 DKK (approximately$1,000) and expires on March 31, 2016 but may be terminated by the Company with three month notice.

As of September 30, 2013 a total of DKK 325,000 was accrued and due and payable to the Lett Law Firm for legal services provided for DanDrit Denmark.

Except as otherwise indicated herein, there have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 and Item 407(a) of Regulation S-K.

PLAN OF DISTRIBUTION

Distribution

The shares will be offered and sold on a best efforts basis through Sunrise Securities (the “Placement Agent”), a broker-dealer who is a member of the Financial Industry Regulatory Authority (“FINRA”) and through other participating broker-dealers who are members of FINRA.

The maximum offering amount is $12,000,000. The broker-dealers are not obligated to obtain any subscriptions, and there is no assurance that any shares will be sold.

Subscriptions will be effective only on acceptance by DanDrit and the right is reserved to reject any subscription in whole or in part. Subscribers must be provided a copy of this Prospectus. DanDrit and/or the Placement Agent will send each investor a written confirmation of the acceptance of the investor’s subscription for shares. The offering may be terminated at any time by DanDrit.

Compensation

The Placement Agent’s commissions will be equal to 7% of the gross proceeds received in this offering raised from U.S. investors. After commissions, we shall receive the following for the shares sold in the Offering. The following table illustrates the net proceeds that we will receive from this offering, after payment of the Placement Agent’s commissions but before the payment of expenses.

	Per Share	Total
Public offering price	$	$
Commissions
Proceeds, before expenses, to us

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding Placement Agent commissions, will be approximately $254,536, all of which are payable by us.

 In addition to the commissions discussed above, the Placement Agent has received, or will receive, reimbursement of non-accountable expenses of up to $120,000 or 1% of the gross proceeds received in this offering; provided, however, that expenses shall only be payable based on the gross proceeds received from U.S. investors.

Determination of Offering Price

There is no established public market for the shares of common stock that we are offering. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. The fixed price of $ at which our common stock is being offered pursuant to this prospectus was determined based on, without limitation, the estimates of the business potential and earnings prospects of DanDrit and the consideration of such potential earnings in relation to market valuations of comparable companies.

Lock-Up Agreements

We and our officers, directors, and certain existing stockholders have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Sunrise Securities Corp. The lock-up period applicable to existing stockholders subject to the lock-up is 6 months after the effective date of the registration statement of which this prospectus is a part. The lock-up period applicable to our directors and officers is 12 months after the effective date of the registration statement of which this prospectus is a part. Notwithstanding the foregoing, and subject to the conditions below, the parties may transfer the  shares in the transactions described in clauses (i) through (vi) below without the prior written consent of the Placement Agent, provided that (1) we receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value.

(3) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise during the lock-up period and (4) the transferring party does not otherwise voluntarily effect any public filing or report regarding such transfers during the lock-up period:

(i)	as a bona fide gift or gifts; or

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the transferring party; or

(iii)	as a distribution to members, partners or stockholders of the transferring party;

(iv)
to the transferring party’s affiliates or to any investment fund or other entity controlled or managed by the transferring party, provided that such affiliate, investment fund or other entity controlled or managed by the transferring party shall not be formed for the sole purpose of transferring, for value or otherwise, the shares subject to the lock-up; or

(v)	to any beneficiary of the transferring party pursuant to a will or other testamentary document or applicable laws of descent; or

(vi)
to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the transferring party or immediate family of the transferring party.

For purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

Furthermore, notwithstanding the foregoing, during the lock-up period, the transferring party may sell shares of common stock of DanDrit on the open market following the consummation of the offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (ii) the transferring party does not otherwise voluntarily effect any public filing or report regarding such sales.

Indemnification

We have agreed to indemnify the Placement Agent against liabilities relating to the offering arising under the Securities Act, liabilities arising from breaches of some or all of the representations and warranties contained in the Placement Agent Agreement, and to contribute to payments that the Placement Agent may be required to make for these liabilities.

Relationships

Nathan Low is the family trustee of the Low Trust, the beneficial owner of NLBDIT Services, our majority shareholder prior to the Share Exchange, and has voting and dispositive control over any securities owned of record or beneficially by the Low Trust, subject to the agreement of the independent trustee. Mr. Low is also the founder and President of the Placement Agent.

The Placement Agent or its affiliates from time to time and may in the future provide investment banking, financial advisory and other related services to us and our affiliates for which they have received and may continue to receive customary fees and commissions.

Foreign Sales

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the placement agent to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the issuer or the placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any security in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The placement agent has represented, warranted and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of our securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that any placement agent may, with effect from and including the Relative Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 euros; and (3) an annual net turnover of more than 50,000,000 euros, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares of common stock are “securities.”

LEGAL MATTERS

Validity of the securities offered by this prospectus will be passed upon for us by Richardson & Patel, LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the placement agent by Troutman Sanders LLP, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Putnam historically retained Raich Ende Malter & Co. LLP (“Raich”) as its principal accountant. In connection with the closing of the Share Exchange, we terminated Raich and retained Gregory & Associates, LLC (“Gregory”) as our principal accountant. Our Board of Directors approved the change.

Raich’s reports on the financial statements for the years ended March 31, 2013 and 2012 included in the Form 10-K for the year ended March 31, 2013 as filed with the SEC did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that their reports included disclosure of uncertainty regarding Putnam’s ability to continue as a going concern.

From inception through February 12, 2014, Putnam had no disagreements with Raich on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Putnam had not consulted with Gregory on any matter prior to the Share Exchange.

We have authorized Raich to respond fully to the inquiries of Gregory concerning any matters discussed above. We have provided Raich with a copy of the above statements. We have requested that Raich furnish us with a letter addressed to the SEC stating whether Raich agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter from Raich is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXPERTS

The audited financial statements of DanDrit Denmark as of December 31, 2012 and December 31, 2011 included in this prospectus have been audited by Gregory & Associates, LLC, who is an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The audited financial statements of Putnam as of March 31, 2012 and March 31, 2013 included in this prospectus have been audited by Raich Ende Malter & Co. LLP, who is an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DANDRIT BIOTECH USA, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Consolidated Financial Statements

Page
DanDrit Biotech A/S and Subsidiaries
Unaudited Consolidated Balance Sheets at September 30, 2013 and December 31, 2012	F-2

Unaudited Consolidated Statements of Operations for the nine months ended September 30, 2013 and 2012	F-3

Unaudited Consolidated Statement of Other Comprehensive Loss for the nine months ended September 30, 2013 and 2012	F-4

Unaudited Consolidated Statement of Stockholders’ Equity for the period ended September 30, 2013	F-5

Unaudited Consolidated Statement of Cash Flows for the nine months ended September 30, 2013 and 2012	F-6

Notes to the Unaudited Consolidated Financial Statements	F-7

Putnam Hills Corp.
Unaudited Balance Sheet at December 31, 2013 and March 31, 2013	F-20

Unaudited Statement of Operations for the three and nine months ended December 31, 2013 and 2012 and for the period from January 18, 2011 (Inception) to September 30, 2013	F-21

Unaudited Statement of Stockholder’s deficiency for the period from January 18, 2011 (Inception) to December 31, 2013	F-22

Unaudited Statement of Cash Flows for the nine months ended December 31, 2013 and 2012 and for the period from January 18, 2011 (Inception) to December 31, 2013	F-23

Notes to the Unaudited Financial Statements	F-24

Putnam Hills Corp.

Report of Independent Registered Public Accounting Firm for Putnam Hills Corp.	F-50
Balance Sheet - March 31, 2013 and 2012	F-51
Statement of Operations for the years ended March 31, 2013 and 2012 and for the Cumulative Period from January 18, 2011 (inception) to March 31, 2013	F-52
Statement of Stockholder’s Deficiency for the Cumulative Period from January 18, 2011 (inception) to March 31, 2013	F-53
Statement of Cash Flows for the years ended March 31, 2013 and 2012 and for the Cumulative Period from January 18, 2011 (inception) to March 31, 2013	F-54
Notes to Financial Statements	F-55

Pro Forma Financial Statements

DanDrit Biotech A/S and Putnam Hills Corp.

Pro Forma Unaudited Condensed Combined Balance Sheet at September 30, 2013	F-61

Pro Forma Unaudited Condensed Combined Statements of Operations for the six and nine months ended September 30, 2013 and the year ended December 31, 2012 and 2011 and March 31, 2013 and 2012	F-63

Notes to the Consolidated Financial Statements	F-66

84

DANDRIT BIOTECH A/S AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2013

DANDRIT BIOTECH A/S AND SUBSIDIARIES

DANDRIT BIOTECH A/S AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS

	As of September 30,	As of December 31,
	2013	2012
Current Assets:
Cash	$36,976	$4,381
Other receivables	10,995	81,802
Prepaid expenses	23,737	19,747
Total Current Assets	71,708	105,930

Property and Equipment, net accumulated depreciation	537	2,706

OTHER ASSETS:
Definite life intangible assets	232,405	239,658
Deposits	3,460	14,570
Total Other Assets	235,865	254,228

Total Assets	$308,110	$362,864

Current Liabilities:
Notes payable - related party, current portion	$1,972,828	$106,349
Accounts payable - trade	37,840	31,391
Accrued expenses	876,464	1,948,882
Total Current Liabilities	2,887,132	2,086,622

Long Term Liabilities
Bonds Payable - related party, net of $86,490 discount	1,413,510	997,535
Notes payable - related Party	911,022	795,785
Derivative Liability	712,205	850,753
Total Long-Term Liabilities	3,036,737	2,644,073
Total Liabilities	5,923,869	4,730,695

STOCKHOLDERS’ (DEFICIT):

Common stock; par value 1.00 DKK, 200,000,000 shares
authorized, 3,548,172 shares issued and outstanding
at September 30, 2013	655,978	655,978
Additional paid-in capital	12,161,676	12,161,676
Other comprehensive income, net	54,915	188,280
Non-controlled interest in subsidiaries	-	-
Accumulated Deficit	(18,488,328)	(17,373,765)
Total Stockholders’ (Deficit)	(5,615,759)	(4,367,831)
Total Liabilities and Stockholders’ (Deficit)	$308,110	$362,864

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Nine Months Ended
	September 30,
	2013	2012
Net Sales	$32,483	$60,544

Cost of Goods Sold	68,486	51,087

Gross Loss	(36,003)	9,457

Operating Expenses:
General and administrative expenses	573,777	825,306
Depreciation and Amortization	24,566	47,431
Consulting expenses	128,191	705,350

Total Operating Expense	726,534	1,578,087

Loss from Operations	(762,537)	(1,568,630)

Other Income (Expense)
Interest (expense)	(546,057)	(490,948)
Gain on forgiveness of debt	48,589	-
Gain (loss) on currency transactions	8,745	(76,960)
Gain on derivative liability	136,697	103,603
Gain on sale of fixed assets	-	15,073

Total Other Income (Expense)	(352,026)	(449,233)

Loss Before Income Taxes	(1,114,563)	(2,017,862)

Income Tax Expense (Benefit)		-

Net Loss	$(1,114,563)	(2,017,862)

Basic Loss Per Share	$(0.31)	$(0.57)

Weighted Average Common
Shares Outstanding	3,548,172	3,548,172

Diluted Loss Per Share	$(0.31)	$(0.57)

Weighted Average Common Shares
Outstanding AssumIing Dilution	3,548,172	3,548,172

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

	For the Nine Months Ended
	September 30,
	2013	2012

Net Loss	$(1,114,563)	$(2,017,862)

Equity Adjustment for foreign Currency Translation	133,365	(26,270)

Other Comprehensive Loss	$(981,198)	$(2,044,132)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Period Ended September 30, 2013

			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income
BALANCE, December 31, 2011	3,548,172	$655,978	$12,161,676	$(14,946,116)	$273,981

Equity Adjustment for Foreign Currency Translation	-	-	-	-	(85,701)

Net Loss for the Year Ended December 31, 2012	-	-	-	(2,427,649)	-

BALANCE, December 31, 2012	3,548,172	$655,978	$12,161,676	$(17,373,765)	$188,280

Equity Adjustment for Foreign Currency Translation	-	-	-	-	(133,365)

Net Loss for the Nine Months Ended September 30, 2013	-	-	-	(1,114,563)	-

BALANCE, September 30, 2013	3,548,172	$655,978	$12,161,676	$(18,488,328)	$54,915

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents

	For the Nine Months Ended
	September 30,
	2013	2012
Cash Flows from Operating Activities:
Net (Loss)	$(1,114,563)	$(2,017,861)
Adjustments to reconcile net (loss) to net cash provided (used) by operations:
Depreciation and amortization	18,335	47,431
(Gain)/Loss on sale of equipment	-	(15,073)
Accretion of discount on bond payable	415,975	415,975
(Gain)/Loss on derivative liability	(138,548)	(103,127)
Changes in assets and liabilities:
(Increase) decrease in other receivable	70,807	(14,720)
(Increase) decrease in prepaid expenses/deposits	7,120	(16,214)
Increase (decrease) in accounts payable	6,449	38,565
Increase (decrease) in accrued expenses	(1,072,419)	807,810

Total Adjustments	(692,281)	1,160,647

Net Cash Provided (Used) by Operating Activities	(1,806,844)	(857,214)

Cash Flows from Investing Activities:
Proceeds from sale of equipment	-	15,073
Purchase of intangible assets	(8,913)	(79,796)

Net Cash Used by Investing Activities	(8,913)	(64,723)

Cash Flows from Financing Activities:
Proceeds from notes payable - related party	1,981,717	673,746

Net Cash Used by Financing Activities	1,981,717	673,746

Gain (loss) on Currency Translation	(133,365)	26,270

Net Increase (Decrease) in Cash and Cash Equivalents	32,595	(221,921)

Cash and Cash Equivalents at Beginning of Period	4,381	250,984
Cash and Cash Equivalents at End of Period	$36,976	$29,063

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Accretion of discount on bond payable	$415,975	$415,975
Change in fair market value of derivative liability	$(138,548)	$(103,127)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation -The unaudited consolidated financial statements include the accounts of DanDrit Biotech A/S a Danish Corporation (“Parent”) incorporated on April 1, 2001 and its’ wholly-owned dormant subsidiary DanDrit Corporation PTE. LTD., a Singapore limited liability Company incorporated on July 1, 2008 and subsequently sold. The terms "Company", “us", "we" and "our" as used in this report refer to Parent and its subsidiaries, which are set forth below.  The Company engages in the research and development, manufacturing and clinical trials of pharmaceutical and biological products for the human treatment of cancer using the dendritic cell technology.

Consolidation — The unaudited consolidated financial statements include the accounts and operations of the Company. The non-controlling interests in the net assets of the subsidiaries are recorded in equity. The non-controlling interests of the results of operations of the subsidiaries are included in the results of operations and recorded as the non-controlling interest in subsidiaries. All material inter-company transactions and accounts have been eliminated in the consolidation.

Functional Currency / Foreign currency translation — The  functional currency of DanDrit Biotech A/S is the Danish Kroner (“DKK”), and the functional currency of DanDrit Corporation PTE. LTD. is the Singapore Dollar. The Company’s reporting currency is U.S. Dollar for the purpose of these financial statements. The Parent and subsidiaries balance sheet accounts are translated into U.S. dollars at the period-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the years 2012. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had no balances held in financial institution in the United States in excess of federally insured amounts at September 30, 2013.

Property and Equipment — Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets which range from four to six years (See Note 3).

Intangible Assets — Definite life intangible assets include patents. The Company accounts for definite life intangible assets in accordance with Financial Accounting Standards Board, (“FASB”) Accounting Standards Codification, (“ASC”) Topic 350, “Goodwill and Other Intangible Assets” and amortized the patents on a straight line basis over the estimated useful life of twenty years. Costs incurred in relation to patent applications are capitalized cost and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related remaining patent application costs are charged to expense.

Impairment of Long-Lived Assets In accordance with ASC Topic 360, long-lived assets, such as property, plant, and equipment and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The depreciable basis of assets that are impaired and continue in use is their respective fair values.

Revenue Recognition and Sales  — The Company’s sales of its MelCancerVac colorectal cancer  treatment have been limited to a compassionate use basis in Singapore after stage IIA trials and is not approved for current sale for any other use or location. The Company accounts for revenue recognition in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), FASB ASC 605 Revenue Recognition. The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collections of resulting receivable is reasonably assured. Products are primarily shipped FOB shipping point at which time title passes to the customer.

Value Added Tax - In Denmark, Value Added Tax (“VAT”) of 25% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities. VAT of 25% is also paid to Danish and EU vendors on invoices these amounts are refundable from the respective governmental authority and recorded as other receivables in the accompanying financial statements.

Research and Development Cost — The Company expenses research and development costs for the development of new products as incurred. There were no research and development costs included in operating expenses for the nine months ended September 30, 2013 and September 30, 2012.

Income Taxes — The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes. This statement requires an asset and liability approach for accounting for income taxes.

Loss Per Share — The Company calculates earnings /(loss) per share in accordance with FASB ASC 260 Earnings Per Share. Basic earnings per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. Potential common shares included in the diluted earnings per share calculation include in-the-money stock options that have been granted but have not been exercised.

Derivatives - We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as debt financing arrangements with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

We estimate fair values of all derivative instruments, such as embedded conversion features utilizing Level 3 inputs (defined below in Note 1: Fair Value Of Financial Instruments). We use the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our market price of our common stock, which have historically had high volatility. Since derivative financial instruments are initially and subsequently carried at fair value, our income will reflect the volatility in these estimate and assumption changes.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We report our derivative liabilities at fair value on the accompanying consolidated balance sheets as of September 30, 2013 and September 30, 2012.

Fair Value of Financial Instruments — The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, investments, accounts payable, accrued expenses, capital lease obligations and notes payable approximates their recorded values due to their short-term maturities.

Accounting Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recent Accounting Pronouncements — In June 2011, the FASB issued amended standards to increase the prominence of items reported in other comprehensive income. These amendments eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all changes in stockholders’ equity — except investments by, and distributions to, owners — be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, these amendments require that we present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. We adopted the new standards effective January 1, 2012 and resulted only in changes to presentation of our financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to mitigate this doubt by raising additional funds through debt and/or equity offerings and by substantially increasing sales once approval for the Company’s product is obtained. There is no assurance that the Company will be successful in achieving profitable operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at September 30, 2013:

	Useful Life	2013
Lab equipment and instruments	4-6	$194,143
Computer equipment	4-6	66,493
		260,636
Less Accumulated Depreciation		(260,099)
Net Property and Equipment		$537

Depreciation expense amounted to $2,169 and $3,832, for the nine months ended September 30, 2013 and September 30, 2012, respectively. The Company’s property and equipment is held as collateral on the notes payable related party.

NOTE 4 — DEFINITE-LIFE INTANGIBLE ASSETS

At September 30, 2013, definite-life intangible assets, net of accumulated amortization, consist of patents on the Company’s products and processes of $232,405. The patents are recorded at cost and amortized over twenty years from the date of application. The amortization expense for the nine months ended September 30, 2013 and 2012 was $16,166 and $43,599 respectively. Expected future amortization expense for the years ended are as follows:

Year ending December 31,
2013	$5,949
2014	22,115
2015	22,115
2016	22,115
2017	22,115
Thereafter	137,996
$232,405

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — NOTES PAYABLE – RELATED PARTY

Notes payable to related parties consists of the following as of September 30, 2013:

2013
6% Note Payable DKTI A/S	$911,022
Note Payable ML Group	21,177
5%- 6% Note Payable – Sune Olsen, Sune Olsen Holding ApS and Advance Biotech Invest	1,749,771
Stratega ApS	201,879
Total Notes Payable – Related Party	2,883,849
Less Current Maturities	(911,022)
Note Payables – Related Party Long Term	$1,972,827

The following represents the future maturities of long-term debt as of September 30, 2013:

Year ending December 31,
2013	$1,972,827
2014	911,022
2015	-
2016	-
2017	-
Thereafter	-
$2,883,849

During 2012, DKTI A/S agreed to loan the Company up to DKK 5,000,000 (Approximately $880,000) accruing interest at 6%.  The loan is secured by all of the Company’s intellectual property rights, including its patents and its patent applications credit facility.  The loan is payable with 30 days written notice but not before November 30, 2014, but may be payable without notice for: 1) failure to make timely payments, 2) the Company breaches any other obligation under the loan, 3) bankruptcy or engaged in a merger, or 4) the control of the Company or its assets change to any other entity other than the DKTI A/S. During the nine months ended September 30, 2013 and the year ended December 31, 2012 the Company borrowed DKK 310,000 (approximately $55,000) plus DKK 206,212 in interest and  DKK 4,431,862 ($783,139) plus DKK 71,563 ($12,646) in interest, respectively. The notes, with related accrued interest, were subsequently converted into 96,288 common shares (See Note 13).

During the years ended December 31, 2012 and 2011, Sune Olsen Holding ApS, an entity owned  by a shareholder,  loaned the Company DKK 338,719 ($59,854) and DKK 143,750 ($25,019) respectively.  The Company added  the accrues interest at 6% of DKK 20,469 ($3,617) and DKK 2,689 ($468) during the years end December 31, 2012 and 2011 respectively.  The loans are payable upon three month written notice of the shareholder. The notes with related accrued interest were subsequently converted into 9,262 common shares (See Note 13).

On January 18, 2013, February 15, 2013 and March 1, 2013, Sune Olsen Holding APS, an entity owned by a shareholder of the Company, loaned the Company an additional DKK 1,000,000, DKK 187,724 and DKK 80,000 (approximately $178,661, $33,685 and $14,075) respectively. The notes accrue interest at 6% and are payable upon three month’s written notice of the shareholder. The notes, with related accrued interest, were subsequently converted into 25,844 common shares (See Note 13).

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — NOTES PAYABLE – RELATED PARTY

On July 26, 2013 and August 15, 2013, Sune Olsen Holding APS,  an entity owned  by a shareholder of the Company, loaned the Company an additional DKK 1,000,000, ($177,239) and DKK 750,000 ($133,343) respectively. The notes accrue interest at 5% and are payable upon three month written notice of the shareholder. The notes, with related accrued interest, were subsequently converted into 33,705 common shares (See Note 13).

On June 20, 2013 Sune Olsen Holding APS, an entity owned by a shareholder of the Company, paid DKK 1,500,000, ($265,000) in accrued legal fees owed by the Company in exchange for a DKK 1,500,000 ($265,000) 5% note payable to Sune Olsen Holding APS. The note, with related accrued interest, was subsequently converted into 29,036 common shares (See Note 13).

On April 14, 2013, Sune Olsen Holding APS,  an entity owned by a shareholder of the Company, acquired DKK 4,375,932 (approximately$773,000) in  liabilities owed by the Company for past due rent from a vendor. The liability will accrue interest at 5% and is payable on demand. The note, with related interest, was subsequently converted into 86,204 common shares (See Note 13).

On April 30, 2013, Stratega ApS loaned the Company DKK 1,000,000 (Approximately $175,359). The note accrues interest at 1% per month and is payable on September 1, 2013.  As of September 1, 2013, the loan was outstanding, and thereby incurred a penalty of DKK 50,000  (approximately $8,863 ).  The outstanding loan will accrue interest at 2.5% per month beginning September 2, 2013. DKTI Invest AS has secured the loan by pledging 25,000 common shares of DKTI Invest AS. DKTI Invest AS pledged the collateral on behalf of the Company and the the Company has granted DKTI Invest AS worldwide use of the Company’s DDM master cell bank (“Use Agreement”); more specifically of the Company’s working cell bank DDM 1-7203-01 which was manufactured in 2008 for research, manufacturing and commercial purposes. The note was subsequently repaid, the security was released and the Use Agreement cancelled (See Note 13).

NOTE 6 — CONVERTIBLE BOND PAYABLE – RELATED

On December 1, 2011 the Company borrowed $1,500,000 and issued 6% convertible bonds. The bonds may not be converted during the four weeks following the publication of the annual report.  The bonds shall not accrue interest after expiration.  The bonds and related accrued interest are convertible into common share of the Company at an initial rate of $9.58 per common share.  The conversion price (“Conversion Price”) shall change in the following situations:

1)	If the Company raises equity through a private placement of the Company’s common shares, the Conversion Price shall be adjusted to the private placement offering price,
2)
If the Company has an issuance of the Company’s common shares in a public offering and  the offering price (“Offering Price”) exceeds $11.98 per share, then the Conversion Price shall be calculated by the Offering Price multiplied by 0.80,

3)
If the Company enters into a merger and  the price of the Company’s common stock price (“Merger Price”) is exchanged at or above $11.98 per share then the Conversion Price shall be calculated by the Merger Price multiplied by 0.80,

4)
If the Company is acquired by cash or by a combination of cash and stock and the closing value of the Company’s common stock  exceeds $11.98 per share (“Acquisition Price”) then the Conversion Price shall be calculated by the Acquisition Price multiplied by 0.80,

5)	If none of the situations in 1, 2, 3, 4 above occur, the Conversion Price shall be 80% of the price used as in the most recent private equity capital increase, and,
6)
The Conversion Price shall not be adjusted for options issued to management or board of directors if the options issued are less than 1% of Company’s fully diluted shares including the shares issuable upon conversion of this convertible bond.

The conversion /adjustment features had an estimated fair value of $1,003,557 using the Black Scholes pricing Model using the assumptions below and bifurcated and classified as a derivative instrument required to be recorded at fair value (Note 7). The proceeds from the bond have been allocated to the note and conversion / adjustment feature of the convertible bond and recorded at a discount which has been, and will continue to be, amortized to interest expenses, through conversion or estimated life of the bond, whichever occurs sooner. During the nine months ended September 30, 2013 and September 30, 2012 the Company recorded interest expense of $415,975 and $415,975 respectively for the accretion of the discount on the note.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE BOND PAYABLE – RELATED

As of September 30, 2013 and December 31, 2012, there was $1,500,000 outstanding on the convertible bond payable with related accrued interest of $164,812 and $97,497, respectively. As of September 30, 2013 and December 31, 2012 the remaining discounts on the bond were $86,490 and $502,465, respectively.

The bond and related accrued interest were subsequently converted into 174,578 common shares.

The following assumptions were used to determine the fair value of the conversion feature of the convertible bond:

Year ended December 31, 2011
Expected volatility	65%
Expected life	2.0 years
Risk-free interest rates	.41%
Dividend yields	None

NOTE 7 – DERIVATIVE LIABILITIES

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into certain other financial instruments and contracts, such as debt financing arrangements with features that are either; (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Shares issued upon conversion of the bond are required to registered upon listing and  thus a derivative liability has been recorded for the fair value of the conversion feature at September 30, 2013.

The following table discloses the fair value of the Company’s derivative liabilities and their location in the consolidated balance sheets as of September 30, 2013. The Company held no asset derivatives at either reporting date.

	Derivative Liability September 30, 2013
	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments:
Conversion feature on Convertible Bond	Derivative Liabilities	712,205
Total derivatives not designated as hedging instruments		$712,205

The following table summarizes liabilities measured at fair value on a recurring basis for the periods presented:

	September 30, 2013
Fair Value Measurements Using:	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	-	-	712,205	712,205

The underlying convertible debt and underlying derivative liability were subsequently converted to equity (See Note 13).

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — LEASES

Operating Leases — On April 1, 2013, the Company entered into an operating lease agreement with a company controlled by a shareholder to lease office space. The Lease calls for monthly payments of 1,150 DKK (approximately $200) and can be terminated by the Company or landlord with three months notice.

On April 1, 2013, the Company entered into an operating lease agreement for lab space. The Lease calls for months payments of 6,000 DKK (approximately$1,000) and expires on March 31, 2016 but may be terminated by the Company with 3 months notice.

Lease expense charged to operations was $59,019 and $60,350, for the nine months ended September 30, 2013 and September 30, 2012, respectively.

NOTE 9 — INCOME TAXES

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes; which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carry forwards. The amount of, and ultimate realization of, the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events; the effects of which cannot be determined.

The temporary differences, tax credits and carry forwards gave rise to the following deferred tax asset (liabilities) at September 30, 2013:

2013
Excess of tax over book depreciation fixed assets	$26,861
Excess of tax over book depreciation patents	36,479
Net operating loss carryforward	2,460,474
Valuation allowance	(2,523,814)
Total Deferred Tax Asset (Liabilities)	$-

As of September 30, 2013 the Company had net operating loss carryforwards of approximately $9,542,000 for Danish tax purposes which do not expire.

In accordance with prevailing accounting guidance, the Company is required to recognize and disclose any income tax uncertainties.  The guidance provides a two-step approach to recognize and disclose any income tax uncertainties.  The guidance provides a two-step approach to recognizing and measuring tax benefits and liabilities when realization of the tax position is uncertain.  The first step is to determine whether the tax position meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which, can be difficult to determine and can only be estimated. Management estimates that it is more likely than not that the Company will not generate adequate net profits to use the deferred tax assets; and consequently, a valuation allowance was recorded for all deferred tax assets.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INCOME TAXES

The components of income tax expense (benefit) from continuing operations for the nine month periods ending September 30, 2013 and September 30, 2012  consisted of the following:

Current Tax Expense	2013	2012
Danish Income Tax	$-	$-
Deferred Income Tax Expense (Benefit)
Excess of Tax over Book Depreciation Fixed Assets	-	(292)
Excess of Tax over Book Depreciation Patents	-	(33,021)
Net Operating Loss Carryforwards	(264,091)	(398,895)
Change in the Valuation allowance	264,091	432,208
Total Deferred Tax Expense	$-	$-

Deferred income tax expense / (benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

The Company files Danish income tax returns, and they are generally no longer subject to tax examinations for years prior to 2007 for their Danish tax returns.

NOTE 10 — LOSS PER SHARE

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows at September 30, 2013 and September 30, 2012:

	2013	2012
Computed Tax at Expected Statutory Rate	$(378,952)	$(686,073)
Non-US Income Taxed at Different Rates	100,311	181,607
Non-Deductable expenses	-	72,258
Valuation allowance	264,091	432,208
Income Tax Expense	$-	$-

The following data shows the amounts used in computing loss per share and the effect on income and the weighted average number of shares of potential dilutive common stock for the nine month period ending September 30, 2013 and September 30, 2012:

	2013	2012
Net (Loss)	$(1,114,563)	(2,017,862)
Weighted average number of common shares used in basic loss per share	3,548,172	3,548,172
Effect of dilutive securities, stock options and warrants	-	-
Weighted average number of common shares and potential dilutive common shares outstanding used in dilutive loss per share	3,548,172	3,548,172

For the nine month period ending September 30, 2013 and September 30, 2012, the Company had no options outstanding to purchase common stock of the parent.  The potential shares that could be issued under the convertible bond payable have not been included in the calculation of potential dilutive common shares outstanding, because their effect is anti-dilutive

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — STOCKHOLDERS’ EQUITY

Common Stock — Parent has 200,000,000 authorized shares of common stock, DKK 1.00 par value. As of September 30, 2013, there were 3,548,172 common shares issued and outstanding.

Voting- Holders of Parent common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends-Parent common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available.

Liquidation Rights- In the event of any liquidation, dissolution or winding-up of affairs of Parent, after payment of all of our debts and liabilities, the holders of Parent common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters- Holders of Parent common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. All of the issued and outstanding shares of common stock on the date of this report are validly issued, fully paid and non-assessable.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Use of Technology - The Company had granted DKTI Invest AS worldwide use of the Company’s DDM master cell bank and more specifically of its working cell bank DDM 1-7203-01 manufactured in 2008 for research, manufacturing and commercial purposes.  The use was granted for the 25,000 common shares DKTI Invest AS issued from treasury to Stratega ApS as security for the subsequent DKK 1,000,000 (Approximately $175,359) loan. The shares were subsequently returned and the use of technology cancelled (See Note 13).

Food and Drug Administration-The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which they will be manufactured. Any new bioproduct intended for use in humans, is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, the Company’s cell systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended.

Product liability -The contract production services for therapeutic products offered exposes an inherent risk of liability biotherapeutic substances manufactured, at the request and to the specifications of customers, could foresee ably cause adverse effects. The Company seeks to obtain agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

Employment Agreements -The Company has employment agreements with officers of the Company. As of September 30, 2013, salaries payable to the officers and the related taxes were approximately $106,145.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENT

The Company’s management reviewed material events through February 12, 2014

On November 11, 2013, DanDrit Biotech A/S has received a $269,620 (DKK 1,500,000) loan from Sune Olsen Holding ApS. The loan is due May 1, 2014 and accrues interest of 5% per year.

On November 20, 2013, DanDrit Biotech A/S has received a $55,459 (DKK 405,000)  loan from Sune Olsen. The loan is due May 1, 2014 and accrues interest of 5% per year.

On November 22, 2013, the Company repaid the $201,879 note payable and related accrued interest to Stratega ApS.

Stratega ApS returned the 25,000 shares of DKTI Invest AS  to DKTI Invest AS and DKTI Invest AS cancelled the use of the DDM master cell bank (more specifically of its working cell bank DDM 1-7203-01 manufactured in 2008) for research, manufacturing and commercial purposes.

On December 2, 2013, DanDrit Biotech A/S has received a $163,482 (DKK 900,000)  loan from Sune Olsen. The loan is due May 1, 2014 and accrues interest of 5% per year.

On December 16, 2013, the Company converted $1,749,772 of notes payable and related interest to Sune Olsen and Sune Olsen Holdings ApS for 184,051 common shares of DanDrit BioTech A/S.

On December 16, 2013, the Company converted the $1,500,000 convertible bonds payable to DKTI Invest A/S, a related party, net of discounts of ($588,978), and related derivative liabilities of $712,205 for 174,578 common shares of DanDrit BioTech A/S.

On December 16, 2013, the Company converted the $850,785 note payable and accrued interest to, DKTI Invest A/S for 96,288 common shares of DanDrit BioTech A/S.

On December 16, 2013, DanDrit Biotech A/S sold its’ Dormant Singapore subsidiary DanDrit Singapore Pte. Ltd, for $1 resulting in no gain or loss from the sale and discontinuing the operations.  The Company had no sales or operations for the periods presented in the accompanying unaudited consolidated financial statements.

On December 20, 2013, DanDrit Biotech A/S has received a $184,873 (DKK 1,000,000)  loan from Sune Olsen. The loan is due May 1, 2014 and accrues interest of 5% per year.

On December 16, 2013, DanDrit Biotech A/S entered into an agreement with MyTomorrows (MT), a Dutch company, regarding a Patient Name Use Program (PNU) for the Company’s MelCancerVac (MCV).  This program will allow DanDrit Biotech A/S to sell MCV at $20,600 for a year of treatment (10 vaccines) to cancer patients through MT.  MT offers a worldwide online platform providing access to non-registered medicines for patients with life threatening diseases. MT is a turnkey solution and will be in charge of regulatory, recruitment, logistics, and pharmacovigilance.  DanDrit’s potential liabilities are limited to quality control of manufacturing of MCV.   MT will transfer $20,600 as soon as a patient orders MCV. North American territories are excluded from the agreement.  The Company will pay My Tomorrows  a royalty of up to 5% on a country to country basis for 20 years on NCV sales sold under the agreement. Either party may terminate the agreement with 180 day written notice.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENT

Share Exchange Agreement – On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA, Inc. (formerly known as Putnam Hills Corp.), Dandrit BioTech A/S and N.E. Nielsen, as the representative of the shareholders of Dandrit BioTech A/S was signed, pursuant to which the holders of 3,879,624 common shares (approximately 97%) of the issued and outstanding capital stock of Dandrit BioTech A/S (the “DanDrit Consenting Holders”) agreed to exchange all of the issued and outstanding capital stock of Dandrit for up to 6,000,000 shares of DanDrit USA (the “Share Exchange”) and as a result of which DanDrit USA, Inc. would become the parent of Dandrit BioTech A/S. Upon the closing of the Share Exchange Agreement DanDrit USA, Inc. majority shareholder immediately prior to the closing cancelled 4,400,000 share of common stock.

Just prior to and in connection with the share exchange agreement 1,400,000 and 40,000 common shares of DanDrit USA, Inc. were  issued for consulting  and legal services in connection with the merger and offering valued at $5 per share or $7,000,000 and $200,000, respectively.

PUTNAM HILLS CORP.
(A Development Stage Company)

Index to Unaudited Consolidated Financial Statements

Page

Unaudited Balance Sheet at December 31, 2013 and March 31, 2013	F-20

Unaudited Statement of Operations for the three and nine months ended December 31, 2013 and 2012 and for the period from January 18, 2011 (Inception) to September 30, 2013	F-21

Unaudited Statement of Stockholder’s deficiency for the period from January 18, 2011 (Inception) to December 31, 2013	F-22

Unaudited Statement of Cash Flows for the nine months ended December 31, 2013 and 2012 and for the period from January 18, 2011 (Inception) to December 31, 2013	F-23

Notes to the Unaudited Financial Statements	F-24

PUTNAM HILLS CORP.
(A Development Stage Company)
BALANCE SHEET

	(Unaudited) December 31, 2013	March 31, 2013

ASSETS

CURRENT ASSETS:
Cash	$22	$6,744
Loans receivable - related parties	-	13,219

Total Current Assets	22	19,963

TOTAL ASSETS	$22	$19,963

LIABILITIES AND STOCKHOLDER'S DEFICIENCY

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$1,887	$7,497
Loan payable - related party	38,235	38,235
Note payable - related party	39,132	25,500

Total Current Liabilities	79,254	71,232

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDER'S DEFICIENCY:
Preferred stock, $.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	24,500	24,500
Accumulated deficit during the development stage	(104,232)	(76,269)

Total Stockholder's Deficiency	(79,232)	(51,269)

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$22	$19,963

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
STATEMENT OF OPERATIONS
(Unaudited)

	For The Three Ended December 31, 2013	For The Three Months Ended December 31, 2012	For The Nine Months Ended December 31, 2013	For The Nine Months Ended December 31, 2012	Cumulative From January 18, 2011 (Inception) to December 31, 2013

REVENUES	$-	$-	$-	$-	$-

GENERAL AND ADMINISTRATIVE EXPENSES	8,097	9,638	26,573	27,678	102,345

(LOSS) BEFORE OTHER EXPENSES	(8,097)	(9,638)	(26,573)	(27,678)	(102,345)

INTEREST EXPENSE	548	181	1,390	206	1,887

(LOSS) BEFORE BENEFIT FROM INCOME TAXES	(8,645)	(9,819)	(27,963)	(27,884)	(104,232)

BENEFIT FROM INCOME TAXES	-	-	-	-	-

NET (LOSS)	$(8,645)	$(9,819)	$(27,963)	$(27,884)	$(104,232)

BASIC AND DILUTED LOSS PER SHARE	-	-	$-	-

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC AND DILUTED	5,000,000	$5,000,000	5,000,000	5,000,000

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
STATEMENT OF STOCKHOLDER'S DEFICIENCY
FOR THE PERIOD FROM JANUARY 18, 2011 (INCEPTION) TO DECEMBER 31, 2013

							Accumulated
							Deficit	Total
					Additional		During the	Stockholder's
	Preferred Stock		Common Stock		Paid-in	Subscription	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	(Deficiency)

Balance at January 18, 2011 (Inception)	-	$-	-	$-	$-	$-	$-	$-

Common stock subscription	-	-	5,000,000	500	24,500	(25,000)	-	-

Net (loss)	-	-	-	-	-	-	(8,735)	(8,735)

Balance at March 31, 2011	-	-	5,000,000	500	24,500	(25,000)	(8,735)	(8,735)

Common stock subscription proceeds	-	-	-	-	-	25,000	-	25,000

Net (loss)	-	-	-	-	-	-	(29,945)	(29,945)

Balance at March 31, 2012	-	-	5,000,000	500	24,500	-	(38,680)	(13,680)

Net (loss)	-	-	-	-	-	-	(37,589)	(37,589)

Balance at March 31, 2013	-	-	5,000,000	$500	24,500	$-	(76,269)	(51,269)

Net (loss)	-	-	-	-	-	-	(27,963)	(27,963)

Balance at December 31, 2013 (Unaudited)	-	$-	5,000,000	$500	$24,500	$-	$(104,232)	$(79,232)

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
(Unaudited)

	For The Nine Months Ended December 31, 2013	For The Nine Months Ended December 31, 2012	Cumulative From January 18, 2011 (Inception) to December 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:

NET (LOSS)	$(27,963)	$(27,884)	$(104,232)

ADJUSTMENT TO RECONCILE NET LOSS TO NET CASH USED IN OPERATING ACTIVITIES:
Professional fees paid by related party on behalf of the Company	-	-	13,735
(Decrease) Increase in accounts payable and accrued expenses	(5,610)	206	1,887

NET CASH USED IN OPERATING ACTIVITIES	(33,573)	(27,678)	(88,610)

CASH FLOWS FROM INVESTING ACTIVITIES:
Amounts received from related parties to satisfy loans receivable	13,219	-	-

NET CASH PROVIDED BY INVESTING ACTIVITIES	13,219	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in loan payable - related party	-	16,000	24,500
Increase in note payable - related party	13,632	11,500	39,132
Increase in capital stock	-	-	25,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,632	27,500	88,632

NET (DECREASE) INCREASE IN CASH	(6,722)	(178)	22

CASH, BEGINNING OF PERIOD	6,744	336	-

CASH, END OF PERIOD	$22	$158	$22

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Professional fees paid by related party on behalf of the Company	$-	$-	$13,735
Common stock subscribed	$-	$-	$25,000

See accompanying notes to the financial statements.

PUTNAM HILLS CORP
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 -      Organization and Business

Business Activity

Putnam Hills Corp., a Development Stage Company, (the “Company") was incorporated in the state of Delaware on January 18, 2011 with the objective to acquire, or merge with, an operating business.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective over the next twelve months and beyond will be to achieve long-term growth potential through a combination with a business rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officers and directors of the Company.

On November 7, 2013, the Company entered into a non-binding letter of intent (the “LOI”) with DanDrit Biotech A/S, a company organized in Denmark (“DanDrit”), pursuant to which the Company agreed, subject to the terms of a definitive agreement (the “Definitive Agreement”) to be negotiated between the parties, to acquire no less than 90% of the issued and outstanding equity interests of DanDrit, in exchange for approximately 6,000,000 shares of the Company’s common stock issuable to the equity holders of DanDrit (the “Share Exchange”). In addition, subject to the terms and conditions of the Definitive Agreement, the existing sole shareholder of Putnam agreed to cancel an aggregate of 4,400,000 shares of common stock, as an inducement for DanDrit to consummate the transactions contemplated by the LOI.  In accordance with the terms and conditions of the LOI, DanDrit agreed to pay up to $8,000 in fees and expenses incurred by the Company for maintaining the Company’s periodic filings. In addition, the LOI provides that up to an additional 1,440,000 shares of common stock (the “Additional Shares”) may be issued upon or prior to the closing of the Share Exchange. Upon the closing of the Share Exchange, it is contemplated that an aggregate of 8,040,000 shares of common stock will be issued and outstanding.  As of the date of this filing, the Definitive Agreement between the parties has not been executed.

Note 2 -      Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted for interim financial statements presentation and in accordance with the instructions to Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statement presentation. In the opinion of management, all adjustments for a fair statement of the results of operations and financial position for the interim periods presented have been included. All such adjustments are of a normal recurring nature. The accompanying financial statements and the information included under the heading Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s audited financial statements and related notes included in the Company’s Form 10-K as of March 31, 2013. Interim results are not necessarily indicative of the results for a full year.

PUTNAM HILLS CORP
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 2 -      Summary of Significant Accounting Policies (cont’d.)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at the balance sheet dates.

Income Taxes

The Company utilizes the accrual method of accounting for income taxes. Under the accrual method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. As of December 31, 2013, the Company has no accrued interest or penalties related to uncertain tax positions.

Loss Per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any common shares outstanding or potentially dilutive instruments for each of the periods presented.

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 2 -      Summary of Significant Accounting Policies (cont’d.)

Emerging Growth Company

The  Company is an “emerging growth company” and    has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 -      Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from inception of approximately $104,000, and has negative working capital of approximately $79,000 at December 31, 2013, which among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plan to find a suitable acquisition or merger candidate, raise additional capital from the sales of stock, and receive additional loans from related parties. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 4 -      Income Taxes

As of December 31, 2013, the Company has net operating loss carryforwards of approximately $104,000 to reduce future federal and state taxable income through 2033.

The Company currently has no federal or state tax examinations in progress nor has it had any federal or state examinations since its inception. All of the Company’s tax years are subject to federal and state tax examination.

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 4 -      Income Taxes (cont’d.)

The benefit from income taxes consists of the following:

	For The Nine Months Ended December 31, 2013	For The Nine Months Ended December 31, 2012	Cumulative From January 18, 2011 (Inception) to December 31, 2013
Current Expense:
Federal and State	$-	$-	$-
Deferred tax benefit:
Federal and State	9,000	9,000	35,000
Valuation allowance	(9,000)	(9,000)	(35,000)
Total	$-	$-	$-

The income tax benefit differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes due to the following:

	For The Nine Months Ended December 31, 2013	For The Nine Months Ended December 31, 2012	Cumulative From January 18, 2011 (Inception) to December 31, 2013
Statutory federal income tax rate	(34)%	(34)%	(34)%
Valuation allowance	34%	34%	34%
Effective income tax rate	0%	0%	0%

Note 5 -      Common Stock

On January 18, 2011, the Company authorized one hundred million (100,000,000) shares of common stock. On January 18, 2011, the Company received a subscription for five million (5,000,000) shares of common stock for $25,000 from the former President of the Company, (See note 7).

On November 14, 2013, the Company authorized the issuance of 40,000 shares of common stock, at a price per share equal to $0.0001. As of the date of this filing, these shares have not been issued.

Note 6 -      Preferred Stock

The Company is authorized to issue (10,000,000) shares of $.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 7 -      Related Party Transactions

The Company utilizes the office space and equipment of its management at no cost.

For the period January 18, 2011 (Inception) to March 31, 2012, professional fees of $13,735 were paid on behalf of the Company by Sunrise Financial Group Inc. (“SFG”). Since inception, SFG advanced the Company an additional $24,500 for professional fees. The President of SFG was the Company’s former President and sole stockholder. As of December 31, 2013, the outstanding balance of $38,235 for professional fees paid by SFG and amounts advanced to the Company are reported as loan payable - related party. The amounts are unsecured, non-interest bearing and have no stipulated repayment terms.

During the year ended March 31, 2012, the Company made loans of $6,525 and $6,694 to Iron Sands Corp. and Trenton Acquisition Corp., respectively. NLBDIT 2010 Services, LLC is the only subscriber of the common stock of both Iron Sands Corp. and Trenton Acquisition Corp. As of December 31, 2013, these loans have been repaid.

On May 26, 2011, the former President resigned and the related subscription for common stock was cancelled. On May 26, 2011, NLBDIT 2010 Services, LLC, a company controlled by the former President, subscribed for five million (5,000,000) shares of common stock for $25,000. On August 10, 2011 the Company received payment of $25,000 for the common stock subscription.

On June 3, 2011, the Company issued a Promissory Note payable (the “Note”) to NLBDIT 2010 Enterprises, LLC, a company controlled by the former President.  The Note bears interest at 6% and is payable upon completion of a business combination with a private company in a reverse merger or other transaction after which the Company would cease to be a shell company. At December 31, 2013, the outstanding balance of $39,132 is reported as note payable - related party. The lender has agreed to forego all accrued and unpaid interest through August 20, 2012. At December 31, 2013, $1,887 of accrued interest related to this loan is reported as accounts payable and accrued expenses.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012 AND 2011

DANDRIT BIOTECH A/S AND SUBSIDIARIES

4397 South Albright Drive, Salt Lake City, UT 84124 (801) 277-2763 Phone • (801) 277-6509 Fax

Board of Directors
DANDRIT BIOTECH A/S AND SUBSIDIARIES
Jagtvej 169 A
2100 Copenhagen, Denmark

We have audited the accompanying consolidated balance sheets of DanDrit Biotech A/S and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, other comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, and audit of its internal controls over financial reporting for the year ended December 31, 2012 and 2011. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting for the year ended December 31, 2012 and 2011. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of DanDrit Biotech A/S and subsidiaries as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the years ended December 31, 2012, and 2011, in conformity with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has not yet established profitable operations and has incurred significant losses since its inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ Gregory & Associates, LLC
February 12, 2014
Salt Lake City, Utah

DANDRIT BIOTECH A/S AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of December 31,
	2012	2011
Current Assets:
Cash	$4,381	$250,984
Other receivables	81,802	64,097
Prepaid expenses	19,747	12,881

Total Current Assets	105,930	327,962

Property and Equipment, net accumulated depreciation	2,706	7,183

OTHER ASSETS:
Definite life intangible assets	239,658	192,118
Deposits	14,570	12,493

Total Other Assets	254,228	204,611

Total Assets	$362,864	$539,756

Current Liabilities:
Notes payable - related party, current portion	$106,349	$45,380
Accounts payable - trade	31,391	16,318
Accrued expenses	1,948,882	802,951

Total Current Liabilities	2,086,622	864,649

Long Term Liabilities
Bonds Payable - related party, net of $502,465 and 963,744 discount	997,535	536,256
Notes payable - related Party	795,785	-
Derivative Liability	850,753	993,332

Total Long-Term Liabilities	2,644,073	1,529,588

Total Liabilities	4,730,695	2,394,237

STOCKHOLDERS’ (DEFICIT):

Common stock; par value 1.00 DKK, 200,000,000 shares authorized, 3,548,172 and 3,548,172 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	655,978	655,978
Additional paid-in capital	12,161,676	12,161,676
Other comprehensive income, net	188,280	273,981
Non-controlled interest in subsidiaries
Accumulated Deficit	(17,373,765)	(14,946,116)

Total Stockholders’ (Deficit)	(4,367,831)	(1,854,481)

Total Liabilities and Stockholders’ (Deficit)	$362,864	$539,756

The accompanying notes are an integral part of these consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	FOR THE YEAR ENDED
	DECEMBER 31,
	2012	2011
Net Sales	$62,806	72,013

Cost of Goods Sold	64,385	85,494

Gross Loss	(1,579)	(13,481)

Operating Expenses:
General and administrative expenses	1,036,005	376,944
Depreciation and Amortization	56,600	200,251
Consulting expenses	829,845	573,098

Total Operating Expense	1,922,450	1,150,293

Loss from Operations	(1,924,029)	(1,163,774)

Other Income (Expense)
Interest (expense)	(704,911)	(441,598)
Gain (loss) on currency transactions	32,841	(69,391)
Gain on derivative liability	153,430	10,583
Gain on sale of fixed assets	15,020	-

Total Other Income (Expense)	(503,620)	(500,406)

Loss Before Income Taxes	(2,427,649)	(1,664,180)

Income Tax Expense (Benefit)	-	-

Net Loss	$(2,427,649)	$(1,664,180)

Basic Loss Per Share	$(0.68)	$(0.62)

Weighted Average Common Shares Outstanding	3,548,172	2,702,055

Diluted Loss Per Share	$(0.68)	$(0.62)

Weighted Average Common Shares Outstanding Assuming Dilution	3,548,172	2,702,055

The accompanying notes are an integral part of these consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS

	FOR THE YEAR ENDED
	DECEMBER 31,
	2012	2011

Net Loss	$(2,427,649)	$(1,664,180)

Equity Adjustment for Foreign Currency Translation	85,701	(273,981)

Other Comprehensive Loss	$(2,341,948)	$(1,938,161)

The accompanying notes are an integral part of these consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2012 and 2011

			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income
BALANCE, December 31, 2010	2,577,000	$478,108	$1,325,250	$(13,281,936)	$-

Common Shares Issued to Settle Debt at $11.34 Per Share	971,172	$177,870	$10,836,426	-	-

Equity Adjustment for Foreign Currency Translation	-	-	-	-	273,981

Net Loss for the year ended December 31, 2011	-	-	-	(1,664,180)	-

BALANCE, December 31, 2011	3,548,172	$655,978	$12,161,676	$(14,946,116)	$273,981

Equity Adjustment for Foreign Currency Translation	-	-	-	-	(85,701)

Net Loss for the Year Ended December 31, 2012	-	-	-	(2,427,649)	-

BALANCE, December 31, 2012	3,548,172	$655,978	$12,161,676	$(17,373,765)	$188,280

The accompanying notes are an integral part of these consolidated financial statements.

DanDrit Biotech A/S and Subsidiaries
Consolidated Statements of Cash Flows
Increase (Decrease) in Cash and Cash Equivalents

	For the Years Ended
	December 31
	2012	2011
Cash Flows from Operating Activities:
Net (Loss)	$(2,427,649)	$(1,664,180)
Adjustments to reconcile net (loss) to net cash provided (used) by operations:
Depreciation and amortization	56,600	200,251
(Gain)/Loss on sale of equipment	(15,020)	-
Accretion of discount on bond payable	461,279	39,813
(Gain)/Loss on derivative liability	(142,579)	(10,225)
Changes in assets and liabilities:
(Increase) decrease in other receivable	(17,705)	37,273
(Increase) decrease in prepaid expenses/deposits	(8,943)	5,325
Increase (decrease) in accounts payable	15,073	17,338
Increase (decrease) in accrued expenses	1,145,932	114,017

Total Adjustments	1,494,637	403,792

Net Cash Provided (Used) by Operating Activities	(933,012)	(1,260,388)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	(5,216)
Proceeds from sale of equipment	15,020	-
Purchase of intangible assets	(99,663)	(24,153)

Net Cash Used by Investing Activities	(84,643)	(29,369)

Cash Flows from Financing Activities:
Proceeds from notes payable - related party	856,754	886,848
Proceeds from convertible bond - related party	-	1,500,000
Payments on notes payable - related party	-	(1,167,280)
Net Cash Used by Financing Activities	856,754	1,219,568

Gain (loss) on Currency Translation	(85,702)	273,981

Net Increase (Decrease) in Cash and Cash Equivalents	(246,603)	203,792

Cash and Cash Equivalents at Beginning of Period	250,984	47,192
Cash and Cash Equivalents at End of Period	$4,381	$250,984

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$47,464	$39,488
Income Taxes	$-	$-
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Acrettion of discount on bond payable	$461,279	$39,813
Change in fair market value of derivative liability	$(142,579)	$(10,225)
971,172 common shares issued in payment of notes payable	$-	$11,014,296

The accompanying notes are an integral part of these consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation

The consolidated financial statements include the accounts of DanDrit Biotech A/S a Danish Corporation (“Parent”) incorporated on April 1, 2001 and its’ wholly-owned dormant subsidiary DanDrit Corporation PTE. LTD. a Singapore limited liability Company incorporated on July 1, 2008 and subsequently in the process of being dissolved. The terms “Company”, “us”, “we” and “our” as used in this report refer to Parent and its subsidiaries, which are set forth below. The Company engages in the research and development, manufacturing and clinical trials of pharmaceutical and biological products for the human treatment of cancer using the dendritic cell technology.

Consolidation — The consolidated financial statements include the accounts and operations of the Company. The non-controlling interests in the net assets of the subsidiaries are recorded in equity. The non-controlling interests of the results of operations of the subsidiaries are included in the results of operations and recorded as the non-controlling interest in subsidiaries. All material inter-company transactions and accounts have been eliminated in the consolidation.

Functional Currency / Foreign currency translation — The  functional currency of DanDrit Biotech A/S is the Danish Kroner (“DKK”), and the functional currency of DanDrit Corporation PTE. LTD. is the Singapore Dollar.  The Company’s reporting currency is U.S. Dollar for the purpose of these financial statements. The Parent and subsidiaries balance sheet accounts are translated into U.S. dollars at the period-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the years 2012 and 2011. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company had no balances held in financial institution in the United States in excess of federally insured amounts at December 31, 2012 and December 31, 2011.

Property and Equipment — Property and equipment are stated at cost. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized, upon being placed in service. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed for financial statement purposes on a straight-line basis over the estimated useful lives of the assets which range from four to six years (See Note 3).

Intangible Assets — Definite life intangible assets include patents. The Company accounts for definite life intangible assets in accordance with Financial Accounting Standards Board, (“FASB”) Accounting Standards Codification, (“ASC”) Topic 350, “Goodwill and Other Intangible Assets” and amortized the patents on a straight line basis over the estimated useful life of twenty years. Costs incurred in relation to patent applications are capitalized cost and amortized over the estimated useful life of the patent. If it is determined that a patent will not be issued, the related remaining patent application costs are charged to expense.

Impairment of Long-Lived Assets - Long-lived assets, such as property, plant, and equipment and patents are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The depreciable basis of assets that are impaired and continue in use is their respective fair values.

Revenue Recognition and Sales — The Company’s sales of its MelCancerVac colorectal cancer treatment have been limited to a compassionate use basis in Singapore after stage IIA trials and is not approved for current sale for any other use or location. The Company’s accounts for revenue recognition in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101), FASB ASC 605 Revenue Recognition. The Company recognizes revenue when rights and risk of ownership have passed to the customer, when there is persuasive evidence of an arrangement, product has been shipped or delivered to the customer, the price and terms are finalized, and collections of resulting receivable is reasonably assured. Products are primarily shipped FOB shipping point at which time title passes to the customer.

Value Added Tax - In Denmark, Value Added Tax (“VAT”) of 25% of the invoice amount is collected in respect of the sales of goods on behalf of tax authorities. The VAT collected is not revenue of the Company; instead, the amount is recorded as a liability on the balance sheet until such VAT is paid to the authorities. VAT of 25% is also paid to Danish and EU vendors on invoices these amounts are refundable from the respective governmental authority and recorded as other receivables in the accompanying financial statements.

Research and Development Cost — The Company expenses research and development costs for the development of new products as incurred and is included in operating expense. There was no research and development costs for the years ended December 31, 2012 and 2011.

Income Taxes — The Company accounts for income taxes in accordance with FASB ASC Topic 740 Accounting for Income Taxes. This statement requires an asset and liability approach for accounting for income taxes.

Loss Per Share — The Company calculates earnings /(loss) per share in accordance with FASB ASC 260 Earnings Per Share. Basic earnings per common share (EPS) are based on the weighted average number of common shares outstanding during each period. Diluted earnings per common share are based on shares outstanding (computed as under basic EPS) and potentially dilutive common shares. Potential common shares included in the diluted earnings per share calculation include in-the-money stock options that have been granted but have not been exercised.

Derivatives - We generally do not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, we have entered into certain other financial instruments and contracts, such as debt financing arrangements with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

We estimate fair values of all derivative instruments, such as embedded conversion features utilizing Level 3 inputs (defined below in Note 1: Fair Value of Financial Instruments). We use the Black-Scholes option valuation technique because it embodies all of the requisite assumptions (including trading volatility, estimated terms and risk free rates) necessary to fair value these instruments. Estimating fair values of derivative financial instruments requires the development of significant and subjective inputs that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, option-based techniques are highly volatile and sensitive to changes in our market price of our common stock, which have historically had high volatility. Since derivative financial instruments are initially and subsequently carried at fair value, our income will reflect the volatility in these estimate and assumption changes.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

We report our derivative liabilities at fair value on the accompanying consolidated balance sheets as of December 31, 2012 and 2011.

Fair Value of Financial Instruments — The Company accounts for fair value measurements for financial assets and financial liabilities in accordance with FASB ASC Topic 820. The authoritative guidance, which, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is defined as the exit price, representing the amount that would either be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

●	Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

●	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

●	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, prepaid expenses, investments, accounts payable, accrued expenses, capital lease obligations and notes payable approximates their recorded values due to their short-term maturities.

Accounting Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimated.

Recent Accounting Pronouncements — In June 2011, the FASB issued amended standards to increase the prominence of items reported in other comprehensive income. These amendments eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and require that all changes in stockholders’ equity — except investments by, and distributions to, owners — be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In addition, these amendments require that we present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. We adopted the new standards effective January 1, 2012 and resulted only in changes to presentation of our financial statements.

Other recent accounting pronouncements issued by the FASB did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassification - The financial statements for the period ended December 31, 2011 have been reclassified to conform to the headings and classifications used in the December 31, 2012 financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has incurred significant losses and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to mitigate this doubt by raising additional funds through debt and/or equity offerings and by substantially increasing sales once approval for the Company’s product is obtained. There is no assurance that the Company will be successful in achieving profitable operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 — PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2012 and December 31, 2011:

	Useful Life	2012	2011
Lab equipment and instruments	4-6	$194,143	$250,252
Computer equipment	4-6	66,493	65,491
		260,636	315,743
Less Accumulated Depreciation		(257,930)	(308,560)
Net Property and Equipment		$2,706	$7,183

Depreciation expense amounted to $4,477 and $24,141, for the year ended December 31, 2012 and 2011, respectively. The Company’s property and equipment is held as collateral on the notes payable related party.

NOTE 4 — DEFINITE-LIFE INTANGIBLE ASSETS

At December 31, 2012 and December 31, 2011, definite-life intangible assets, net of accumulated amortization, consist of patents on the Company’s products and processes of $239,658 and $192,118, respectively. The patents are recorded at cost and amortized over twenty years from the date of application. Amortization expense for the years ended December 31, 2012 and 2011 was $52,123 and $176,110, respectively. Expected future amortization expense for the years ended are as follows:

Year ending December 31,
2013	$22,115
2014	22,115
2015	22,115
2016	22,115
2017	22,115
Thereafter	129,083
$239,658

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — NOTES PAYABLE – RELATED PARTY

Notes payable to related parties consists of the following as of December 31, 2012 and 2011:

	2012	2011
6% Note Payable DKTI A/S	$795,785	$-
Note Payable ML Group	20,618	20,361
6% Note Payable - Sune Olsen Holding ApS	85,731	25,019
Total Notes Payable – Related Party	902,134	45,380
Less Current Maturities	(106,349)	(45,380)
Note Payables – Related Party Long Term	$795,785	$-

The following represents the future maturities of long-term debt as of December 31, 2012:

Year ending December 31,
2013	$106,349
2014	795,785
2015	-
2016	-
2017	-
Thereafter	-
$902,134

During 2012, DKTI A/S agreed to loaned the Company up to DKK 5,000,000 (Approximately $880,000) accruing interest at 6%.  The loan is secured by all the Company’s intellectual property rights, including its patents and its patent applications credit facility.  The loan is payable with 30 days written notice but not before November 30, 2014, but may be payable without notice for 1) failure to make timely payments 2) the Company breaches any other obligation under the loan, 3) bankruptcy or engaged in a merger or 4) the control of the Company or its assets change to any other entity other than the DKTI A/S. During the Year Ended December 31, 2012 the Company borrowed  DKK 4,431,862 ($783,139) plus DKK 71,563 ($12,646) in interest.  Subsequent to the year ended December 31, 2012, the Company borrowed an additional DKK 310,000 (approximately $55,000) on the loan and accrued interest of DKK 206,212 (approximately $37,500) through September 30, 2013. The notes with related accrued interest were subsequently converted into 96,288 common shares (See Note 13).

During the years ended December 31, 2012 and 2011 Sune Olsen Holding ApS, an entity owned  by a shareholder,  loaned the Company  DKK 338,719 ($59,854) and DKK 143,750 ($25,019), respectively.  The company added the accrued interest at 6% and the Company recorded interest expense of DKK 20,469 ($3,617) and DKK 2,689 ($468) during the years end December 31, 2012 and 2011 respectively.  The Loans are payable upon three month written notice of the shareholder.  The notes with related accrued interest were subsequently converted into 9,262 common shares (See Note 13).

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — CONVERTIBLE BOND PAYABLE – RELATED PARTY

On December 1, 2011 the Company borrowed $1,500,000 and issued 6% convertible bonds. The bonds may not be converted during the four weeks following the publication of the annual report. The bond may not be repaid until the bonds expiration on November 30, 2014. The bonds shall not accrue interest after expiration. The bonds and related accrued interest are convertible into common share of the Company at an initial rate of $9.58 per common share. The conversion price shall change in the following situations:

1)	Private placement of the Company’s common shares the conversion price shall be adjusted to the private placement offering price.
2)	Issuance of the Company’s common shares in a public offering if the offering price does not exceed $11.98 per share then the conversion price shall be 80% of the public offering price
3)	Merger of the Company if the price at which the Company’s common stock is exchange does not exceed $11.98 per share then the conversion price shall be 80% of the merger price
4)	Acquisition of the Company by cash or cash and stock if the price does not exceed $11.98 per share then the conversion price shall be 80% of the acquisition price
5)	If none of the situation in 1, 2, 3, 4 occur the conversion price shall be 80% of the price used as in the most recent private equity capital increase
6)
The conversion price shall not be adjusted for options issued to management or board of directors if the options issued are less than 1% of Company’s full diluted shares including the shares issuable upon conversion of this convertible bond.

The conversion /adjustment features had an estimated fair value  of $1,003,557 using the Black-Scholes pricing Model  using the assumptions below and bifurcated and properly classified as derivative instruments required to be recorded at fair value (Note 7). The proceeds from the bond have been allocate to the note and  conversion / adjustment feature of the convertible bond and recorded at a discount which has been and will continue to be amortized to interest expense through conversion or estimated life of the bond whichever occurs sooner. During the years ended December 31, 2012 and 2011, the Company recorded interest expense of $481,405 and $41,207, respectively for the accretion of the discount on the note.

As of December 31, 2012 and 2011, there was $1,500,000 and $1,500,000 outstanding on the convertible bond payable with related accrued interest of $97,497 and $7,278, respectively. As of December 31, 2012 and 2011 the remaining discounts on the bond was $502,465 and $963,744,  respectively.

The bond and related accrued interest were subsequently converted into 174,578 common shares (See Note 13).

The following assumptions were used to determine the initial fair value of the conversion feature of the convertible bond:

Expected volatility	65%
Expected life	2.0 years
Risk-free interest rates	.41%
Dividend yields	None

NOTE 7 – DERIVATIVE LIABILITIES

The Company does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into certain other financial instruments and contracts, such as debt financing arrangements with features that are either (i) not afforded equity classification, (ii) embody risks not clearly and closely related to host contracts, or (iii) may be net-cash settled by the counterparty. These instruments are required to be carried as derivative liabilities, at fair value.

Shares issued upon conversion of the bond are required to be registered upon listing  and thus a derivative liability has recorded. The fair value of the beneficial conversion feature is a derivative liability at December 31, 2012 and 2011.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – DERIVATIVE LIABILITIES

The following table discloses the fair value of the Company’s derivative liabilities and their location in the consolidated balance sheets as of December 31, 2012 and 2011. The Company held no asset derivatives at either reporting date.

	Liability Derivatives
	December 31, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Conversion feature on Convertible Bond	Derivative Liabilities	$850,753	Derivative Liabilities	$993,332
Total derivatives not designated as hedging instruments		$850,753		$993,332

The following table summarizes liabilities measured at fair value on a recurring basis for the periods presented:

	December 31, 2012				December 31, 2011
Fair Value Measurements Using:	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Derivative Liabilities	-	-	850,753	850,753	-	-	993,332	993,332

The underlying convertible debt and underlying derivative liability were subsequently converted to equity (See Note 13).

NOTE 8 — LEASES

Operating Leases — The Company leases office under operating lease agreements which can be cancelled with 6 month notice. The lease calls for monthly payments of DKK 35,404 (Approximately $6,255 at December 31, 2012) increasing 5% each April 1. The subsequently cancelled on March 31, 2013.

The Company leases laboratory and production space under operating lease agreements which can be cancelled with 3 month notice. The lease calls for monthly payments of DKK6,000 (Approximately $1,060 at December 31, 2012).

Lease expense charged to operations was $76,969 and $82,484, for the year ended December 31, 2012, and 2011.

 NOTE 9 — INCOME TAXES

           The Company accounts for income taxes in accordance with FASB ASC Topic 740, Accounting for Income Taxes; which requires the Company to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carry forwards. The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which cannot be determined.

           The temporary differences, tax credits and carry forwards gave rise to the following deferred tax asset (liabilities) at December 31, 2012 and 2011:

	2012	2011
Excess of Tax over book depreciation Fixed assets	$26,861	$22,889
Excess of Tax over book depreciation Patents	36,479	24,274
Net Operating Loss Carryforward	2,187,808	1,685,325
Valuation Allowance	(2,251,148)	(1,732,488)
Total Deferred Tax Asset (Liabilities)	$-	$-

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — INCOME TAXES

In accordance with prevailing accounting guidance, the Company is required to recognize and disclose any income tax uncertainties.  The guidance provides a two-step approach to recognize and disclose any income tax uncertainties.  The guidance provides a two-step approach to recognizing and measuring tax benefits and liabilities when realization of the tax position is uncertain.  The first step is to determine whether the tax position meet the more-likely-than-not condition for recognition and the second step is to determine the amount to be recognized based on the cumulative probability that exceeds 50%.  The amount of and ultimate realization of the benefits from the deferred tax assets for income tax purposes is dependent, in part, upon the tax laws in effect, the Company’s future earnings, and other future events, the effects of which can be difficult to determine and can only be estimated. Management estimates that it is more likely than not that the Company will not generate adequate net profits to use the deferred tax assets; and consequently, a valuation allowance was recorded for all deferred tax assets.

As of December 31, 2012 the Company had net operating loss carryforwards of approximately $8,461,000 for Danish tax purposes which do not expire.

A reconciliation of income tax expense at the federal statutory rate to income tax expense at the company’s effective rate is as follows at December 31, 2012 and 2011:

	2012	2011
Computed Tax at Expected Statutory Rate	$(825,401)	$(565,821)
Non-US Income Taxed at Different Rates	218,488	149,776
Non-Deductable expenses	96,328	96,344
Valuation allowance	510,585	319,701
Income Tax Expense	$-	$-

The components of income tax expense (benefit) from continuing operations for the years ended December 31, 2012 and 2011 consisted of the following:

Current Tax Expense	2012	2011
Danish Income Tax	$-	$-
Deferred Income Tax Expense (Benefit)
Excess of Tax over Book Depreciation Fixed Assets	(2,587)	(392)
Excess of Tax over Book Depreciation Patents	(13,590)	(44,028)
Net Operating Loss Carryforwards	(502,483)	(249,018)
Change in the Valuation allowance	518,660	293,438
Total Deferred Tax Expense	$-	$-

           Deferred income tax expense / (benefit) results primarily from the reversal of temporary timing differences between tax and financial statement income.

           The Company files Danish income tax returns, and they are generally no longer subject to tax examinations for years prior to 2007 for their Danish tax returns.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LOSS PER SHARE

The following data shows the amounts used in computing loss per share and the effect on income and the weighted average number of shares of potential dilutive common stock for the year ended December 31, 2012 and 2011:

	For the Year Ended December 31,

	2012	2011

Net (Loss)	$(2,427,649)	(1,664,180)
Weighted average number of common shares used in basic earnings per share	3,548,172	2,702,055
Effect of dilutive securities, stock options and warrants	-	-
Weighted average number of common shares and potential dilutive common shares outstanding used in dilutive earnings per share	3,548,172	2,702,055

For the year ended December 31, 2012 and 2011, the Company had no options outstanding to purchase common stock of the parent. The potential shares that could be issued under the convertible bond payable have not been included in the calculation of potential dilutive common shares outstanding, because their effect is anti-dilutive

NOTE 11 — STOCKHOLDERS’ EQUITY

Common Stock — Parent has 200,000,000 authorized shares of common stock, DKK 1.00 par value. As of December 31, 2012 and 2011, respectively, there were 3,548,172 and 3,548,172 common shares issued and outstanding.

 On November 14, 2011, Parent issued 971,172 common shares in payment of $11,014,296 of notes payable and related accrued interest.

Voting- Holders of Parent common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

 Dividends-Parent common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available.

 Liquidation Rights- In the event of any liquidation, dissolution or winding-up of affairs of Parent, after payment of all of our debts and liabilities, the holders of Parent common stock will be entitled to share ratably in the distribution of any of our remaining assets.

             Other Matters- Holders of Parent common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. All of the issued and outstanding shares of common stock on the date of this report are validly issued, fully paid and non-assessable.

NOTE 12 — Commitments and contingencies

Use of Technology - the Company subsequently granted DKTI Invest AS worldwide use of the Company’s DDM master cell bank and more specifically of its working cell bank DDM 1-7203-01 manufactured in 2008 for research, manufacturing and commercial purposes. The use was granted for the 25,000 common shares DKTI Invest AS issued from treasury to Stratega ApS as security for the subsequent DKK 1,000,000 (Approximately $175,359) loan.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — Commitments and contingencies

Food and Drug Administration (FDA) - The FDA has extensive regulatory authority over biopharmaceutical products (drugs and biological products), manufacturing protocols and procedures and the facilities in which they will be manufactured. Any new bioproduct intended for use in humans, is subject to rigorous testing requirements imposed by the FDA with respect to product efficacy and safety, possible toxicity and side effects. FDA approval for the use of new bioproducts (which can never be assured) requires several rounds of extensive preclinical testing and clinical investigations conducted by the sponsoring pharmaceutical company prior to sale and use of the product. At each stage, the approvals granted by the FDA include the manufacturing process utilized to produce the product. Accordingly, the Company’s cell systems used for the production of therapeutic or biotherapeutic products are subject to significant regulation by the FDA under the Federal Food, Drug and Cosmetic Act, as amended.

Product liability -The contract production services for therapeutic products offered exposes an inherent risk of liability biotherapeutic substances manufactured, at the request and to the specifications of customers, could foresee ably cause adverse effects. The Company seeks to obtain agreements from contract production customers indemnifying and defending the Company from any potential liability arising from such risk. There can be no assurance, however, that the Company will be successful in obtaining such agreements in the future or that such indemnification agreements will adequately protect the Company against potential claims relating to such contract production services. The Company may also be exposed to potential product liability claims by users of its products. A successful partial or completely uninsured claim against the Company could have a material adverse effect on the Company’s operations.

Employment Agreements -The company has employment agreements with officers of the Company.

Contingencies - The Company is from time to time involved in routine legal and administrative proceedings and claims of various types. While any proceedings or claim contains an element of uncertainty, Management does not expect a material impact on our results of operations or financial position.

During 2013, the Danish law firm Horten has made a claim of DKK 184,144.32 ($33,421) including accrued interest against DanDrit Biotech A/S related to services performed for a former shareholder who was selling his shares. DanDrit Biotech A/S did engage Horten nor did the Company request the services of Horton. Horton submitted the invoices only after the former shareholder went into bankruptcy. Management intends to vigorously defend against any claims made by Horton.

NOTE 13 — SUBSEQUENT EVENT

The Company’s management reviewed material events through February 12, 2014

During the years ended December 31, 2012 and 2011 Sune Olsen Holding ApS, an entity owned  by a shareholder,  loaned the Company  DKK 338,719 ($59,854) and DKK 143,750 ($25,019),  The note accrue interest at 6% and the Company recorded interest expense of DKK 20,469 ($3,617) and DKK 2,689 ($468) during the years end December 31, 2012 and 2011 respectively.  The Loans are payable upon three month written notice of the shareholder.  The notes with related accrued interest were subsequently converted into 9,262 common shares.

On January 18, 2013,  February 15, 2013 and March 1, 2013  Sune Olsen Holding APS an entity owned  by a shareholder of the Company loaned the Company an additional DKK 1,000,000 and DKK 187,724 and DKK 80,000 (Approximately $178,661, $33,685 and $14,075) The notes accrue interest at 6% and are payable upon three month written notice of the shareholder. The notes with related accrued interest DKK 86,047 ($15,617) were subsequently converted into 25,844 common shares.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENT

On July 26, 2013 and August 15, 2013 Sune Olsen Holding APS  an entity owned  by a shareholder of the Company loaned the Company an additional DKK 1,000,000, ($177,239) and DKK 750,000 ($133,343), respectively. The notes accrue interest at 5% and are payable upon three month written notice of the shareholder. The notes with related accrued interest of DKK 15,575 ($2,827) were subsequently converted into 33,705 common shares See Note 13.

On June 20, 2013 Sune Olsen Holding APS  an entity owned by a shareholder of the Company paid DKK 1,500,000, ($265,000) in accrued legal fees owed by the Company in exchange for a DKK1,500,000 ($265,000) 5% note payable to Sune Olsen Holding APS. The note with related accrued interest of DKK 20,959 ($3,804) was subsequently converted into 29,036 common shares.

On April 14, 2013 Sune Olsen Holding APS  and entity owned  by a shareholder of the Company assumed DKK 4,375,932 (approximately $773,000) in  liabilities owed by the company for past due rent from a vendor in exchange for a note payable. The note accrued interest at 5% and is payable on demand. The note with related interest of DKK139,670 ($25,349) were subsequently converted into 86,204 common shares.

Subsequent to the year ended December 31, 2012, the Company borrowed an additional DKK 310,000 (approximately $55,000) and accrued interest of DKK 206,212 (approximately $37,500) through September 30, 2013 on the DKK 5,000,000 loan from DKTI A/S. The loan from DKTI A/S with related accrued interest were subsequently converted into 96,288 common shares.

On April 30, 2013 Stratega ApS loaned the Company  DKK 1,000,000 (Approximately $175,359) The note accrues interest at 1% per month and is payable on September 1, 2013. As of September 1, 2013 the loan was outstanding, and thereby incurred a penalty of DKK 50,000  (approximately $8,863). The outstanding loan will accrue interest at 2.5% per month beginning September 2, 2013. DKTI Invest AS has secured the loan by pledgeding 25,000 common shares of DKTI Invest AS. DKTI Invest AS pledged the collateral on behalf of the Company, and the Company granted DKTI Invest AS worldwide use of the Company’s DDM master cell bank (“Use Agreement”)  more specifically of the Company’s  working cell bank DDM 1-7203-01, manufactured in 2008, for research, manufacturing and commercial purposes. The note was subsequently repaid, the security was released and the Use Agreement cancelled.

DanDrit Biotech A/S has received a loan facility from Sune Olsen Holding ApS ensuring financing until new equity has been brought in. Under the loan facility DanDrit has received the following amounts: On November 11, 2013 $269,620 (DKK 1,500,000), on November 20, 2013 $55,459 (DKK 405,000), on December 2, 2013 $163,482 (DKK 900,000). The loans are due May 1, 2014 and accrue interest at 5% per year.

DanDrit Biotech A/S has received a loan from Sune Olsen ensuring financing until new equity has been brought in. The loan in the amount of $184,873 (DKK 1,000,000) was issued on December 20, 2013. The loan is due May 1, 2014 and accrues interest of 5% per year.

On December 16, 2013, DanDrit Biotech A/S entered into an agreement with MyTomorrows (MT), a Dutch company, regarding a Patient Name Use Program (PNU) for the Company’s MelCancerVac (MCV).  This program will allow DanDrit Biotech A/S to sell MCV at $20,600 for a year of treatment (10 vaccines) to cancer patients through MT.  MT offers a worldwide online platform providing access to non-registered medicines for patients with life threatening diseases. MT is a turnkey solution and will be in charge of regulatory, recruitment, logistics, and pharmacovigilance.  DanDrit’s potential liabilities are limited to quality control of manufacturing of MCV. MT will transfer $20,600 as soon as a patient orders MCV. North American territories are excluded from the agreement.  The Company will pay My Tomorrows  a royalty of up to 5% on a country to country basis for 20 years on NCV sales sold under the agreement. Either party may terminate the agreement with 180 day written notice.

On December 16, 2013, DanDrit Biotech A/S sold its’ Dormant Singapore subsidiary DanDrit Singapore Pte. Ltd, for $1 resulting in no gain or loss from the sale and discontinuing the operations. The Company had no sales or operations for the periods presented in the accompanying unaudited consolidated financial statements.

DANDRIT BIOTECH A/S AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — SUBSEQUENT EVENT

On April 1, 2013, the Company entered into an operating lease agreement with a company controlled by a shareholder to lease office space. The Lease calls for monthly payments of 1,150 DKK (approximately $200) and can be terminated by the Company or landlord with three months notice.

On April 1, 2013, the Company entered into an operating lease agreement for lab space. The Lease calls for months payments of 6,000 DKK (approximately$1,000) and expires on March 31, 2016 but may be terminated by the Company with 3 months notice.

Share Exchange Agreement – On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA, Inc. (formerly known as Putnam Hills Corp.), Dandrit BioTech A/S and N.E. Nielsen, as the representative of the shareholders of Dandrit BioTech A/S was signed, pursuant to which the holders of 3,879,624 common shares (approximately 97%) of the issued and outstanding capital stock of Dandrit BioTech A/S (the “DanDrit Consenting Holders”) agreed to exchange all of the issued and outstanding capital stock of Dandrit for up to 6,000,000 shares of DanDrit USA (the “Share Exchange”) and as a result of which DanDrit USA, Inc. would become the parent of Dandrit BioTech A/S. Upon the closing of the Share Exchange Agreement DanDrit USA, Inc. majority shareholder immediately prior to the closing cancelled 4,400,000 share of common stock. Just prior to and in connection with the proposed merger  1,400,000 and 40,000 common shares of Putnam Hills Corp were issued for consulting  and legal services in connection with the merger and offering valued at $5 per share or $7,000,000 and $200,000, respectfully.

PUTNAM HILLS CORP.
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder of
Putnam Hills Corp.
Great Neck, NY

We have audited the accompanying balance sheets of Putnam Hills Corp.. (a development stage company) (the “Company”) as of March 31, 2013 and 2012 and the related statements of operations, stockholder’s deficiency, and cash flows for the years ended March 31, 2013 and 2012, and the cumulative period from January 18, 2011 (inception) through March 31, 2013. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Putnam Hills Corp.. as of March 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended March 31, 2013 and 2012, and the cumulative period from January 18, 2011 (inception) through March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in the development stage and has incurred net losses since inception. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
New York, New York
July 16, 2013

PUTNAM HILLS CORP.
(A Development Stage Company)
BALANCE SHEET

	March 31, 2013	March 31, 2012

ASSETS

CURRENT ASSETS:
Cash	$6,744	$336
Loans receivable - related parties	13,219	13,219

Total Current Assets	19,963	13,555

TOTAL ASSETS	$19,963	$13,555

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES:

Accounts payable and accrued expenses	$7,497	$-
Loan payable - related party	38,235	22,235
Note payable - related party	25,500	5,000

Total Current Liabilities	71,232	27,235

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDER’S DEFICIENCY:
Preferred stock, $.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.0001 par value; 100,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	24,500	24,500
Accumulated deficit during the development stage	(76,269)	(38,680)

Total Stockholder’s Deficiency	(51,269)	(13,680)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$19,963	$13,555

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
STATEMENT OF OPERATIONS

	For The Year Ended March 31, 2013	For The Year Ended March 31, 2012	Cumulative From January 18, 2011 (Inception) to March 31, 2013

REVENUES	$-	$-	$-

GENERAL AND ADMINISTRATIVE EXPENSES	37,092	29,945	75,772

(LOSS) BEFORE OTHER EXPENSES	(37,092)	(29,945)	(75,772)

INTEREST EXPENSE	497	-	497

(LOSS) BEFORE BENEFIT FROM INCOME TAXES	(37,589)	(29,945)	(76,269)

BENEFIT FROM INCOME TAXES	-	-	-

NET (LOSS)	$(37,589)	$(29,945)	$(76,269)

BASIC AND DILUTED LOSS PER SHARE	$-	-

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	5,000,000	3,210,383

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
STATEMENT OF STOCKHOLDER’S DEFICIENCY
FOR THE PERIOD FROM JANUARY 18, 2011 (INCEPTION) TO MARCH 31, 2013

							Accumulated
							Deficit	Total
					Additional		During the	Stockholder’s
	Preferred Stock		Common Stock		Paid-in	Subscription	Development	Equity
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	(Deficiency)

Balance at January 18, 2011 (Inception)	-	$-	-	$-	$-	$-	$-	$-

Common stock subscription	-	-	5,000,000	500	24,500	(25,000)	-	-

Net (loss)	-	-	-	-	-	-	(8,735)	(8,735)

Balance at March 31, 2011	-	-	5,000,000	500	24,500	(25,000)	(8,735)	(8,735)

Common stock
subscription proceeds	-	-	-	-	-	25,000	-	25,000

Net (loss)	-	-	-	-	-	-	(29,945)	(29,945)

Balance at March 31, 2012	-	-	5,000,000	500	24,500	-	(38,680)	(13,680)

Net (loss)	-	-	-	-	-	-	(37,589)	(37,589)

Balance at March 31, 2013	-	$-	5,000,000	$500	$24,500	$-	$(76,269)	$(51,269)

See accompanying notes to the financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
 STATEMENT OF CASH FLOWS

	For The Year Ended March 31, 2013	For The Year Ended March 31, 2012	Cumulative From January 18, 2011 (Inception) to March 31, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:

NET (LOSS)	$(37,589)	$(29,945)	$(76,269)

ADJUSTMENT TO RECONCILE NET LOSS TO NET
CASH USED IN OPERATING ACTIVITIES:
Professional fees paid by related party on behalf of the Company	-	5,000	13,735
Increase in accounts payable and accrued expenses	7,497	-	7,497

NET CASH USED IN OPERATING ACTIVITIES	(30,092)	(24,945)	(55,037)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in loans receivable - related parties	-	(13,219)	(13,219)

NET CASH USED IN INVESTING ACTIVITIES	-	(13,219)	(13,219)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in loan payable - related party	16,000	8,500	24,500
Increase in note payable - related party	20,500	5,000	25,500
Increase in capital stock	-	25,000	25,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	36,500	38,500	75,000

NET INCREASE IN CASH	6,408	336	6,744

CASH, BEGINNING OF PERIOD	336	-	-

CASH, END OF PERIOD	$6,744	$336	$6,744

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:
Professional fees paid by related party on behalf of the Company	$-	$5,000	$13,735
Common stock subscribed	$-	$-	$25,000

See accompanying notes to the financial statements.

PUTNAM HILLS CORP
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 - Organization and Business

Business Activity

Putnam Hills Corp., a Development Stage Company, (“the Company”) was incorporated in the state of Delaware on January 18, 2011 with the objective to acquire, or merge with, an operating business.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective over the next twelve months and beyond will be to achieve long-term growth potential through a combination with a business rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officers and directors of the Company.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. There are no cash equivalents at the balance sheet dates.

PUTNAM HILLS CORP
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (cont’d.)

Income Taxes

The Company utilizes the accrual method of accounting for income taxes. Under the accrual method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. As of March 31, 2013, the Company has no accrued interest or penalties related to uncertain tax positions.

Loss Per Common Share

Basic loss per share is calculated using the weighted-average number of common shares outstanding during each reporting period. Diluted loss per share includes potentially dilutive securities such as outstanding options and warrants, using various methods such as the treasury stock or modified treasury stock method in the determination of dilutive shares outstanding during each reporting period. The Company does not have any common shares outstanding or potentially dilutive instruments for each of the periods presented.

Emerging Growth Company

The Company is an “emerging growth company” and has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 3 - Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses from inception of approximately $76,000, and has negative working capital of approximately $51,000 at March 31, 2013, which among other factors, raises substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management’s plan to find a suitable acquisition or merger candidate, raise additional capital from the sales of stock, and receive additional loans from related parties. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 4 - Income Taxes

As of March 31, 2013, the Company has net operating loss carryforwards of approximately $76,000 to reduce future federal and state taxable income through 2033.

The Company currently has no federal or state tax examinations in progress nor has it had any federal or state examinations since its inception. All of the Company’s tax years are subject to federal and state tax examination.

The benefit from income taxes consists of the following:

	For The Year Ended March 31, 2013	For The Year Ended March 31, 2012	Cumulative From January 18, 2011 (Inception) to March 31, 2013
Current Expense:
Federal and State	$-	$-	$-
Deferred tax benefit:
Federal and State	13,000	10,000	26,000
Valuation allowance	(13,000)	(10,000)	(26,000)
Total	$-	$-	$-

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 4 - Income Taxes (cont’d.)

The income tax benefit differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes due to the following:

	For The Year Ended March 31, 2013	For The Year Ended March 31, 2012	Cumulative From January 18, 2011 (Inception) to March 31, 2013
Statutory federal income tax rate	(34)%	(34)%	(34)%
Valuation allowance	34%	34%	34%
Effective income tax rate	0%	0%	0%

Note 5 - Common Stock

On January 18, 2011, the Company authorized one hundred million (100,000,000) shares of common stock. On January 18, 2011, the Company received a subscription for five million (5,000,000) shares of common stock for $25,000 from the former President of the Company, (See note 7).

Note 6 - Preferred Stock

The Company is authorized to issue (10,000,000) shares of $.0001 par value preferred stock with designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors of the Company.

Note 7 - Related Party Transactions

The Company utilizes the office space and equipment of its management at no cost.

For the period January 18, 2011 (Inception) to March 31, 2012, professional fees of $13,735 were paid on behalf of the Company by Sunrise Financial Group Inc. (“SFG”). During the year ended March 31, 2012, SFG advanced the Company an additional $8,500. During the year ended March 31, 2013, SFG advanced the Company an additional $16,000 for professional fees. The President of SFG was the Company’s former President and sole stockholder. As of March 31, 2013, the outstanding balance of $38,235 for professional fees paid by SFG and amounts advanced to the Company are reported as loan payable - related party. The amounts are unsecured, non-interest bearing and have no stipulated repayment terms.

PUTNAM HILLS CORP.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 7 - Related Party Transactions (cont’d.)

During the year ended March 31, 2012, the Company made loans of $6,525 and $6,694 to Iron Sands Corp. and Trenton Acquisition Corp., respectively. NLBDIT 2010 Services, LLC is the only subscriber of the common stock of both Iron Sands Corp. and Trenton Acquisition Corp. As of March 31, 2013, the outstanding receivable of $13,219 is reported as loans receivable - related parties. The loans are unsecured, non-interest bearing and have no stipulated repayment terms.

On May 26, 2011, the former President resigned and the related subscription for common stock was cancelled. On May 26, 2011, NLBDIT 2010 Services, LLC, a company controlled by the former President, subscribed for five million (5,000,000) shares of common stock for $25,000. On August 10, 2011 the Company received payment of $25,000 for the common stock subscription.

On June 3, 2011, the Company issued a Promissory Note payable (the “Note”) to NLBDIT 2010 Enterprises, LLC, a company controlled by the former President. The Note bears interest at 6% and is payable upon completion of a business combination with a private company in a reverse merger or other transaction after which the Company would cease to be a shell company. At March 31, 2013, the outstanding balance of $25,500 is reported as note payable - related party. The lender has agreed to forego all accrued and unpaid interest through August 20, 2012. At March 31, 2013, $497 of accrued interest related to this loan is reported as accounts payable and accrued expenses. Subsequent to March 31, 2013, the Company borrowed an additional $500.

DANDRIT BIOTECH USA, INC.
(FORMERLY PUTNAM HILLS CORP.)
AND
CONSOLIDATED DANDRIT BIOTECH A/S

PROFORMA FINANCIAL STATEMENTS

The following unaudited proforma condensed combined balance sheet aggregates the balance sheet of PUTNAM HILLS CORP. ("PARENT") as of December 31, 2013, and the consolidated balance sheet of DANDRIT BIOTECH A/S and Subsidiary as of September 30, 2013, accounting for the transaction as a recapitalization of the SUBSIDIARY with the issuance of shares for the net assets of PARENT (a reverse acquisition) and using the assumptions described in the following notes, giving effect to the transaction, as if the transaction had occurred as of January 1, 2011. The transaction was completed February 12, 2014.

The  following  unaudited  proforma  condensed  combined  statement  of operations  reflects the results of operations of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) for the nine months ended December 31, 2013 and the years ended March 31, 2013 and 2012, the results of operations of DANDRIT BIOTECH A/S and Subsidiary for the nine months ended September 30, 2013 and years ended December 31,  2012 and 2011 and as if the  transaction  had  occurred  as of the January 1, 2011.

The proforma condensed combined financial statements should be read in conjunction with the separate financial statements and related notes thereto of PUTNAM HILLS CORP., and the consolidated financial statements of DANDRIT BIOTECH A/S. These proforma condensed combined financial statements are not necessarily indicative of the combined financial position, had the acquisition occurred on the date indicated above, or the combined results of operations which might have existed for the periods indicated or the results of operations as they may be in the future.

DANDRIT BIOTECH USA, INC.
(FORMERLY PUTNAM HILLS CORP.)
 AND
CONSOLIDATED DANDRIT BIOTECH A/S

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

	Consolidated DanDrit BioTech A/S and Subsidiaries	DanDrit Biotech USA, Inc.		Proforma Increase	Proforma Combined
	As of	As of		As of	As of
	September 30, 2013	December 31, 2013		September 30, 2013	September 30, 2013
CURRENT ASSETS:
Cash	$36,976	$22-		$-	$36,998
Other Receivables	10,995	-		-	10,995
Loans Receivable - related party	-	-		-	-
Prepaid Expenses	23,737	-		-	23,737
Total Current Assets	71,708	-		-	71,708

PROPERTY AND EQUIPMENT, net of accumulated depreciation	537	-		-	537

OTHER ASSETS:
Other Intangible Assets	232,405	-		-	232,405
Deferred Stock Offering Costs	-	-	[E]	67,000	67,000
Deposits	3,460	-		-	3,460
Total Other Assets	235,865	-		67,000	302,865
Total Assets	$308,110	$22		$67,000	$375,132

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.)
 AND
CONSOLIDATED DANDRIT BIOTECH A/S

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEET

	Consolidated DanDrit BioTech A/S and Subsidiaries	DanDrit Biotech USA, Inc.		Proforma Increase	Proforma Combined
	As of	As of		As of	As of
	September 30, 2013	December 31, 2013		September 30, 2013	September 30, 2013
CURRENT LIABILITIES:
Loans Payable - related party	$-	$38,235		$-	$38,235
Current Portion of Notes Payable -related party	1,972,828	39,132	[B]	(1,770,949)
			[E]	691,000
			[E]	(201,879)	730,132
Accounts Payable - Trade	37,840	1,887		-	39,727
Accrued Expenses	876,464	-	[B]	(164,812)
			[E]	(82,000)	629,652
Total Current Liabilities	2,887,132	79,254		(1,528,640)	1,437,746

Notes Payable	1,413,510	-	[B]	(1,413,510)	-
Note Payable-related party, net of discount of $86,490	911,022	-	[B]	(911,022)	-
Derivative liability	712,205	-	[B]	(712,205)	-
Total Long-Term Liabilities	3,036,737	-		(3,036,737)	-
Total Liabilities	5,923,869	79,254		(4,565,377)	1,437,746

STOCKHOLDERS' EQUITY:
Common Stock	655,978	500	[A]	(440)
			[B]	4,808
			[C]	144
			[D]	(660,186)	804

Additional Paid-in Capital	12,161,676	24,500	[A]	440
			[B]	4,967,690
			[C]	7,199,856
			[D]	660,186
			[D]	(7,304,232)	17,710,139

Accumulated Deficit	(18,488,328)	(104,232)[D]		7,304,232
			[C]	(7,200,000)
			[E]	(340,121)	(18,828,449)
Accumulated Other Comprehensive Income, net	54,915	-		-	54,915
Total Stockholders' Equity	(5,615,759)	(79,232)		4,632,377	(1,062,614)
Total Liabilities and Stockholders' Equity	$308,110	$22		$67,000	$375,132

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),
 AND
CONSOLIDATED DANDRIT BIOTECH A/S

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Consolidated DanDrit BioTech A/S and Subsidiaries For the Nine Months	DanDrit Biotech USA, Inc. For the Nine Months	Proforma Increase (Decrease) For the Nine Months	Proforma Combined For the Nine Months
	September 30, 2013	December 31, 2013	September 30, 2013	September 30, 2013
NET SALES	$32,483	$-	$-	$32,483

COST OF GOODS SOLD	68,486	-	-	68,486

GROSS LOSS	(36,003)	-	-	(36,003)

OPERATING EXPENSES:
General and Administrative Expenses	573,777	26,573	328,000	928,350
Research and Development	24,566	-	-	24,566
Consulting Expense	128,191	-	-	128,191
Total Operating Expense	726,534	26,573	328,000	1,081,107

LOSS FROM OPERATIONS	(762,537)	(26,573)	(328,000)	(1,117,110)

OTHER INCOME (EXPENSE)
Interest (Expense) - related party	(546,057)	(1,390)	(12,121)	(559,568)
Gain (Loss) on Currency Transactions	8,745	-	-	8,745
Gain on Derivative Liability	136,697	-	-	136,697
Gain on forgiveness of debt	48,589	-	-	48,589
Total Other Income (Expense)	(352,026)	(1,390)	(12,121)	(365,537)

LOSS BEFORE INCOME TAXES	(1,114,563)	(27,963)	(340,121)	(1,482,647)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	$(1,114,563)	$(27,963)	$(340,121)	$(1,482,647)

CURRENCY TRANSLATION, NET	133,365	-	-	133,365

OTHER COMPREHENSIVE LOSS	$(981,198)	$(27,963)	$(340,121)	$(1,349,282)

BASIC LOSS PER SHARE				$(0.17)

PROFORMA COMMON SHARES OUTSTANDING				8,040,000

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),

 AND
CONSOLIDATED DANDRIT BIOTECH A/S

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Consolidated DanDrit BioTech A/S and Subsidiaries For the Year Ended	DanDrit Biotech USA, Inc. For the Year Ended	Proforma Increase (Decrease) For the Year Ended	Proforma Combined For the Year Ended
	December 31, 2012	March 31, 2013	December 31, 2012	December 31, 2012
NET SALES	$62,806	$-	$-	$62,806

COST OF GOODS SOLD	64,385	-	-	64,385

GROSS LOSS	(1,579)	-	-	(1,579)

OPERATING EXPENSES:
General and Administrative Expenses	1,036,005	37,092	-	1,073,097
Research and Development	56,600	-	-	56,600
Consulting Expense	829,845	-	-	829,845
Total Operating Expense	1,922,450	37,092	-	1,959,542

LOSS FROM OPERATIONS	(1,924,029)	(37,092)	-	(1,961,121)

OTHER INCOME (EXPENSE)
Interest (Expense)	(704,911)	(497)	-	(705,408)
Gain on sale of fixed assets	15,020	-	-	15,020
Gain (Loss) on Currency Transactions	32,841	-	-	32,841
Gain on derivative liability	153,430	-	-	153,430
Total Other Income (Expense)	(503,620)	(497)	-	(504,117)

LOSS BEFORE INCOME TAXES	(2,427,649)	(37,589)	-	(2,465,238)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	$(2,427,649)	$(37,589)	$-	$(2,465,238)

CURRENCY TRANSLATION, NET	85,701	-	-	85,701

OTHER COMPREHENSIVE INCOME	$(493,322)	$(37,589)	$-	$(530,911)

BASIC LOSS PER SHARE				$(0.07)

PROFORMA COMMON SHARES OUTSTANDING				8,040,000

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),

 AND
CONSOLIDATED DANDRIT BIOTECH A/S

UNAUDITED PROFORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Consolidated Dandrit BioTech A/S and Subsidiaries For the Year Ended	DanDrit Biotech USA, Inc. For the Year Ended	Proforma Increase (Decrease) For the Year Ended	Proforma Combined For the Year Ended
	December 31, 2011	March 31, 2012	December 31, 2011	December 31, 2011
NET SALES	$72,013	$-	$-	$72,013

COST OF GOODS SOLD	85,494	-	-	85,494

GROSS LOSS	(13,481)	-	-	(13,481)

OPERATING EXPENSES:
General and Administrative Expenses	376,944	29,945	-	406,889
Depreciation and Amortization	200,251	-	-	200,251
Consulting Expense	573,098	-	-	573,098
Total Operating Expense	1,150,293	29,945	-	1,180,238

LOSS FROM OPERATIONS	(1,163,774)	(29,945)	-	(1,193,719)

OTHER INCOME (EXPENSE)
Interest (Expense)	(441,598)	-	-	(441,598)
Gain (Loss) on Currency Transactions	(69,391)	-	-	(69,391)
Gain on derivative liability	10,583	-	-	10,583
Total Other Income (Expense)	(500,406)	-	-	(500,406)

LOSS BEFORE INCOME TAXES	(1,664,180)	(29,945)	-	(1,694,125)

INCOME TAX EXPENSE	-	-	-	-

NET LOSS	$(1,664,180)	$(29,945)	$-	$(1,694,125)

CURRENCY TRANSLATION, NET	(273,981)	-	-	(273,981)

OTHER COMPREHENSIVE INCOME	$(1,938,161)	$(29,945)	$-	$(1,968,106)

BASIC LOSS PER SHARE				$(0.24)

PROFORMA COMMON SHARES OUTSTANDING				8,040,000

See Notes To Unaudited Proforma Condensed Combined Financial Statements.

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),
 AND
CONSOLIDATED DANDRIT BIOTECH A/S

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 – DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.), (‘Parent’) a development stage company was incorporated under the laws of the State of Delaware on January 18, 2011 with the objective to acquire or merge with an operating business.

NOTE 2 – DANDRIT BIOTECH A/S

The consolidated financial statements include the accounts of DanDrit Biotech A/S a Danish Corporation (“Subsidiary”) incorporated on April 1, 2001 and its’ former wholly-owned dormant subsidiary DanDrit Corporation PTE. LTD.  a Singapore limited liability company incorporated on July 1, 2008 and subsequently sold December 16, 2013 for $1. Dandrit Biotech A/S engages in the research and development, manufacturing and clinical trials of pharmaceutical and biological products for the human treatment of cancer using dendritic cell technology.

Functional Currency / Foreign currency translation — The  functional currency of DanDrit Biotech USA, Inc. (Formerly Putnam Hills Corp.) is the U.S. Dollar.  The Functional Currency of DanDrit Biotech AS is the Danish Krone (“DKK”), and the functional currency of Dandrit Corporation PTE. LTD.  is the Singapore Dollar,  The Company’s reporting currency is U.S. Dollar for the purpose of these unaudited proforma condensed combined financial statements. The foreign subsidiaries balance sheet accounts are translated into U.S. dollars at the period-end exchange rates and all revenue and expenses are translated into U.S. dollars at the average exchange rates prevailing during the periods and years ended 2013, 2012 and 2011. Translation gains and losses are deferred and accumulated as a component of other comprehensive income in stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations from transactions denominated in a currency other than the functional currency are included in the statement of operations as incurred.

GOING CONCERN - The consolidated financial statements of DanDrit BioTech A/S were prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  However, the Company has incurred significant losses and has not yet been successful in establishing profitable operations. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard, management plans to mitigate this doubt by raising additional funds through debt and/or equity offerings and by substantially increasing sales once approval for the Company’s product is obtained.  There is no assurance that the Company will be successful in achieving profitable operations.  The DandDrit BioTech A/S consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 – PROFORMA ADJUSTMENTS

On February 12, 2014, pursuant to an Agreement and Plan of Merger, dated as of on February 12, 2014, by and among, the Company, DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) and DANDRIT BIOTECH A/S. (the "Merger Agreement"), DANDRIT BIOTECH A/S was merged with and into DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) (the "Merger") and as a result of the Merger, DANDRIT BIOTECH A/S. became a approximately 97% owned subsidiary of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.)  Prior to the Merger there were 600,000 shares of the common stock, par value $.001 per share of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) outstanding,  pursuant to the Merger 3,879,624 of the outstanding shares of the common stock held by the consenting shareholders of DANDRIT BIOTECH A/S  was exchanged for 1.498842 shares of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) common stock, for a total of 5,814,945. The 123,465 of the outstanding shares of the common stock held by the non-consenting shareholders of DANDRIT BIOTECH A/S  will be exchanged for 1.498842 shares of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) common stock, for a total of 185,055 or cash payment. In connection with the acquisition, 1,400,000 and 40,000 common shares of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) were issued for consulting and legal services, respectively. 8,040,000 common shares of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) common stock will be outstanding immediately following the Merger

DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.),
 AND
CONSOLIDATED DANDRIT BIOTECH AS

NOTES TO UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 3 – PROFORMA ADJUSTMENTS

Proforma adjustments on the attached financial statements include the following:

[A] To record the contribution and cancelation of 4,400,000 common shares of DANDRIT BIOTECH USA, INC. (FORMERLY PUTNAM HILLS CORP.) by shareholders reducing the common share outstanding to 600,000.

[B] To record the subsequent conversion of $1,500,000 convertible bonds payable – related payable, net of discounts of ($588,978), related derivative liabilities of $712,205 and $911,022 in notes payable to DKTI Invest A/S for 270,866 common shares of DanDrit BioTech A/S (4,059,976 common shares post reverse acquisition). To further record the conversion of $333,750 notes payable and related interest to Advance BioTech Invest and $1,416,021 of notes payable and related interest to Sune Olsen Holdings ApS for 184,051 common shares of DanDrit BioTech A/S (275,871 common shares post reverse acquisition).

[C]  To record the issuance of 1,400,000 and 40,000 common shares of Putnam Hills Corp for consulting  and legal services in connection with the acquisition and offering valued at $5 per share or $7,000,000 and $200,000, respectfully.

[D]   To record the February 12, 2014 acquisition of a 97% interest in the SUBSIDIARY by the PARENT through the issuance of 5,814,945 shares of common stock of the PARENT for 3,879,624 shares held by consenting shareholders of the SUBSIDIARY, and the issuance of 185,055 shares of the Parent or cash payment for the 123,465 shares held by non consenting shares and eliminate the accumulated deficit of PARENT prior to the date of the acquisition. The ownership interests of the former owners of SUBSIDIARY in the combined enterprise will be greater than the ongoing shareholders of PARENT and, accordingly, the management of SUBSIDIARY will assume operating control of the combined enterprise.  Consequently, the acquisition is accounted for as the recapitalization of SUBSIDIARY, wherein SUBSIDIARY purchased the assets of PARENT and accounted for the transaction as a "Reverse Merger" for accounting purposes.

[E]  To record the $691,000 (3,805,000DKK) in 5% bridge loans financing obtained from shareholders, during November and December 2013, used to pay approximately $67,000 in offering costs, $201,879 in notes payable and related accrued interest of $12,121, $82,000 in accrued liabilities and $328,000 in operating expenses.

NOTE 4 - PROFORMA (LOSS) PER SHARE

The  proforma  earnings  (loss)  per  share  is  computed  based on the weighted average number of common shares  outstanding during the period plus the estimated  shares issued in the acquisition had the acquisition  occurred at the beginning of the periods presented.

	For the Nine	For the Year	For the Year
	Months Ended	Ended	Ended
	September 30, 2011	December 31, 2012	December 31, 2011

Weighted average number of Common shares outstanding after giving effect to the common shares cancelled in the acquisition	600,000	600,000	600,000

Shares issued in acquisition	7,440,000	7,440,000	7,440,000

Proforma weighted average number of common shares outstanding during the period used in income per share after acquisition (denominator)	8,040,000	8,040,000	8,040,000

Up to      Shares

DanDrit Biotech USA, Inc.

Common Stock

PROSPECTUS DATED                                ,

 [Alternate Page for Resale Prospectus]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                                                                                                                          Subject to Completion, Dated          , 2014

DANDRIT BIOTECH USA, INC.

Up to 1,373,457 Shares of Common Stock

This registration statement of DanDrit Biotech USA, Inc. (the “Company”) and the prospectus contained herein register the resale (the “Resale”) of an aggregate of 1,373,457 shares of our common stock (the “Resale Shares”) owned by three (3) selling security holders (the “Security Holders”) described more fully herein.

The Security Holders are offering the Resale Shares of our common stock, par value $0.0001 per share (the “Common Stock”) pursuant to this prospectus, and the registration statement of which it is a part. The Selling Shareholders will receive all of the proceeds from the sale of the Resale Shares and we will receive none of those proceeds. The Security Holders are offering our Common Stock at an initial price of $ until and unless our shares are traded on a national securities exchange or quoted on the OTCBB or OTCQB markets (which we can provide no assurance will be accomplished) and thereafter at prevailing market prices or privately negotiated prices.

The Security Holders and intermediaries through whom the Resale Shares are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Resale Shares offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Simultaneously with the offering being conducted pursuant to this prospectus, we have another concurrent offering (the “Public Offering”) of our Common Stock that will have a dilutive effect on any purchaser of Common Stock under this prospectus and the registration statement of which it is a part. We are conducting an offering pursuant to another prospectus (the “Public Offering Prospectus”), which registers the sale by the Company of up to 2,400,000 shares (the “Public Offering Shares”) of our Common Stock, which will be sold by Sunrise Securities Corp. (the “Placement Agent”). The Placement Agent is not required to sell any specific number or dollar amount of securities but will use its best efforts to sell the Public Offering Shares. If we sell all of the Public Offering Shares we are offering, we will pay to the Placement Agent up to $840,000, or 7%, of the gross proceeds received in the Public Offering; provided, however, that the Placement Agent will only receive commissions based on the gross proceeds raised from U.S. investors. In addition, we will pay non-accountable expenses of up to $120,000 or 1% of the gross proceeds received in the Public Offering; provided, however, that expenses shall only be payable based on the gross proceeds received from U.S. investors. The sales of the Public Offering Shares are not covered by this prospectus. As such, there are a total of 3,751,608 shares of our Common Stock registered for sale or resale under this and the other prospectus referred to above, although there is no guarantee that all of the shares will be sold or resold.

We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

[Alternate Page for Resale Prospectus]

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014.

[Alternate Page for Resale Prospectus]

TABLE OF CONTENTS

Page

PROSPECTUS SUMMARY	1
SUMMARY CONSOLIDATED FINANCIAL DATA	6
RISK FACTORS	9
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	23
USE OF PROCEEDS	24
DIVIDEND POLICY	25
CAPITALIZATION	26
DILUTION	27
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	28
OUR BUSINESS	37
MANAGEMENT	64
EXECUTIVE COMPENSATION	66
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	68
DESCRIPTION OF INDEBTEDNESS	70
DESCRIPTION OF SECURITIES	72
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	73
MARKET FOR OUR COMMON STOCK	74
SHARES ELIGIBLE FOR FUTURE SALE	75
RELATED PARTY TRANSACTIONS	76
SHARES REGISTERED FOR RESALE	75
PLAN OF DISTRIBUTION	79
LEGAL MATTERS	82
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	83
EXPERTS	83
WHERE YOU CAN FIND MORE INFORMATION	83

Dealer Prospectus Delivery Obligation

Until                                      , 2014 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as a placement agent and with respect to any unsold allotments or subscriptions.

[Alternate Page for Resale Prospectus]

USE OF PROCEEDS

There will not be any proceeds from the sale of the Resale Shares by the Security Holders. All proceeds from the sale of the Resale Shares will be paid directly to the selling Security Holders.

[Alternate Page for Resale Prospectus]

SHARES REGISTERED FOR RESALE

As part of this prospectus, we are registering 1,373,457 shares of Common Stock for resale, which are subject to a 180 day lock-up for sales into the public market. The shares described in the following table consist of shares of Common Stock that were issued in connection with the Share Exchange. A discussion of the material terms of this transaction are included in the subsection of this prospectus titled “Share Exchange” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company, by agreement, granted the Security Holders the right to have each Security Holder’s Common Stock registered in the event that the Company filed an initial registration statement for the sale of its securities to the public.

Concurrently with the filing of this Resale Prospectus, we are filing the Public Offering Prospectus for an initial public offering of our Common Stock. As a result, we became obligated to register the Security Holders’ shares for resale under the same registration statement.

The Security Holders do not have, nor within the past three years have any of them had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as described in the section of this prospectus titled “Related Party Transactions” and as a result of the ownership of our securities.

The following table provides certain information with respect to the Security Holders’ ownership of our securities as of February 12, 2014, the total number of securities each Security Holder may distribute under this prospectus from time to time, and the number of securities such Security Holder will own thereafter assuming no other acquisitions or dispositions of our securities. The Security Holders may distribute all, some or none of their respective securities, thus we have no way of determining the number the Security Holders it will hold after the Resale. Therefore, we have prepared the table below on the assumption that the Security Holders will sell all shares covered by this prospectus.

The Security Holders may dividend or distribute their respective shares from time to time to their shareholders or affiliates. The Security Holders may also transfer shares they own by gift, and upon any such transfer the donee would have the same right of resale as the Security Holders.

See our discussion titled “Plan of Distribution” for further information regarding the Security Holders’ method of distribution of these shares.

Security Holder Table

Name	Securities Beneficially Owned Prior to Offering (1)	Securities Being Offered	Securities Beneficially Owned After Offering (2)	% Beneficial Ownership After Offering
Sune Olsen Holding ApS (3)	777,588	777,588	0	0%
DKTI A/S (4)	555,869	555,869	0	0%
Troutman Sanders LLP (5)	40,000	40,000	0	0%
Total:	1,373,457	1,373,457	0	0%

(1)
The Security Holders listed in the table below acquired the securities being offered in connection with the Share Exchange. Percentages stated in the above table are based on a total of 7,854,945 shares of Common Stock outstanding as of February 12, 2014.

(2)	Assumes that all of the shares offered hereby are resold and that shares owned before the offering but not offered hereby are not sold.
(3)
The address of this security holder is Jagtvej 169B, 3rd Floor, DK-2100 Copenhagen, Denmark. Mr. Sune Olsen is the President. Mr. Olsen holds voting and investment control over the securities hold by the corporation.

(4)
The address of this security holder is Kigkurren 8G, 2300 Copenhagen, Denmark. Dr. Eric Leire is the Chief Executive Officer of DKTI and as such holds voting and investment control over the securities hold by the corporation.

(5)	The address of this security holder is 405 Lexington Ave., New York, NY 10174. Troutman Sanders LLP is counsel to the Placement Agent in the Offering.

[Alternate Page for Resale Prospectus]

PLAN OF DISTRIBUTION

The Security Holders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Over-the-Counter Bulletin Board, Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. These individuals may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling security holder to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

Each Security Holder may distribute the shares of which it is the owner by means of a dividend or other form of distribution, including in connection with a declaration of a dividend or distribution, reorganization, combination, consolidation and dissolution.

The Security Holder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by any selling Security Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but the maximum amount of compensation to be received by any participating FINRA member may not exceed 8%. We are required to pay certain fees and expenses incurred by us incident to the registration of the Resale Shares.

Since each of the Security Holders may be deemed to be an “underwriter” within the meaning of the Securities Act, each Security Holder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. There is no underwriter or single coordinating broker acting in connection with the proposed sale of the Resale Shares by the Security Holders.

We agreed to keep this prospectus and the registration statement which this prospectus forms a part effective until the earlier to occur of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all the Resale Shares, to the extent the Security Holders have distributed the Resale Shares to its respective shareholders, by its respective shareholders, without volume or manner of sale restrictions during a three month period without registration or (ii) all of the Resale Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by any person. We will make copies of this prospectus available to the Security Holders and have informed the Security Holders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

[Alternate Page for Resale Prospectus]

LEGAL MATTERS

Validity of the securities offered by this prospectus will be passed upon for us by Richardson & Patel, LLP, New York, New York.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Putnam historically retained Raich Ende Malter & Co. LLP (“Raich”) as its principal accountant. In connection with the closing of the Share Exchange, we terminated Raich and retained Gregory & Associates, LLC (“Gregory”) as our principal accountant. Our Board of Directors approved the change.

Raich’s reports on the financial statements for the years ended March 31, 2013 and 2012 included in the Form 10-K for the year ended March 31, 2013 as filed with the SEC did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that their reports included disclosure of uncertainty regarding Putnam’s ability to continue as a going concern.

From inception through February 14, 2014, Putnam had no disagreements with Raich on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Putnam had not consulted with Gregory on any matter prior to the Share Exchange.

We have authorized Raich to respond fully to the inquiries of Gregory concerning any matters discussed above. We have provided Raich with a copy of the above statements. We have requested that Raich furnish us with a letter addressed to the SEC stating whether Raich agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of such letter from Raich is filed as an exhibit to the registration statement of which this prospectus forms a part.

EXPERTS

The audited financial statements of DanDrit Denmark as of December 31, 2012 and December 31, 2011 included in this prospectus have been audited by Gregory & Associates, LLC, who is an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The audited financial statements of Putnam as of March 31, 2013 and March 31, 2012 included in this prospectus have been audited by Raich Ende Malter & Co. LLP, who is an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

 [Alternate Page for Resale Prospectus]

Up to         Shares

DanDrit Biotech USA, Inc.

Common Stock

PROSPECTUS DATED                             ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses payable by us in connection with the sale of the securities being registered. All such costs and expenses shall be borne by us. Except for the SEC registration fee, all the amounts shown are estimates.

	Amount to be Paid
SEC registration fee	$2,661.95
Legal fees and expenses		(1)
Accounting fees and expenses		(1)
Printing and miscellaneous expenses		(1)
Total		(1)

(1) To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

DanDrit’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

DanDrit’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 15. Recent Sales of Unregistered Securities

For the period January 18, 2011 (Inception) to March 31, 2013, professional fees of $38,225 were paid on behalf of the Company by Sunrise Financial Group Inc. (“SFG”). The President of SFG was the Company’s former President and sole stockholder. As of March 31, 2013, the outstanding balance of $38,235 for professional fees paid by SFG and amounts advanced to the Company are reported as loan payable - related party. These funds were advanced interest free and are unsecured. There is no written or oral agreement in effect with respect to the SFG Advances, provided, that the Company intends to attempt to reimburse the SFG Advances at the time of the closing of a business combination; however, there is no assurance that the Company will reimburse SFG.

On May 26, 2011, the Company issued an aggregate of 5,000,000 shares of Common Stock to NLBDIT 2010 Services, LLC (“NLBDIT Services”) for an aggregate purchase price of $25,000 pursuant to the terms and conditions set forth in that certain common stock purchase agreement (the “NLBDIT Services CSPA”). The Low Trust owns 100% of the outstanding membership interests of NLBDIT Services and may be deemed to beneficially own the shares of Common Stock held of record by NLBDIT Services. Nathan Low, a principal of our majority shareholder prior to the Share Exchange, is the family trustee of the Low Trust and has voting and dispositive control over any securities owned of record or beneficially by the Low Trust. Therefore, Mr. Low may be deemed to beneficially own the shares of Common Stock held of record by NLBDIT Services and beneficially by the Low Trust. The Company issued these shares of Common Stock under the exemption from registration provided by Section 4(a)(2) of the Securities Act.

On June 3, 2011, the Company issued a note (the “NLBDIT Enterprises Note”) in favor of NLBDIT 2010 Enterprises, LLC (“NLBDIT Enterprises”) pursuant to which the Company agreed to repay NLBDIT Enterprises the sum of any and all amounts that NLBDIT Enterprises may advance to the Company (the “Principal Amount”) on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). NLBDIT Enterprises is wholly owned by the Low Trust. Nathan Low, a principal of our majority shareholder prior to the Share Exchange, is the family trustee of the Low Trust and a principal of NLBDIT Enterprises. Interest accrues on the outstanding Principal Amount of the NLBDIT Enterprises Note on the basis of a 360-day year from June 3, 2011 until paid in full at the rate of six percent (6%) per annum. The lender has agreed to forego all accrued and unpaid interest through August 20, 2012. At September 30, 2013, $1,339 of accrued interest was payable.

During the year ended March 31, 2012, Putnam made loans of $6,525 and $6,694 to Iron Sands Corp. and Trenton Acquisition Corp., respectively. NLBDIT 2010 Services, LLC is the only subscriber of the common stock of both Iron Sands Corp. and Trenton Acquisition Corp. As of March 31, 2013, the outstanding receivable of $13,219 is reported as loans receivable - related parties. The loans are unsecured, non-interest bearing and have no stipulated repayment terms.

On December 1, 2011 DanDrit Denmark borrowed $1,500,000 and issued 6% convertible bonds. The bonds may not be converted during the four weeks following the publication of the annual report. The bond may not be repaid until the bonds expiration on November 30, 2014. The bonds shall not accrue interest after expiration. The bonds and related accrued interest are convertible into common share of the Company at an initial rate of $9.58 per common share.

Sune Olsen Holding ApS

On January 18, 2013, DanDrit Denmark took a loan (the “January 2013 Loan”) of DKK 1,000,000 equivalent to approximately USD $182,800 (based on the currency exchange rate of $1.00 = DKK 5.4679). The January 2013 Loan carries an interest of 6% per year, with the loan to be repaid in full by the end of calendar year 2013.

On March 31, 2013 DanDrit Denmark took a loan (the “March 2013 Loan”) of DKK 761,967.13 equivalent to approximately USD 139,350 (based on the currency exchange rate of $1.00 = DKK 5.4679). The March 2013 Loan carries an interest of 6% per year, with the loan to be repaid in full by the end of calendar year 2014.

On April 12, 2013, Sune Olsen Holdings ApS paid debt to Symbion of DKK 4,171,771 in payables equivalent to approximately USD 762,950. The 4,171,771DKK balance will accrue interest at 5% from April 12, 2013 until repaid. The loan is payable on demand.

On June 20, 1013, Sune Olsen Holdings ApS paid debt to Lett Law Firm of DKK 1,500,000 in payables equivalent to USD 274,300. The DKK 1,500,000 will accrue interest at 5% per year. The loan is payable on demand.

On August 15, 2013 DanDrit Denmark took a loan of DKK 750,000 equivalent to approximately USD 137,100 (based on the currency exchange rate of $1.00 = DKK 5.4679). The loan carries an interest of 5% per year, with the loan to be repaid in full by the end of calendar year 2014. The loan may be terminated by Sune Olsen Holding ApS by three months’ prior written notice.

As of September 30, 2013 the total debt due to Sune Olsen Holding ApS, including accrued interest, was DKK 9,641,065 (approximately USD 1,763,212) (based on the currency exchange rate of $1.00 = DKK 5.4679). On the December 16, 2013 the full amount was converted into 184,051 shares in DanDrit Denmark.

DanDrit Denmark has received a loan facility from Sune Olsen Holding ApS ensuring financing until new equity has been brought in. Under the loan facility DanDrit Denmark has received the following amounts: On November 11, DKK 1,500,000, on November 20, 2013 DKK 405,000, on December 2, 2013 DKK 900,000, in total DKK 2,805,000. The loans are to be repaid May 1, 2014 and each carry an interest of 5% per year.

DanDrit Denmark has received a loan from Sune Olsen ensuring financing until new equity has been brought in. The loan in the amount of DKK 1,000,000 was issued on December 20, 2013. The loan is to be repaid May 1, 2014 and carries an interest of 5% per year.

DKTI A/S

On August 2, 2012 DanDrit Denmark entered into a loan facility of DKK 5,000,000 with DKTI A/S. As of October 31, 2013 the principal, amount including accrued, was DKK 5,043,802 (approximately USD 922,439). On December 16, 2013 the loan, including accrued interest, was converted into 96,288 shares in DanDrit Denmark.

As of October 31, 2013, DanDrit Denmark had a $1,500,000 convertible bond issued to DKTI A/S. The principal amount including accrued interest was USD 1,672,455 as of October 31, 2013. On December 16, 2013 the convertible bond, including accrued interest, was converted into 174,578 shares in DanDrit Denmark.

Service Issuances

On February 11, 2014 the Company issued a total of 40,000 shares of its Common Stock to its legal counsel in consideration for legal services in connection with the filing of the registration statement of which this prospectus is a part.

On February 11, 2014 the Company entered into that certain Consulting Agreement with Paseco ApS (the “Consultant”), whereby the Company agreed to issue the Consultant or its designees 1,400,000 shares of the Company’s Common Stock in consideration of advisory and consulting services provided by the Consultant in connection with the Share Exchange and the filing of the registration statement of which this prospectus is a part.

Share Exchange

On February 12, 2014, the Company signed and closed the transactions contemplated by a Share Exchange Agreement (the "Share Exchange Agreement"), by and among DanDrit USA (formerly known as Putnam Hills Corp.), Dandrit Denmark and N.E. Nielsen, as the representative of the shareholders of DanDrit Denmark, pursuant to which the holders of approximately 97% of the issued and outstanding capital stock of DanDrit Denmark (the “DanDrit Consenting Holders”) agreed to exchange an aggregate of 3,879,624 equity interests of Dandrit Denmark for 5,814,945 shares of DanDrit USA (the “Share Exchange”) and as a result of which Putnam would become the parent of DanDrit Denmark. Following the closing of the Share Exchange, in accordance with Section 70 of the Danish Companies Act and the Articles of Association of Dandrit Denmark, DanDrit USA will offer to any Dandrit Denmark shareholder that has not consented to the Share Exchange (the “Non-Consenting Shareholders”) and therefore has not exchanged such Dandrit Denmark shareholder’s equity interests in DanDrit Denmark for shares of DanDrit USA, the pro rata portion of the number of shares of DanDrit USA such DanDrit Denmark shareholder would have been entitled to if such DanDrit Denmark shareholder had consented to the Share Exchange, up to an aggregate of 6,000,000 shares of DanDrit USA, including those issued to the DanDrit Consenting Holders at closing. Any remaining shares of DanDrit USA that have not been issued to the Dandrit Consenting Shareholders at the closing, or to the Non-Consenting Shareholders following the closing, shall be distributed pro rata among the shareholders of DanDrit Denmark that have received shares of DanDrit USA based on the number of shares of DanDrit USA issued to such shares of DanDrit Denmark in connection with the Share Exchange and the Share Exchange Agreement.

Upon the closing of the Share Exchange, DanDrit USA and the its majority shareholder immediately prior to the closing agreed to cancel up to 4,400,000 share of common stock. In addition, following the closing of the Share Exchange, the wholly owned subsidiary of the company formed solely for the purposes of changing the company’s name, Dandrit Biotech USA, Inc., merged with and into the company and the company adopted the name of its wholly owned subsidiary “DanDrit Biotech USA, Inc.”

DanDrit USA owns approximately 97% of the outstanding equity interests of DanDrit Denmark. As a result of the Share Exchange, we changed our management and reconstituted our board of directors. As of the effective time of the Share Exchange, Samir Masri, the Chief Executive Officer, Chief Financial Officer, President, Secretary and sole director of Putnam resigned as the sole officer and director of the company and appointed NE Nielsen, Dr. Jacob Rosenberg, Dr. Eric Leire, Aldo Petersen and Robert E. Wolfe as directors of Putnam, and Dr. Eric Leire as Chief Executive Officer and President and Mr. Wolfe as Chief Financial Officer.

We believe that the above issuances of securities were exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act or Regulation S promulgated under the Act.

Item 16. Exhibits

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16 by reference.

Item 17. Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

 (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increases or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gentofte, Denmark, on the 14th day of February, 2014.
DANDRIT BIOTECH USA, INC.

By:	/s/ Dr. Eric Leire	By:	/s/ Robert E. Wolfe
	Dr. Eric Leire		Robert E. Wolfe
	Chief Executive Officer		Chief Financial Officer
	(Principal Executive Officer)		(Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Eric Leire and Robert E. Wolfe or their respective true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on February 14, 2014.

Signature	Title	Date

/s/ Dr. Eric Leire	Chief Executive Officer and Director	February 14, 2014
Dr. Eric Leire	(Principal Executive Officer)

/s/ Robert E. Wolfe	Chief Financial Officer and Director	February 14, 2014
Robert E. Wolfe	(Principal Accounting Officer)

/s/ NE Nielsen	Chairman of the Board	February 14, 2014
NE Nielsen

/s/ Dr. Jacob Rosenberg	Director	February 14, 2014
Dr. Jacob Rosenberg

/s/ Aldo Michael Noes Petersen	Director	February 14, 2014
Aldo Michael Noes Petersen

Exhibit Index

Exhibit No.	Description
1.1	Form of Placement Agent Agreement.*

2.1	Share Exchange Agreement dated February 12, 2014. **

2.2	Share Cancellation Agreement dated February 12, 2014. **

3.1	Certificate of Incorporation. (1)

3.2	Bylaws.(1)

3.3	Articles of Association of DanDrit Denmark, as amended, dated February 26, 2004. **

3.4	Certificate of Ownership and Merger, dated February 12, 2014. **

4.1	Form of Common Stock Certificate.*

5.1	Form of Opinion of Richardson and Patel, LLP.*

10.1	Intellectual Property Assignment by and between DanDrit Denmark and Alexei Kirkin dated June 5, 2002. **

10.2	Collaboration Agreement by and between DanDrit Denmark and National Cancer Centre of Singapore Pte Ltd dated November 11, 2008. **

10.3	Master Services Agreement by and between DanDrit Denmark and Aptiv Solutions (UK) Ltd dated October 11, 2011. **

10.4	Employment Agreement by and between DanDrit Denmark and Dr. Eric Leire dated February 5, 2012.**

10.5	Box Packing and Moving Agreement by and between DanDrit Denmark and Bryde & Sonner A/S dated May 23, 2012. **

10.6	Debt Instrument by and between DanDrit Denmark and Sune Olsen Holding ApS dated March 31, 2013. **

10.7	Lease Agreement by and between Symbion A/S and DanDrit Denmark dated July 8, 2013. **

10.8	Lease Agreement by and between Ordnung ApS and DanDrit Denmark. **

10.9	Debt Instrument by and between DanDrit Denmark and Sune Olsen Holding ApS dated January 17, 2014. **

10.10	Early Access Agreement by and between DanDrit Denmark and Impatients, N.V. dated December 20, 2013. **

10.11	Consultancy Agreement by and between DanDrit Denmark and Dina Rosenberg dated February 4, 2014. **

10.12	Consulting Agreement by and between DanDrit Denmark and Paseco ApS dated February 11, 2014. **

10.13	DanDrit Biotech USA, Inc. 2014 Equity Incentive Plan**

14.1	Code of Ethics.(2)

16.1	Letter from Raich Ende Malter & Co. LLP, dated February 14, 2014, to the SEC.**

21.1	List of Subsidiaries. **

23.1	Consent of Raich Ende Malter & Co. LLP. **

23.2	Consent of Gregory & Associates, LLC. **

23.3	Consent of Richardson & Patel LLP (included in Exhibit 5.1).*

24.1	Powers of Attorney of the Directors and Officers of the Registrant (included in signature pages). **

*	To be filed by amendment.
**	Filed herewith.
(1)	Filed as an exhibit to the Company’s Form 10 filed with the SEC on August 12, 2011 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC on July 17, 2012 and incorporated herein by reference.